     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1997

                                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

                                ---------------

                           NOVASTAR FINANCIAL, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                        1900 WEST 47TH PLACE, SUITE 205
                              WESTWOOD, KS 66205
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               SCOTT F. HARTMAN
         CHAIRMAN OF THE BOARD, SECRETARY AND CHIEF EXECUTIVE OFFICER
                           NOVASTAR FINANCIAL, INC.
                        1900 WEST 47TH PLACE, SUITE 205
                              WESTWOOD, KS 66205
                                (913) 362-1090
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
    W. LANCE ANDERSON      PHILLIP R. POLLOCK, ESQ.     PETER T. HEALY, ESQ.
   PRESIDENT AND CHIEF           TOBIN & TOBIN          O'MELVENY & MYERS LLP
    OPERATING OFFICER       ONE MONTGOMERY STREET,     EMBARCADERO CENTER WEST
 NOVASTAR FINANCIAL, INC.        15TH FLOOR              275 BATTERY STREET,
  1900 WEST 47TH PLACE,     SAN FRANCISCO, CA 94104          26TH FLOOR
       SUITE 205               (415) 433-1400          SAN FRANCISCO, CA 94111
   WESTWOOD, KS 66205                                      (415) 984-8833
    (913) 362-1090

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      At any time and from time to time after the effective date of this
                            Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE
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                                             PROPOSED        PROPOSED
                                             MAXIMUM          MAXIMUM
  TITLE OF SECURITIES      AMOUNT BEING   OFFERING PRICE     AGGREGATE        AMOUNT OF
    BEING REGISTERED      REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
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Common Stock, $.01 par
 value.................  3,450,000 shares     $18.00        $62,100,000        $18,818

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(1) Includes 450,000 shares that the Underwriters have the option to purchase solely to cover over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(a).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                            NOVASTAR FINANCIAL, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                    OR REGISTRATION STATEMENT OF INFORMATION
                             REQUIRED BY ITEMS 1-29
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

 NO.         FORM S-11 CAPTION          CAPTION IN PROSPECTUS OR PAGE REFERENCE
 ---         -----------------          ---------------------------------------
   1 Forepart of Registration
      Statement and Outside Front       Forepart of Registration Statement;
      Cover Page of Prospectus.......   Outside Front Cover Page of Prospectus
   2 Inside Front and Outside Back
      Cover Pages of Prospectus......   Inside Front Cover Page of Prospectus;
                                        Outside Back Cover Page; Available
                                        Information
   3 Summary Information, Risk
      Factors and Ratio of Earnings     Prospectus Summary; The Company; Risk
      to Fixed Charges...............   Factors; Selected Financial Data
   4 Determination of Offering          Outside Front Cover Page of
      Price..........................   Prospectus; Risk Factors; Underwriting
   5 Dilution........................   Dilution
   6 Selling Security Holders........   *
   7 Plan of Distribution............   Outside Front Cover Page of
                                        Prospectus; Plan of Distribution
   8 Use of Proceeds.................   Prospectus Summary; Use of Proceeds
   9 Selected Financial Data.........   Selected Financial Data
  10 Management's Discussion and
      Analysis of Financial Condition   Management's Discussion and Analysis
      and Results of Operations......   of Financial Condition and Results of
                                        Operations
  11 General Information as to          Prospectus Summary; The Company;
      Registrant.....................   Management
  12 Policy with Respect to Certain     Business; Description of Capital
      Activities.....................   Stock; Available Information
  13 Investment Policies of             Prospectus Summary; The Company;
      Registrant.....................   Business
  14 Description of Real Estate......   *
  15 Operating Data..................   *
  16 Tax Treatment of Registration
      and its Security Holders.......   Prospectus Summary; Risk Factors;
                                        Federal Income Tax Considerations
  17 Market Price of and Dividends on
      the Registrant's Common Equity    Risk Factors; Dividend Policy and
      and Related Stockholder           Distributions; Principal
      Matters........................   Securityholders
  18 Description of Registrant's        Outside Front Cover Page of
      Securities.....................   Prospectus; Prospectus Summary;
                                        Description of Warrants; Description
                                        of Capital Stock; Federal Income Tax
                                        Considerations
  19 Legal Proceedings...............   Business; Certain Transactions

 NO.          FORM S-11 CAPTION           CAPTION IN PROSPECTUS OR PAGE REFERENCE
 ---          -----------------           ---------------------------------------
  20 Security Ownership of Certain
      Beneficial Owners and               Outside Front Cover Page of
      Management.......................   Prospectus; Management; Principal
                                          Securityholders
  21 Directors and Executive Officers..   The Company; Management
  22 Executive Compensation............   The Company; Management
  23 Certain Relationships and Related    Risk Factors; Management; Certain
      Transactions.....................   Transactions
  24 Selection, Management and Custody
      of Registrant's Investments......   Risk Factors; Business; Management
  25 Policies with Respect to Certain     Risk Factors; Management
      Transactions.....................
  26 Limitations of Liability..........   The Company; Management; Description
                                          of Capital Stock
  27 Financial Statements and             Index to Financial Statements
      Information......................
  28 Interests of Named Experts and       Legal Matters; Experts
      Counsel..........................
  29 Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities..................   Underwriting
  30 Quantitative and Qualitative
      Disclosures About Market Risk....   *

--------
* Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 29, 1997

PROSPECTUS
                                3,000,000 SHARES

                            NOVASTAR FINANCIAL, INC.

                                  COMMON STOCK

  NovaStar Financial, Inc. ("NovaStar" or "the Company") is a self-advised and self-managed specialty finance company which: (i) originates, acquires, and services single family residential subprime mortgage loans; (ii) leverages its assets using bank warehouse lines and repurchase agreements; (iii) will issue collateralized debt obligations to finance its subprime mortgage loans in the long-term; (iv) purchases high quality mortgage securities in the secondary mortgage market; and (v) manages the resulting combined portfolio of mortgage assets (the "Mortgage Assets") in a tax-advantaged Real Estate Investment Trust ("REIT") structure.

  Prior to this Offering, there has been no market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $16.00 and $18.00 per share. See "Underwriting" for a discussion of the factors considered in determining the public offering price. Application will be made to have the Common Stock approved for quotation on the Nasdaq National Market.

                               -----------------

  See "Risk Factors" commencing on page 11 for a discussion of certain factors that should be considered by prospective purchasers of the common stock offered hereby. these risk factors include:

 . Limited Operating                    . Risk of Decrease in Net
   History of the Company                 Interest Income Due to
   and Net Losses Incurred                Interest Rate Fluctuations;
                                          Prepayment Risks of Mortgage Assets
 . Dependence on Key
   Personnel                            . Risks of Failing to
                                          Effectively Hedge Against Interest
 . Risk of Adverse Effect                 Rate Changes; Risks of Losses
   on Earnings of                         Associated with Hedging; Counterparty
   Forgivable Notes                       Risks

 . Consequences of Failure              . Risk of Loss on Single
   to Maintain REIT Status;               Family Mortgage Assets
   Company Subject to Tax
   as a Regular Corporation             . Ability to Acquire Mortgage Assets at
                                          Yields Which are Favorable Relative
 . Changes in Interest Rates              to Borrowing Costs, Competition and
                                          Supply
 . Competition
                                        . Restrictions on Ownership of Capital
 . Availability of Funding                Stock; Anti-Takeover Effect
   Sources

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                               Price to Underwriting Proceeds to
                                                Public  Discount(1)  Company(2)
--------------------------------------------------------------------------------
Per Share....................................    $         $            $
--------------------------------------------------------------------------------
Total........................................  $         $            $

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(1) The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $500,000.
(3) The Company has granted the Underwriters an option exercisable within 30 days after the date of this Prospectus to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions set forth above to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $   , $    and    , respectively. See "Underwriting".

                               -----------------

  The Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery for the shares of Common Stock will be made
through the Depository Trust Company on or about       , 1997.

Stifel, Nicolaus & Company                                 Montgomery Securities
      Incorporated

      , 1997

                NOVASTAR OFFICE AND ACCOUNT EXECUTIVE LOCATIONS

            MAP OF THE UNITED STATES (LOWER 48), INCLUDING MARKINGS

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................    3
 The Company...............................................................    3
 Management................................................................    4
 Executive Officers........................................................    4
 Other Senior Officers.....................................................    4
 Business Strategies and Advantages........................................    5
 Mortgage Lending Strategies...............................................    5
 Portfolio Management Strategies...........................................    6
 Competitive Advantages....................................................    6
 Structural Benefits.......................................................    6
 Dividend Policy, Distributions and Reinvestment...........................    7
 Risk Factors..............................................................    8
 The Offering..............................................................    9
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA..............................   10
RISK FACTORS...............................................................   11
 Risks Associated with the Company's Overall Enterprise....................   11
 Risks Associated with Subprime Mortgage Lending Operation.................   12
 Risks Associated with the Acquisition and Management of a Portfolio of
  Mortgage Assets..........................................................   15
 Risks Associated with an Investment in the Common Stock in the Offering...   22
THE COMPANY................................................................   25
USE OF PROCEEDS............................................................   25
DIVIDEND POLICY AND DISTRIBUTIONS..........................................   25
DIVIDEND REINVESTMENT PLAN.................................................   26
DILUTION...................................................................   27
CAPITALIZATION.............................................................   28
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA.............................   29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   30
 Overview.................................................................   30
 Financial Condition as of June 30, 1997..................................   31
 Results of Operations--Six Months Ended June 30, 1997....................   32
 Liquidity and Capital Resources..........................................   36
BUSINESS..................................................................   38
 Mortgage Lending Operation...............................................   38
 Portfolio Management.....................................................   45
MANAGEMENT................................................................   54
 Directors and Executive Officers.........................................   54
 Terms of Directors and Officers..........................................   56
 Committees of the Board..................................................   56
 Compensation of Directors................................................   57
 Compensation Committee Interlocks........................................   57
 Executive Compensation...................................................   57
 Stock Option Grants......................................................   59
PRINCIPAL SECURITYHOLDERS.................................................   63
CERTAIN TRANSACTIONS......................................................   65
FEDERAL INCOME TAX CONSIDERATIONS.........................................   67
DESCRIPTION OF CAPITAL STOCK..............................................   76
DESCRIPTION OF WARRANTS...................................................   81
UNDERWRITING..............................................................   83
LEGAL MATTERS.............................................................   85
EXPERTS...................................................................   85
AVAILABLE INFORMATION.....................................................   85
GLOSSARY..................................................................   86
CONSOLIDATED FINANCIAL STATEMENTS.........................................  F-1

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANASACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES IN THE OPEN MARKET, OVERALLOTMENTS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing in this Prospectus. Certain capitalized and other terms used herein shall have the meanings assigned to them in the Glossary. Unless the context otherwise requires, references to the "Company" herein shall include REIT-qualifying subsidiaries or taxable subsidiaries through which the Company may carry on its business. The Company's current taxable subsidiaries include NFI Holding Corporation ("Holding"), which owns NovaStar Mortgage, Inc. ("NMI"), also considered a taxable subsidiary. NMI serves as a vehicle for loan origination--a primary source of Mortgage Assets for the Company. "NFI" used herein shall refer to the REIT as a stand alone entity. NFI manages the Mortgage Assets of the Company. All information in the Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised.

                                  THE COMPANY

  NovaStar Financial, Inc. is a specialty finance company which:

    (i) originates, acquires, and services single family residential subprime mortgage loans;

    (ii) leverages its assets using bank warehouse lines and repurchase agreements;

    (iii) will issue collateralized debt obligations to finance its subprime mortgage loans in the long-term;

    (iv) purchases high quality mortgage securities in the secondary mortgage market; and

    (v) manages the resulting combined portfolio of Mortgage Assets in a tax-advantaged REIT structure.

  The Company was incorporated and initially capitalized on September 13, 1996. As a result of a private placement offering on December 9, 1996, the Company received net proceeds of $47 million (the "Private Placement"). The entities shown below contributed, directly or through clients advised by them, the majority of the capital raised through the Private Placement.

                                                              AMOUNT    PERCENT
                                                             INVESTED   OF TOTAL
                                                            ----------- --------
   General Electric Capital Corporation.................... $10 million    20%
   Wellington Management Company...........................  10 million    20
   Lindner Dividend Fund...................................  10 million    20
   Wallace R. Weitz & Company..............................   5 million    10
   Affiliate of First Union National Bank..................   3 million     6

  The Company originates subprime residential mortgage loans through a nationwide network of unaffiliated wholesale loan brokers and correspondents and purchases bulk pools of closed loans. For the six months ended June 30, 1997, the Company originated $90 million in subprime mortgage loans, including $28.5 million in the month of June.

  The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the Company is generally not subject to federal income tax to the extent that it distributes its earnings to stockholders and maintains its qualification as a REIT. See "Federal Income Tax Considerations." The Company has elected REIT status primarily for the tax advantages associated with that structure. Management believes the REIT structure is the most desirable for owning Mortgage Assets due to the elimination of corporate-level income taxation. In addition, because the Company is not structured as a traditional lender which accepts deposits, it is subject to substantially less regulatory oversight and incurs lower compliance expenses compared to banks, thrifts and many other originators or holders of Mortgage Assets. The Company is self-advised and self-managed.

                                   MANAGEMENT

EXECUTIVE OFFICERS

  Scott F. Hartman, Chairman and Chief Executive Officer, is a former executive officer of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc. ("Dynex"), a New York Stock Exchange REIT with assets of over $4 billion. From February 1995 to May 1996, Mr. Hartman managed Dynex's multi-billion dollar mortgage investment portfolio and loan securitization program. Mr. Hartman oversaw the securitization and other financing of Dynex's originated mortgages and purchased mortgage securities, including CMO securitization, repurchase and other secured funding and the development and execution of hedging strategies.

  W. Lance Anderson, President and Chief Operating Officer, is also a former executive officer of Dynex. From February 1994 to May 1996, Mr. Anderson served as president of Dynex's single family mortgage loan affiliate, Saxon Mortgage, Inc. ("Saxon") which became one of the leading wholesale originators of subprime residential mortgage loans in the United States. Prior to becoming President of Saxon, Mr. Anderson served as Executive Vice President in charge of sales, marketing, underwriting and operations. Mr. Anderson spent over seven years at Dynex where he was responsible for the start-up of the single family mortgage operation in 1989, building it from a five-person company to become the fourth largest conduit in the country with annual fundings in excess of $5 billion in a matter of four years. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993 and by the end of 1994 had established it as one of the five largest originators of subprime mortgage loans in the country with annual originations in excess of $1 billion.

  Mark J. Kohlrus, Senior Vice President, Treasurer and Chief Financial Officer, was previously in the Financial Services practice of KPMG Peat Marwick LLP.

OTHER SENIOR OFFICERS

  James H. Anderson, Senior Vice President and National Sales Manager, was most recently President of his own marketing consulting firm. Prior to that, he was Regional Vice President of Marketing for Saxon Mortgage, Inc.

  Manuel X. Palazzo, Senior Vice President and Chief Credit Officer, was most recently Senior Vice President of Credit and Administration for Long Beach Mortgage Company. Mr. Palazzo has been involved in the consumer finance industry since 1972.

  Christopher S. Miller, Senior Vice President and Servicing Manager, previously managed the collection operations of Option One Mortgage Corporation.

  See "Management" for further information regarding management of the Company.

                       BUSINESS STRATEGIES AND ADVANTAGES

  There are two general aspects to the business of the Company: (i) mortgage lending, primarily in the subprime market; and (ii) management of a portfolio of Mortgage Assets, including Mortgage Assets originated through the lending operation of the Company and acquired through secondary market purchases.

MORTGAGE LENDING STRATEGIES

  In its mortgage lending operation, the Company follows the strategies listed below.

  . The Company uses its sales force to establish a nationwide network of unaffiliated loan brokers and correspondents and competes for their origination volume by offering subprime mortgage products at competitive prices delivered with superior customer service. Management of the Company believes that this network allows the Company to create investments at more attractive prices than are available through secondary market purchases. As of June 30, 1997, the Company's mortgage lending operation had a staff of 47, including 17 account executives organized in three regions throughout the United States.

  . Focus is placed on originating mortgage loans that have adjustable rates in order to mitigate interest rate risk. For the six months ended June 30, 1997, 90 percent of the Company's wholesale mortgage loan originations had adjustable rates. As of June 30, 1997, 81 percent of its mortgage loan portfolio had adjustable rates.

  . Prepayment penalties, generally through a loan's first two years, are emphasized in the Company's mortgage loan originations to protect the Company from the impact of early prepayments on loans purchased at a premium. For the six months ended June 30, 1997, 82 percent of wholesale mortgage loan originations had prepayment penalties. As of June 30, 1997, 63 percent of its mortgage loan portfolio had prepayment penalties.

  . Centralized loan underwriting, appraisal evaluation, loan funding and loan pricing are used to maintain tight control over risks and expenses.

  . Emphasis is placed on the use of early intervention, aggressive collection and loss mitigation techniques in the servicing process designed to manage and reduce delinquencies and minimize losses in its mortgage loans portfolio. The Company has put in place an experienced management team and staff to service its mortgage loans.

  Since inception, the Company has concentrated on obtaining high quality professionals and developing the infrastructure for its wholesale loan origination operation. The Company originated its first loan in February 1997 and has increased its loan production during 1997 as shown below.

                                                  WHOLESALE LOAN ORIGINATIONS
                                                  -------------------------------
                                                    NUMBER       PRINCIPAL
                                                   OF LOANS        AMOUNT
                                                  -------------------------------
                                                                   (IN THOUSANDS)
     February....................................         17  $             2,941
     March.......................................         51                9,747
     April.......................................        132               19,219
     May.........................................        173               29,964
     June........................................        204               28,509
                                                    --------  -------------------
     1997 year-to-date...........................        577  $            90,380
                                                    ========  ===================

  During the six months ended June 30, 1997, the Company also acquired Mortgage Assets through the acquisition of bulk pools of mortgage loans and agency-issued Mortgage Securities with aggregate principal amounts of $207.2 million and $370.6 million, respectively.

PORTFOLIO MANAGEMENT STRATEGIES

  In its portfolio management, the Company:

  . acquires mortgage securities and mortgage loans which satisfy the Company's requirements for its overall asset/liability strategy;

  . borrows funds under repurchase agreements and its warehouse line of credit to finance subprime mortgage originations and acquisitions and mortgage securities acquisitions;

  . will issue debt obligations securitized by mortgage loans to provide long-term non-recourse financing;

  . monitors interest rate sensitivity through progressive analytical techniques and mitigates interest rate risk by using various hedging techniques to match the cost and terms of funding sources with that of the yield and terms of Mortgage Assets; and

  . adheres to its Capital Allocation Guidelines ("CAG") in the application of equity and debt financing to acquire Mortgage Assets.

  The Company uses a combination of equity and borrowings to finance its acquisition of Mortgage Assets. All investments are evaluated in the context of the CAG and investment policy, both of which have been approved by the Board of Directors. The Company will use leverage to enhance the return to stockholders. The CAG detail the borrowing limits to be used given the composition of Mortgage Assets. Management focuses on the CAG to determine the appropriate amount of equity and borrowings to balance the risks and returns associated with potential investments and the existing portfolio. Until the Company is fully leveraged, the Company will not reach its full earnings potential. During the six month period ended June 30, 1997, the Company has operated with a substantial amount of excess or available capital, according to its CAG.

COMPETITIVE ADVANTAGES

  The Company's principal competition in the business of originating, acquiring and servicing subprime mortgage loans are financial institutions such as banks, thrifts and other independent wholesale mortgage lenders, and certain other mortgage acquisition companies structured as REITs. The Company's principal competition in the business of holding mortgage loans and Mortgage Securities are life insurance companies, institutional investors such as mutual funds and pension funds, other well-capitalized publicly-owned mortgage lenders and certain other mortgage acquisition companies structured as REITs. The Company anticipates that it will be able to effectively compete due to its:

    (i) experienced management team;

    (ii) tax advantaged status as a REIT;

    (iii) vertical integration as originator, servicer and investor;

    (iv) freedom from certain regulatory-related administrative and oversight costs;

    (v) direct access to capital markets to securitize its assets; and

    (vi) cost-efficient operations.

STRUCTURAL BENEFITS

  The REIT tax status is a primary distinction between the Company and many other subprime mortgage originators. The Company will attempt to maximize its after-tax return advantage over non-REIT financial companies by holding Mortgage Assets and earning REIT-qualifying income over time through the Company.

  Generally, the Company does not intend to sell its mortgage loan production in order to realize gain on sale for financial accounting or tax reporting purposes. Rather, the Company intends to finance its mortgages through structured debt vehicles where the emphasis is on earning net interest income and not taking gain on the sale of assets. The Company's strategy is to build and hold a portfolio of Mortgage Assets for investment that generates a net interest margin over time and allows the Company to take full advantage of its REIT status. While selling mortgage loans presents greater earnings and taxable income during the period of production (assuming constant portfolio assumptions) due to the current income recognition of the present value of future cash flows, management believes that over the long term the Company will produce a tax-advantaged stream of income and a more stable dividend flow to stockholders because its earnings will be dependent on the size of the Company's portfolio of Mortgage Assets, rather than on its quarterly mortgage loan production level. The accounting for gain on sale presents, as current income, the present value of expected future cash flows from the mortgage loans sold. Future performance expectations are subject to revision should actual losses, interest rates and prepayment experience differ from the assumed levels. Holding the mortgage loans as investments allows the Company to record income as interest is earned. While management intends to aggressively manage costs in all production cycles, holding the mortgage loans and recording income as interest is earned provides management the flexibility to reduce its mortgage loan production rate during periods in which management believes the market conditions for subprime mortgage loans are unattractive without necessarily experiencing an immediate decline in net income. Companies utilizing gain on sale accounting will typically experience a decline in net income during periods of declining mortgage loan origination volume.

  The Company believes it has an advantage over other mortgage REITs through its infrastructure that allows the Company to originate mortgage loans to its specifications at a total cost lower than purchasing those mortgage loans in the secondary market. Moreover, because the Company and its subsidiaries are a vertically integrated and consolidated organization, which is self-advised and self-managed, there is no potential conflicts between the interests of the mortgage lending operation and the portfolio management operation. Such conflicts can arise in REITs where the incentives and interest of management are dependent on asset size rather than return on equity or stockholder returns. Conflict may arise in entities which have external management contracts or situations where management's compensation is not directly related with the company's performance or return to stockholders. The Company's primary management incentive programs are dependent on return on equity (the annual bonus plan, of which half is paid in stock) and stock price appreciation (forgivable loans to founders and stock option plan). See "Management-- Executive Compensation."

                DIVIDEND POLICY, DISTRIBUTIONS AND REINVESTMENT

  The Company generally intends to distribute to stockholders each year substantially all of its net taxable income (which does not ordinarily equal net income as determined in accordance with generally accepted accounting principles) to qualify for the tax benefits accorded to REITs under the Code. The Company has declared dividends of $0.05 per share for each of the first and second quarters of 1997. Both of these dividends were declared on Preferred Stock. It is expected that the 1997 third quarter dividend will be declared on Preferred Stock. Subsequent to the closing of this Offering, the Company intends to declare quarterly dividends on its Common Stock.

  The Company intends to distribute any taxable income remaining after the distribution of the regular quarterly dividends annually in a special dividend on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income and financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant.

  The Company expects to adopt a dividend reinvestment plan ("DRP") for stockholders who wish to reinvest their distributions in additional shares of Common Stock. Generally, under a DRP, dividends paid with respect to shares of Capital Stock are automatically invested in additional shares of Common Stock at a discount to the then current market price. The DRP will also allow each stockholder to make additional investments in Common Stock by contributing cash to the DRP administrator (up to a specified maximum). Stockholders are not automatically enrolled in the DRP.

                              SUMMARY RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

  . Limited Operating History of the Company and Net Losses Incurred. The
    Company has not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. For the period since inception to December 31, 1996 and for the six months ended June 30, 1997, the Company has incurred net losses.

  . Dependence on Key Personnel. The Company's operations depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon the Company's business and results of operations.

  . Risk of Adverse Effect on Earnings of Forgivable Notes. In the Company's
    Private Placement, Messrs. Hartman and Anderson each acquired Units paid for by delivering to the Company promissory notes. Principal due on the notes will be forgiven by the Company if the return to Private Placement investors meets certain benchmarks. The charge against earnings resulting from forgiveness of the notes could have a material adverse effect on the Company's earnings for the related accounting period and on the amount of dividends available to be paid to shareholders of the Company including investors in this Offering.

  . Consequence of Failure to Maintain REIT Status; Company Subject to Tax as a Regular Corporation. If the Company fails to maintain its qualification as a REIT, the Company will be subject to federal income tax as a regular corporation. The Company intends to conduct its business at all times in a manner consistent with the REIT provisions of the Code.

  . Changes in Interest Rates. The profitability of the Company's subprime mortgage lending operation is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate and purchase loans in expected volumes necessary to support fixed overhead expense levels.

  . Competition. As an originator and purchaser of subprime mortgage loans, the Company will face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and certain other mortgage REITs. The increasing level of capital resources being devoted to subprime mortgage lending may increase the competition among lenders to originate or purchase subprime loans and result in either reduced interest margin on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans.

  . Availability of Funding Sources. The Company is currently dependent upon a few lenders to provide the primary credit facilities for its funding of mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on the Company's lending operations.

  . Risk of Decrease in Net Interest Income Due to Interest Rate
    Fluctuations; Prepayment Risks of Mortgage Assets. Interest rate fluctuations may affect the Company's earnings as a result of potential changes in the spread between the interest rates on its borrowings and the interest rates on its Mortgage Assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect the Company's earnings.

  . Risks of Failing to Effectively Hedge Against Interest Rate Changes;
    Risks of Losses Associated with Hedging; Counterparty
    Risks. Asset/liability management hedging strategies involve risk and may not be effective in reducing the Company's exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent the Company from effectively implementing the strategies that the Company determines, absent such compliance, would best insulate the Company from the risks associated with changing interest rates.

  . Risk of Loss on Single Family Mortgage Assets. A substantial portion of the Mortgage Assets of the Company consists of single family mortgage loans or Mortgage Securities evidencing interests in single family mortgage loans. The Company will be subject to the risk of loss on such Mortgage Assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

  . Ability to Acquire Mortgage Assets at Yields Which are Favorable Relative to Borrowing Costs, Competition and Supply. Despite management's experience in the acquisition of Mortgage Assets and its relationships with various mortgage suppliers, there can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at spreads above the Company's cost of funds.

  . Restrictions on Ownership of Capital Stock; Anti-takeover Effect. In order for the Company to meet the requirements for qualification as a REIT, the Charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.8 percent of the outstanding shares. This restriction, among others, may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

                                  THE OFFERING

Common Stock Offered by the Company(1)....  3,000,000 Shares


Common Stock to be outstanding after the
 Offering(2)..............................  6,766,665 Shares

Use of Proceeds...........................  The Company will use a portion of the proceeds to repay certain
                                            short-term borrowings. The
                                            remaining proceeds will be used to
                                            fund the Company's origination of
                                            and investment in Mortgage Assets,
                                            and for working capital.

Proposed Nasdaq National Market symbol....
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(1)Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting".
(2) Includes the conversion of 3,549,999 shares of preferred stock in connection with the Offering. Does not reflect the exercise of the 3,649,999 warrants and the 334,332 common stock options which are outstanding as of June 30, 1997. Dividend equivalent rights were granted with 45,000 of the common stock options. See "Description of Warrants" and "Management--Executive Compensation".

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             FOR THE SIX MONTHS ENDED    FOR THE PERIOD ENDED
                                  JUNE 30, 1997          DECEMBER 31, 1996(1)
                             ------------------------ --------------------------
STATEMENT OF OPERATIONS
 DATA
 Interest income...........          $  9,320                  $   155
 Interest expense..........             6,438                      --
 Net interest income.......             2,882                      155
 Provision for credit
  losses...................               718                      --
 Net interest income after
  provision for credit
  losses...................             2,164                      155
 Other income..............               213                      --
 General and administrative
  expenses.................             3,256                      457
 Net loss..................              (879)                    (302)
 Pro forma net loss per
  share(2).................             (0.21)                   (0.07)
                               AS OF JUNE 30, 1997     AS OF DECEMBER 31, 1996
                             ------------------------ --------------------------
BALANCE SHEET DATA
 Mortgage assets:
 Mortgage securities.......          $284,348                  $13,239
 Mortgage loans............           303,732                      --
 Total assets..............           601,741                   59,796
 Borrowings................           553,640                      --
 Stockholders' equity......            46,337                   46,365
                               AS OF OR FOR THE SIX
                                      MONTHS           AS OF OR FOR THE PERIOD
                               ENDED JUNE 30, 1997    ENDED DECEMBER 31, 1996(1)
                             ------------------------ --------------------------
OTHER DATA
 Wholesale loans
  originations:
 Production................          $ 90,380                      --
 Average principal balance
  per loan.................          $    157                      --
 Weighted average interest
  rate:
  Adjustable rate mortgage
   loans...................              10.0%                     --
  Fixed rate mortgage
   loans...................              10.6%                     --
 Loans with prepayment
  penalties................                82%                     --
 Weighted average
  prepayment penalty period
  (in years)...............               2.7                      --
 Loans purchased in bulk:
 Principal at purchase.....          $207,240                      --
 Average principal balance
  per loan.................          $    106                      --
 Weighted average interest
  rate:
  Adjustable rate mortgage
   loans...................               9.6%                     --
  Fixed rate mortgage
   loans...................              10.5%                     --
 Loans with prepayment
  penalties................                54%                     --
 Weighted average
  prepayment penalty period
  (in years)...............               3.0                      --
 Net interest spread.......              1.77%                     --
 Net yield.................              2.51%                     --
 Return on assets..........             (0.15)%                  (0.50)%
 Return on equity..........             (1.90)%                  (0.65)%
 Taxable income (loss)--
  NovaStar Financial,
  Inc......................          $    365                  $  (173)
 Pro forma taxable income
  (loss) per preferred
  share--NovaStar
  Financial, Inc...........          $   0.10                  $ (0.05)
 Dividends per preferred
  share(3).................          $   0.10                      --
 Number of account
  executives...............                17                      --

--------
(1) The Company was formed on September 13, 1996. Operations began in substance after the Private Placement which closed on December 9, 1996.
(2) Pro forma loss per share is based on the weighted average shares of Common Stock and preferred stock outstanding, and includes the effect of warrants and options using the treasury stock method, assuming a repurchase price per share of $17.00.
(3) No dividends have been declared on the Common Stock. The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. Actual results could differ materially from those described in the forward-looking statements as a result of the risks and uncertainties set forth below and within this Prospectus generally. The Company cautions the reader, however, that this discussion of risk factors may not be exhaustive.

RISKS ASSOCIATED WITH THE COMPANY'S OVERALL ENTERPRISE

 Limited Operating History of the Company and Net Losses Incurred

  The Company began operations in December 1996 following the closing of the Private Placement. The mortgage lending operation began in late January 1997. Accordingly, the Company has not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions and, as such, historical operating performance may be of limited relevance in predicting future performance. Although the Company has grown its assets dramatically since the beginning of operations, there can be no assurances that it will be able to continue to successfully operate its business as described in this Prospectus. In addition, management of the Company does not have extensive experience working together as a management team. The Company has incurred net losses for the period since inception to December 31, 1996 and for the six months ended June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Dependence on Key Personnel

  The Company's operations depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. Although Mr. Hartman and Mr. Anderson have both signed employment agreements, there can be no assurance that these individuals will remain employees of the Company. The loss of either of these individuals could have a material adverse effect upon the Company's business and results of operations.

 Risk of Adverse Effect on Earnings of Forgivable Notes

  In the Company's Private Placement, Messrs. Hartman and Anderson each acquired 108,333 Units at the price of $15.00 per Unit. Payment for the Units was made by delivering to the Company promissory notes, each in the amount of $1,624,995, bearing interest at eight percent per annum and secured by the Units acquired. The principal amount of the notes was divided into three equal tranches. Principal due will be forgiven by the Company if the return to Private Placement investors meets certain benchmarks as follows: one tranche will be forgiven if the Company generates a total return to the Private Placement investors equal to or greater than 15 percent in any one fiscal year and all tranches will be forgiven if the total cumulative return to Private Placement investors reaches 100 percent prior to December 31, 2001. Return to investors includes dividends paid as well as any appreciation in the average price per share of the Common Stock and the related Warrant during the period. If one tranche is forgiven, the Company will recognize a non-cash charge against earnings of $1,083,330 for the related accounting period. If the entire amount of the notes is forgiven, the Company will recognize a non-cash charge against earnings of $3,249,990. Such charges resulting from forgiveness of the notes could have a material effect on the Company's earnings for the related accounting period and on the amount of dividends available to be paid to shareholders of the Company including investors in this Offering. See "Management--Executive Compensation."

 Need for Additional Equity Financing

  To implement fully the Company's strategy to continue rapid growth in its portfolio of Mortgage Assets, the Company will be required to raise capital in addition to that raised by the Offering. Accordingly, the Company expects to undertake future equity offerings, in addition to long-term securitized debt offerings. There can be no assurance that the Company will successfully and economically raise the capital it will require through such offerings. See "Risk Factors--Risk of Potential Futures Offerings."

 Consequences of Failure to Maintain REIT Status; Company Subject to Tax as a Regular Corporation

  The Company intends, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain its qualification as a REIT for federal income tax purposes, the Company must satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders and the ownership of its stock. If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company in computing its taxable income. As a result, the Company could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Further, the Company could also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

  No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate the Company's competitive advantage over non-REIT competitors. See "Federal Income Tax Considerations--Qualification as a REIT" and "--Taxation of the Company."

 Investment Company Act Risk

  The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

 Risk of Future Revisions in Policies and Strategies by Board of Directors

  Management has established the operating policies and strategies set forth in this Prospectus as the operating policies and strategies of the Company. However, these policies and strategies may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors, without stockholder approval. The ultimate effect of these changes may be positive or negative.

RISKS ASSOCIATED WITH SUBPRIME MORTGAGE LENDING OPERATION

 Changes in Interest Rates

  The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate and purchase loans in expected volumes necessary to support fixed overhead expense levels.

 Competition

  As an originator and purchaser of subprime mortgage loans, the Company will face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and certain other mortgage REITs. As the Company expands into the national market and particular geographic markets, it will face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing.

  The subprime market is currently undergoing substantial changes. There are new entrants into the market creating a changing competitive environment. Furthermore, certain large national finance companies and prime mortgage originators have begun to implement plans to adapt their prime mortgage origination programs and allocate resources to the origination of subprime mortgage loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those which are offered by the Company and to target customers similar to those targeted by the Company. For example, the Federal Home Loan Mortgage Corporation has recently issued securities collateralized by subprime mortgage loans originated by a financial institution.

  The entrance of these competitors into the Company's market could have a material adverse effect upon the Company's results of operations and financial condition. In particular, the increasing level of capital resources being devoted to subprime mortgage lending may increase the competition among lenders to originate or purchase subprime loans and result in either reduced interest margin on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans. There can be no assurance that the Company will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on the Company's results of operations and financial condition.

 Availability of Funding Sources

  The Company finances substantially all of the mortgage loans which it originates or acquires through interim financing facilities including its bank warehouse credit line and repurchase agreements, and with equity. These borrowings have been, and will going forward be, repaid with the proceeds received by the Company from financing mortgage loans through securitization. The Company is currently dependent upon a few lenders to provide the primary credit facilities for its mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on the Company's lending operations.

 Dependence Upon Independent Brokers and Correspondents

  The Company depends upon independent mortgage loan brokers and mortgage lenders for its originations and purchases of new mortgage loans. The Company's competitors also seek to establish relationships with brokers and correspondents. The Company's future results may become more exposed to fluctuations in the volume and cost of acquiring its mortgage loans resulting from competition from other prospective purchasers of such mortgage loans.

 Legislative and Regulatory Risk

  Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of mortgage loan or principal amount. Because many of the Company's mortgage loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans offered by the Company.

  The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and will be subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The Company will also be subject to the Real Estate Settlement Procedures Act ("RESPA") and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act ("HMDA"). The Company will also be subject to the rules and regulations of, and examinations by, GNMA, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. There can be no assurance that the Company will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for the Company. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, any of which could cause a material adverse effect on the Company's profitability.

  The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations. As a mortgage lender, the Company will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

 Elimination of Lender Payments to Brokers

  Class-action lawsuits have been filed against a number of mortgage lenders alleging that such lenders have violated RESPA by making certain payments to independent mortgage brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA, and are therefore illegal. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. The Company's broker compensation programs permit such payments. Future regulatory interpretations or judicial decisions may require the Company to change its broker compensation programs or subject it to material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on the Company's results of operations, financial condition and business prospects. See "Risk Factors--Legislative and Regulatory Risk."

 Environmental Liabilities

  Certain properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that the Company is forced to foreclose on a defaulted mortgage loan on that property, the Company may be subject to environmental liabilities regardless of whether the Company was responsible for the contamination. While the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances or sources and clean up the property. The Company may also be liable to tenants and other users of neighboring properties. Such clean-up costs and liabilities may be extensive and may materially and adversely affect the Company's profitability. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean up.

RISKS ASSOCIATED WITH THE ACQUISITION AND MANAGEMENT OF A PORTFOLIO OF MORTGAGE ASSETS

 Operations Risk

  Although the Company hedges its interest rate risk, the results of the Company's Mortgage Assets portfolio operation are affected by various factors, many of which are beyond the control of the Company. The performance of the Company's Mortgage Assets portfolio depends on, among other things, the level of net interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. The Company's net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets, the geographic location of the properties securing the mortgage loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company depend, in large part, upon the ability of the Company effectively to manage its interest rate and prepayment risks while maintaining its status as a REIT. Prolonged failure to manage such risks would adversely affect the Company's profitability. See "Risk Factors--Risks of Failing to Hedge Effectively Against Interest Rate Changes; Risk of Losses Associated with Hedging; Counterparty Risks."

 Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets

  General. The Company's adjustable rate Mortgage Assets bear adjustable interest or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at short-term rates and have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. While rising short-term interest rates generally increase the yields on the Company's adjustable-rate Mortgage Assets, rising short-term rates also increase the costs of borrowings by the Company which are utilized to fund the Mortgage Assets and, to the extent such costs escalate more rapidly than the yields, the Company's net interest income may be reduced or a net loss may result. Conversely, falling short-term interest rates may decrease the interest cost on the Company's borrowings more rapidly than the yields on the Mortgage Assets and hence may increase the Company's net interest income. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets or net interest income.

  Risks Associated with Differences Between Mortgage Asset and Borrowing Characteristics. A substantial portion of all mortgage loans owned by Company have adjustable terms today or are fixed today, but will adjust at some point in the future. For instance, the Company's most popular product to date has been a mortgage with a rate fixed for two years, at which time it becomes an adjustable rate mortgage. As of June 30, 1997, all of the Company's Mortgage Securities were backed by ARMs. Interest rates on the Company's borrowings are and generally will be based on short-term indices. To the extent any of the Company's Mortgage Assets are financed with borrowings bearing interest based on or varying with an index different from that used for the related Mortgage Assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the Mortgage Assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's adjustable-rate Mortgage Assets will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or Mortgage Assets backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps that limit the amount an ARM interest rate can change during any given period. The Company's borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on the Company's ARMs and Mortgage Assets backed by ARMs would be limited by caps. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARM being deferred and added to the principal outstanding. This could result in receipt by the Company of less cash income on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, could be to lower the Company's net interest income or cause a net loss during periods of rapidly rising market interest rates, which could negatively impact the level of dividend distributions and the market price of the Company's securities. However, in such periods the Company's business strategy is designed to produce increased income and levels of dividend distributions following a lag period the length of which will depend on the extent and timing of the market interest rate increases. Conversely, in periods of declining market interest rates, the Company's net interest income may be initially increased, but following a lag period the Company's income and levels of dividend distributions may be reduced.

  Prepayment Risks. Prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of ARMs and Mortgage Assets backed by ARMs usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such ARMs and decrease when mortgage interest rates exceed the then-current interest rate on the ARMs, although such effects are not predictable. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by the ability of the borrower to convert an ARM to a fixed-rate loan and by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs may tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a rate greater than anticipated. Mortgage Securities backed by single family mortgage loans are often structured so that certain classes are provided protection from prepayments for a period of time. However, in a period of extremely rapid prepayments, during which earlier-paying classes may be retired faster than expected, the protected classes may receive unscheduled payments of principal earlier than expected and would have average lives that, while longer than the average lives of the earlier-paying classes, would be shorter than originally expected. The Company will seek to minimize prepayment risk through a variety of means, which may include (to the extent capable of being implemented at reasonable cost at various points in time) structuring a diversified portfolio with a variety of prepayment characteristics, investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protection, and balancing assets purchased at a premium with assets purchased at a discount. In addition, the Company may in the future purchase interest-only strips to a limited extent. However, no strategy can completely insulate the Company from prepayment risks arising from the effects of interest rate changes. There is also probably more uncertainty about prepayment rates on subprime mortgage loans since there is less information and historical data than exists for prime mortgage loans. Certain Mortgage Assets may consist of mortgage loans that are, and Mortgage Securities evidencing interests in, ARMs convertible to fixed-rate loans. Because converted mortgage loans are required to be repurchased by the applicable Agency or servicer, the conversion of a mortgage loan results, in effect, in the prepayment of such mortgage loan.

  Changes in anticipated prepayment rates of Mortgage Assets could affect the Company in several adverse ways. Faster than anticipated prepayment of any Mortgage Asset that had been purchased at a premium by the Company would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount. A portion of the adjustable-rate single family mortgage loans which may be acquired by the Company (either directly as mortgage loans or through Mortgage Securities backed by ARMs) will have been recently originated and will still bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus margin). In the event that such an ARM is prepaid faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM. These effects may be mitigated to the extent such ARMs were acquired at a discount.

 Risk of Failing to Hedge Effectively Against Interest Rate Changes; Risk of Losses Associated with Hedging; Counterparty Risk

  The Company's operating strategy subjects it to interest rate risks as described under "--Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets" above. The Company follows an asset/liability management program intended to protect against interest rate changes and prepayments. See "Business--Portfolio of Mortgage Assets--Interest Rate Risk Management." Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit the Company's ability to engage in asset/liability management transactions. Such federal tax laws may prevent the Company from effectively implementing hedging strategies that the Company determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates and prepayments. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income."

  The Company has purchased interest rate caps and interest rate swaps to attempt to mitigate the risk of variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. In this regard, the amount of income the Company may earn from its interest rate swaps and caps is subject to substantial limitations under the REIT provisions of the Code. The Company may hedge the risk of its borrowing costs on its variable rate liabilities increasing faster than its income, due to the effect of the periodic and lifetime caps on its Mortgage Assets, through the acquisition of (a) Qualified REIT Assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments, (b) Qualified Hedges, the income from which qualifies for the 95 percent income test, but not the 75 percent income test for REIT qualification purposes, and (c) other hedging instruments, whose income qualifies for neither the 95 percent income test nor the 75 percent income test. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income." The latter form of hedging may be accomplished through a taxable affiliate of the Company. See "Business--Interest Rate Risk Management" and "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable.

  In the event that the Company purchases interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, the Company may be forced to unwind its interest rate agreements with such provider and may take a loss on such interest rate agreements. Although the Company intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such third party risks.

 Risk of Loss on Single Family Mortgage Assets

  A substantial portion of the investment portfolio of the Company consists of single family mortgage loans or Mortgage Assets evidencing interests in single family mortgage loans. The Company will bear the risk of loss on any such Mortgage Assets it purchases in the secondary mortgage market or through its mortgage lending business. In particular, the Mortgage Securities that the Company retains from its securitizations are subordinated Mortgage Securities, are not supported by credit enhancements, are not rated and have limited liquidity. With respect to the Mortgage Securities the Company acquires in the secondary market, if such securities are either Agency Certificates or are generally structured with one or more types of credit enhancement, the credit risk to the Company will be reduced or eliminated. To the extent third parties have been contracted to provide the credit enhancement, the Company is dependent in part upon the creditworthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne by the Company.

  Prior to securitization, the Company generally does not intend to obtain credit enhancements such as mortgage pool or special hazard insurance for its single family mortgage loans, other than FHA insurance, VA guarantees and private mortgage insurance, in each case relating only to individual mortgage loans. Accordingly, during the time it holds such mortgage loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any single family mortgage loan held by the Company, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between the value of the related real property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by the Company out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

  The Company may pool and finance or sell through securitizations a substantial portion of the single family mortgage loans it acquires. In securitizations, the Company continues to bear risk of loss on the underlying mortgage loans.

  Credit risks associated with non-conforming mortgage loans, especially subprime mortgage loans, may be greater than those associated with prime mortgage loans that conform to FNMA and FHLMC guidelines. The principal difference between non-conforming subprime mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on the Company to the extent that the Company invests in such mortgage loans or securities secured by such mortgage loans.

  Many of the risks of holding subprime mortgage loans and retaining, after securitization, credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of subprime mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the mortgagee takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related Mortgage Securities. Foreclosure laws in various states may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Certain obligors on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected.

 Ability to Acquire Mortgage Assets at Yields Which Are Favorable Relative to Borrowing Costs, Competition and Supply

  The Company's net income depends, in large part, on the Company's ability to acquire Mortgage Assets at favorable spreads over the Company's borrowing costs. In acquiring Mortgage Assets, the Company competes with other REITs, securities dealers, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing Mortgage Assets. In addition, there are several mortgage REITs similar to the Company, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company.

  In addition, in fluctuating interest rate environments, the spread between ARM interest rates and interest rates on fixed-rate mortgage loans may decrease, and may cease to exist or become negative. Under such conditions, mortgagors tend to favor fixed-rate mortgage loans, thereby decreasing the supply of ARMs available to the Company for purchase. The relative availability of ARMs may also be diminished by a number of other market and regulatory considerations.

  Despite management's experience in the acquisition of Mortgage Assets and its relationships with various mortgage suppliers, there can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at spreads above the Company's cost of funds. The Company will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny the Company access to sufficient funds to carry out its business strategy and/or to increase the cost of funds to the Company.

 Risks of Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings

  General. The Company employs a financing strategy to increase the size of its Mortgage Assets portfolio by borrowing a substantial portion (which may vary depending upon the mix of the Mortgage Assets in the

Company's portfolio and the application of the Company's policies with respect to such mix of Mortgage Assets) of the market value of its Mortgage Assets. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. In addition, due to increases in haircuts (i.e., the discount from face value applied by a lender or purchaser with respect to the Company's Mortgage Securities), decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage it believes to be optimal, which may cause the Company to be less profitable than it might be otherwise.

  Risk of Failure to Refinance Outstanding Borrowings. Additionally, the ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term reverse repurchase agreements to fund Mortgage Asset originations and purchases. The Company has not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, the Company may enter into one or more of such commitment agreements in the future if deemed favorable to the Company. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Assets in which the Company's portfolio is concentrated will reduce the market value of the Mortgage Assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the assets in which the Company's liquidity capital is invested may have decreased. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets portfolio at disadvantageous prices with consequent losses, which could have a materially adverse effect on the Company's profitability and its solvency.

  A majority of the Company's borrowings are collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the Mortgage Assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of borrowings under reverse repurchase agreements generally corresponds to LIBOR or the Federal Funds rate plus or minus a spread, although most of such agreements do not expressly incorporate an index. The cost of borrowings under other sources of funding which the Company may use may refer or corresponds to other short-term indices, plus or minus a margin. The margins on such borrowings over or under LIBOR, the Federal Funds rate or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, the Company may experience reduced net interest income.

  Risk of Decline in Market Value of Mortgage Assets; Margin Calls. A decline in the market value of the Company's portfolio of Mortgage Assets may limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional Mortgage Assets to re-establish the ratio of the amount of the borrowing to the value of the collateral). This remains true despite effective hedging against such fluctuations as the hedging instruments may not be part of the collateral securing the collateralized borrowings. Additionally, it may be difficult to realize the full value of the hedging instrument when desired for liquidity purposes due to the applicable REIT provisions of the Code. The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve the capital base of the Company. If these sales were made at prices lower than the amortized cost of the Mortgage Assets, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty recovering the collateral subject to such agreement if the agreement were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered, and intends to continue to enter, into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third-party risks.

  To the extent the Company is compelled to liquidate Mortgage Assets that are Qualified REIT Assets to repay borrowings, the Company may be unable to comply with the REIT provisions of the Code regarding assets and sources of income requirements, ultimately jeopardizing the Company's status as a REIT. The Code does not provide for any mitigating provisions with respect to the 30 percent of income limit. Accordingly, if the Company failed to meet the 30 percent of income limit, its status as a REIT would terminate automatically. Failure to maintain REIT status would eliminate the Company's competitive advantage over non-REIT competitors and subject the Company to federal taxation. See "Risk Factors--Failure to Maintain REIT Status" and "Federal Income Tax Considerations--Qualification as a REIT--The 30 percent Limit."

 Dependence on Securitization Market

  Adverse changes in the securitization market could impair the Company's ability to originate, acquire and finance mortgage loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. In addition, in order to gain access to the securitization market, the Company generally expects to rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness of insurance companies to provide credit enhancement for the Company's Mortgage Securities could have a material adverse effect upon the Company's results of operations and financial condition.

 Lack of Loan Performance Data

  The loans originated and purchased by the Company have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of these loans to date may not be indicative of future results. It is unlikely that the Company will be able to sustain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

 Illiquidity of Investments

  A substantial portion of the Company's portfolio may be invested in Mortgage Securities for which the secondary trading market is not as well developed as the market for certain other Mortgage Securities (or which are otherwise considered less marketable or illiquid). In addition, the Company may invest in Mortgage Securities which have been sold in private placements and have not been registered under the Securities Act. Unregistered Mortgage Securities may be subject to restrictions on resale which may limit the ability of the Company to sell them when it might be most desirable to do so. Although the Company expects that most of the Company's investments will be in Mortgage Securities for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit in the percentage of the Company's investments that may be invested in illiquid Mortgage Assets.

 Risk of Lack of Geographic and Industry Diversification

  The Company seeks geographic diversification of the properties underlying its Mortgage Assets and has established a diversification policy. See "Business--Mortgage Lending Operation--Underwriting and Quality Control Strategy." Nevertheless, properties underlying such Mortgage Assets may be located in the same or a limited number of geographical regions. To the extent that properties underlying such Mortgage Assets are located in the same geographical region, such Mortgage Assets may be subject to a greater risk of default than other comparable Mortgage Assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages.

RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK IN THE OFFERING

 Restrictions on Ownership of Capital Stock; Anti-takeover Effect

  Subject to the limitations set forth in the Articles Supplementary creating the Preferred Stock, the Charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of additional preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The additional preferred stock, if issued, could have a preference on dividend payments over the Common Stock which could affect the ability of the Company to make dividend distributions to the holders of Common Stock.

  In order that the Company may meet the requirements for qualification as a REIT at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with REIT provisions of the Code and the constructive ownership provisions of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. Under such rules, for example, certain types of entities such as widely-held corporations may hold in excess of the 9.8 percent limit because shares held by such entities are attributed to such entities' stockholders. Conversely, shares of Capital Stock owned or deemed to be owned by a person who individually owns less than 9.8 percent of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Charter if, under certain circumstances, shares owned by others (such as family members or partners) are attributed to such individual. See "Federal Income Tax Considerations--Qualification as a REIT--Ownership of Stock." The Charter further prohibits (1) any person from beneficially or constructively owning shares of Capital Stock that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (2) any person from transferring shares of Capital Stock if such transfer would result in shares of Capital Stock being owned by fewer than 100 persons. If any transfer of shares of Capital Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Capital Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Capital Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee shall not acquire any rights in such shares. See "Description of Capital Stock--Repurchase of Shares and Restriction on Transfer."

  Every owner of more than 5 percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

  Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of individual investors.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their Securities that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8 percent of the outstanding shares of Capital Stock.

  In addition, certain provisions of the Maryland General Corporation Law relating to "business combinations" and a "control share acquisition" and of the Charter and Bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company which would be beneficial to shareholders and might otherwise result in a premium over then prevailing market prices. See "Management" and "Description of Capital Stock."

 Risk of Potential Future Offerings

  The Company expects in the future to increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, Common Stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. All debt securities and classes of preferred stock will be senior to the Common Stock in the event of a liquidation of the Company. Additional equity offerings may dilute the equity of stockholders of the Company or reduce the price of shares of the Company's Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

 Absence of Active Public Trading Market

  There is currently no trading market for the Common Stock and there can be no assurance that an active trading market for the Common Stock will develop. Although the Common Stock is expected to be approved for quotation on the Nasdaq National Market, there can be no assurance that an active public trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. The initial public offering price of the Common Stock offered hereby was determined by negotiations among the Company and representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting." Consequently, there can be no assurance that the market price for the Common Stock will not fall below the initial public offering price.

 Possible Volatility of Stock Price

  In the event an active trading market for the Common Stock does develop, the market price of the Common Stock may experience fluctuations unrelated to the operating performance of the Company. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the specialty finance industry such as interest rate movements and credit quality trends.

  In the event that an active trading market for the Common Stock does develop, it is likely that the market price of the Common Stock will be influenced by any variation between the net yield on the Company's Mortgage Assets and prevailing market interest rates and by the markets perception of the Company's ability to achieve earnings growth. The Company's earnings will be derived primarily from any positive spread between the yield on the Company's Mortgage Assets and the cost of the Company's borrowings. During the period immediately following the receipt by the Company of new proceeds from an offering or other source, prior to the time the Company has fully implemented its financing strategy to employ those proceeds, the Company's earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of the Common Stock. In addition, the positive spread between the yield on the Company's Mortgage Assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of the Company's business strategy to achieve such result. Accordingly, in periods of high interest rates, the net income of the Company and, therefore, the dividend yield on the Common Stock may be less attractive compared with alternative investments, which could negatively impact the price of the Common Stock. If the anticipated or actual net yield on the Company's Mortgage Assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the Mortgage Assets and the cost of the Company's borrowings, the market price of the Common Stock may be materially adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of the Company's portfolio of Mortgage Assets, the market price of the Common Stock may be adversely affected. During any period when the market price of the Common Stock has been adversely affected due to any of the foregoing reasons, the liquidity of the Common Stock may be negatively impacted and stockholders who may desire or be required to sell their Common Stock may experience losses.

 Securities Eligible for Future Sale

  Following the closing of this Offering (and assuming that the Underwriters' over-allotment option is not exercised), there will be outstanding 6,766,665 shares of Common Stock and 3,649,999 Warrants, of which (i) 3,000,000 shares of Common Stock are being offered hereby (ii) 3,549,999 shares of Common Stock, together with 3,649,999 Warrants and a like number of shares of Common Stock issuable upon exercise of those Warrants, will be covered by the Shelf Registration Statement and (iii) 216,666 shares of Common Stock are not being offered in this Offering or under the Shelf Registration Statement. The 3,549,999 shares of Common Stock, 3,649,999 Warrants, together with the Common Stock issuable pursuant to the exercise of the 3,649,999 outstanding Warrants set forth in (ii) above, may be sold without restriction upon effectiveness of the Shelf Registration Statement (subject to a 90-day "lock-up" period following the closing of this Offering), subject to certain restrictions. The 216,666 shares of Common Stock not being offered in this Offering or under the Shelf Registration Statement, are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act. Such restricted securities will be available for resale pursuant to Rule 144 following a holding period ending one year from the date of issuance, subject to the volume limitations imposed by Rule 144 and, unless held by affiliates of the Company, will become unrestricted two years from the date of issuance. Future sales of restricted securities could have an adverse effect on the market price of the Common Stock. The holders of the currently restricted shares of Common Stock have certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

  As of June 30, 1997, options to purchase 334,332 shares of Common Stock were outstanding under the Company's Stock Option Plan, which will vest on various dates extending through September 1, 2000. The Company will file a Form S-8 registration statement approximately 90 days following the effective date of this Offering to permit shares issued pursuant to the exercise of options to be sold.

 Immediate Dilution

  The initial public offering price is higher than the net tangible book value per share of Common Stock in this Offering. Investors purchasing shares of Common Stock in the Offering will be subject to immediate dilution of $3.22 per share in net tangible book value. See "Dilution."

                                  THE COMPANY

  NovaStar Financial, Inc. (on a non-consolidated basis, "NFI") was incorporated by Scott Hartman and Lance Anderson, the founders, in the State of Maryland on September 13, 1996 and has elected to be a REIT for federal income tax purposes. As a result of its REIT status, NFI will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. See "Federal Income Tax Considerations--Taxation of the Company."

  NFI Holding Corporation, Inc. ("Holding") was incorporated in the State of Delaware on February 6, 1997. One hundred percent of the voting common stock of Holding is owned equally by the Company's founders. See "Management." NFI owns one hundred percent of the preferred stock of Holding, for which it receives 99 percent of dividends paid by Holding. As currently structured, Holding exists solely for the purpose of owning NovaStar Mortgage, Inc. ("NMI"). NMI was incorporated in the State of Virginia on May 16, 1996 and is a wholly-owned subsidiary of Holding. Although NMI was formed in 1996, substantial operations did not commence until January 1997. This Prospectus refers to these three entities collectively as "NovaStar" or "the Company."

  The basic function of NFI is to manage the Mortgage Assets of the Company. NMI serves as a vehicle for loan origination--a primary source of Mortgage Assets for the Company. In addition, NMI will sub-service loans owned by the Company. Through June 30, 1997, all loans originated by NMI were sold to NFI. See "Certain Transactions."

  The Company is self-advised and self-managed. Management oversees the day-to-day operations of the Company, subject to supervision by the Company's Board of Directors. The management team of the Company has considerable expertise in the origination, acquisition and management of mortgage loans and Mortgage Assets and asset/liability management. See "Management." The principal executive offices of the Company are at 1900 W. 47th Place, Suite 205, Westwood, Kansas 66205, telephone (913) 362-1090. Principal offices for the Company's mortgage lending operations are in Irvine, California.

                                USE OF PROCEEDS

  The net proceeds of this Offering are estimated to be $46,930,000, assuming a public offering price of $17.00 per share and that the Underwriters' over-allotment option is not exercised. A portion of the proceeds from the Offering will be used to repay certain short-term borrowings. The remaining proceeds will be used to fund the Company's origination of and investment in Mortgage Assets and for working capital.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  The Company generally intends to distribute substantially all of its taxable income each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to its stockholders so as to comply with the REIT provisions of the Code. The Company intends to make dividend distributions quarterly. The Company intends to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations--Qualification as a REIT--Distributions."

  Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital.

The Company generally does not intend to declare dividends that would result in a return of capital. The Company will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital. For a discussion of the Federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations--Taxation of the Company's Stockholders."

                          DIVIDEND REINVESTMENT PLAN

  The Company expects to adopt a dividend reinvestment plan ("DRP") for stockholders who wish to reinvest their distributions in additional shares of Common Stock. Generally, under a DRP dividends paid with respect to shares of Capital Stock are automatically invested in additional shares of Common Stock at a discount to the then current market price. The DRP will also allow each stockholder to make additional investments in Common Stock by contributing cash to the DRP administrator (up to a specified maximum). Stockholders will not be automatically enrolled in the DRP.

                                   DILUTION

  The net tangible book value of the Company as of June 30, 1997 was $46.3 million, or $12.29 per share of Common and Preferred Stock. Net tangible book value per share represents the total tangible assets of the Company, reduced by the amount of its total liabilities, and divided by the number of shares of Common and Preferred Stock outstanding as of that date. The following calculations include 216,666 Units issued to the founders acquired with forgivable debt, assumed to be for no consideration.

  After giving effect to the net proceeds from the sale of Common Stock offered hereby at an assumed initial public offering price of $17.00 per share, and assuming full conversion of the Preferred Stock and no exercise of Warrants or options to acquire Common Stock, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $93,222,000 or $13.78 per share of Common Stock. This represents an immediate dilution of $3.22 per share to new investors purchasing Common Stock at $17.00 per share.

  The following table illustrates the per share dilution in net tangible book value to new investors as of June 30, 1997.

   Assumed initial public offering price per share...............        $17.00
   Net tangible book value per share before this Offering........ $12.29
   Increase attributable to purchase of Common Stock by new
    investors in this Offering...................................   1.49
                                                                  ------
   Pro forma net tangible book value per share of Common Stock after giving effect to the consummation of this Offering..... $13.78  13.78
                                                                  ====== ------
   Dilution of net tangible book value per share to investors in
    this Offering................................................        $ 3.22
                                                                         ======

  The above calculations assume no exercise of the Warrants or any outstanding options to acquire Common Stock. As of June 30, 1997, options to acquire 10,000 shares of Common Stock were outstanding at an exercise price of $0.01 per share and options to acquire 35,000 shares of Common Stock were outstanding at an exercise price of $1.06 per share, which options vest 25 percent on September 1, 1997 and 25 percent on each anniversary of such date thereafter. Options to purchase an additional 289,332 shares of Common Stock granted to founders at an exercise price of $15.00 per share vest upon closing of this Offering. If all of the Warrants and options are exercised upon vesting, dilution to investors in this Offering would be $2.83.

  The following table summarizes on a pro forma basis as of June 30, 1997 the differences between the total consideration paid and the average price per share of Common Stock paid by the existing stockholders prior to the Private Placement, by the investors in the Private Placement and by the new investors in this Offering (assuming an initial public offering price of $17.00 per share), assuming full conversion of the Preferred Stock and no exercise of the Warrants or options to acquire Common Stock:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- -------------------- AVERAGE PRICE
                             NUMBER   PERCENT    AMOUNT    PERCENT   PER SHARE
   Existing Common
    Stockholders...........   216,666    3.2  $      2,167    --      $ 0.01
   Private Placement
    investors.............. 3,549,999   52.5    49,999,995   49.5      14.08
   New investors in this
    Offering............... 3,000,000   44.3    51,000,000   50.5      17.00
                            ---------  -----  ------------  -----
       Total............... 6,766,665  100.0  $101,002,162  100.0     $14.93
                            =========  =====  ============  =====     ======

                                 CAPITALIZATION

  The table below sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby and the conversion of all outstanding Preferred Stock into Common Stock.

                                                      AS OF JUNE 30, 1997
                                                  -----------------------------
                                                  ACTUAL   AS ADJUSTED(1)(2)(3)
                                                         (IN THOUSANDS)
   STOCKHOLDERS' EQUITY:
    Capital stock, $0.01 par value, 50,000,000
     shares authorized:
     Convertible preferred stock; 3,549,999
      (actual) and 0 (as adjusted) shares issued
      and outstanding...........................  $    36        $   --
     Common Stock; 216,666 (actual) and
      6,766,665 (as adjusted) shares issued and
      outstanding...............................        2             68
    Additional paid-in capital(4)...............   49,862         96,762
    Accumulated deficit.........................   (1,535)        (1,535)
    Net unrealized gain on available-for-sale
     securities.................................    1,367          1,367
    Forgivable notes receivable from founders...   (3,395)        (3,395)
                                                  -------        -------
       Total....................................  $46,337        $93,267
                                                  =======        =======

--------
(1) Does not include 334,332 shares of Common Stock options granted under Company's Stock Option Plan, of which 309,332 have been granted to executive officers and directors of the Company. See "Management-- Executive Compensation."
(2) Assumes that no Warrants are exercised, that the Underwriters over-allotment options is not exercised and that the underwriting discounts and other offering expenses total $4,070,000.
(3) Assumes conversion of all Preferred Stock into Common Stock. Conversion is automatic upon closing of the Offering.
(4)  Based on an assumed initial public offering price of $17.00.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following selected financial data are derived from the audited consolidated financial statements of the Company for the periods presented and should be read in conjunction with the more detailed information therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

                                   FOR THE SIX MONTHS ENDED FOR THE PERIOD ENDED
                                        JUNE 30, 1997       DECEMBER 31, 1996(1)
                                   ------------------------ --------------------
STATEMENT OF OPERATIONS DATA
 Interest income.................          $  9,320               $   155
 Interest expense................             6,438                   --
 Net interest income.............             2,882                   155
 Provision for credit losses.....               718                   --
 Net interest income after
  provision for credit losses....             2,164                   155
 Other income....................               213                   --
 General and administrative
  expenses.......................             3,256                   457
 Net loss........................              (879)                 (302)
 Pro forma net loss per
  share(2).......................             (0.21)                (0.07)
                                            AS OF                  AS OF
                                        JUNE 30, 1997         DECEMBER 31,1996
                                   ------------------------ --------------------
BALANCE SHEET DATA
 Mortgage assets:
 Mortgage securities.............          $284,348               $13,239
 Mortgage loans..................           303,732                   --
 Total assets....................           601,741                59,796
 Borrowings......................           553,640                   --
 Stockholders' equity............            46,337                46,365
                                         AS OF OR FOR           AS OF OR FOR
                                     THE SIX MONTHS ENDED     THE PERIOD ENDED
                                        JUNE 30, 1997       DECEMBER 31, 1996(1)
                                   ------------------------ --------------------
OTHER DATA
 Wholesale loan originations:
 Production......................          $ 90,380                   --
 Average principal balance per
  loan...........................          $    157                   --
 Weighted average interest rate:
  Adjustable rate mortgage
   loans.........................              10.0%                  --
  Fixed rate mortgage loans......              10.6%                  --
 Loans with prepayment
  penalties......................                82%                  --
 Weighted average prepayment
  penalty period (in years)......               2.7                   --
 Loans purchased in bulk:
 Principal at purchase...........          $207,240                   --
 Average principal balance per
  loan...........................          $    106                   --
 Weighted average interest rate:
  Adjustable rate mortgage
   loans.........................               9.6%                  --
  Fixed rate mortgage loans......              10.5%                  --
 Loans with prepayment
  penalties......................                54%                  --
 Weighted average prepayment
  penalty period (in years)......               3.0                   --
 Net interest spread.............              1.77%                  --
 Net yield.......................              2.51%                  --
 Return on assets................             (0.15)%               (0.50)%
 Return on equity................             (1.90)%               (0.65)%
 Taxable income (loss)--NovaStar
  Financial, Inc.................          $    365               $  (173)
 Pro forma taxable income (loss)
  per preferred share--NovaStar
  Financial, Inc.................          $   0.10               $ (0.05)
 Dividends per preferred
  share(3).......................          $   0.10                   --
 Number of account executives....                17                   --

--------
(1) The Company was formed on September 13, 1996. Operations began in substance after the Private Placement, which closed on December 9, 1996.
(2) Pro forma loss per share is based on the weighted average shares of Common Stock and Preferred Stock outstanding, and includes the effect of warrants and options using the treasury stock method, assuming a repurchase price per share of $17.00.
(3) No dividends have been declared on the Common Stock. The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Consolidated Financial and Other Data and the Company's Consolidated Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

OVERVIEW

  The Company was incorporated on September 13, 1996 by the founders. Through a Private Placement, the Company raised $47 million in December 1996, allowing the Company to commence operations. Those operations consisted of developing the infrastructure to begin the loan origination operation and of investing proceeds from the Private Placement in short-term liquid assets. Investments earned $155,000, while general and administrative costs were $457,000, resulting in a net loss of $302,000 during the period from inception to December 31, 1996. Those operating results are not meaningful to the on-going operations of the Company. The asset size of the Company has grown since the initial capitalization to a total of $602 million as of June 30, 1997. The 1997 operating results and financial condition of the Company reflect this growth and should be interpreted accordingly.

  The Company generates income principally from the earnings on its Mortgage Assets. The Company uses a combination of equity and borrowings to finance the acquisition of its Mortgage Assets. The Board of Directors has established Capital Allocation Guidelines ("CAG") which assist management in assessing the appropriate combination of equity and debt financings. The CAG are intended to keep the Company properly leveraged by (i) matching the amount of leverage allowed to the riskiness (return and liquidity) of an asset and (ii) monitoring the credit and prepayment performance of each investment to adjust the required capital. Until the Company is fully leveraged, the Company will not reach its full earnings potential. Since inception, the Company has used less debt financing than the maximum allowed under the CAG as it has reserved the use of equity funding for future loan originations. The Company's short-term borrowings are provided through a $50 million warehouse line of credit with First Union National Bank and through repurchase agreements with various securities dealers.

  A significant portion of the Company's Mortgage Assets earn adjustable interest rates based on short-term interest rates. All of the Company's borrowings bear short-term rates of interest. As a result, net interest income depends on prevailing market rates, as well as the volume of interest-earning assets and interest-bearing liabilities. Increases in short-term interest rates will generally increase the yields on Mortgage Assets and the costs of borrowings. However, to the extent that borrowing costs adjust at different times or amounts relative to the yield on the Mortgage Assets, the Company is subject to interest rate risk. When the costs of borrowings increase more rapidly than yields on assets, net interest income may be reduced. Conversely, decreases in short-term rates may decrease the interest cost on the Company's borrowings more rapidly than the yields on assets causing an increase in net interest income. Management monitors and aggressively manages interest rate risk. However, the Company's portfolio cannot be completely hedged against changing interest rates. See "Business--Portfolio Management--Interest Rate Risk Management."

  Many costs of the Company are directly related to the infrastructure necessary to support current period wholesale loan production, which has grown from a monthly total of $2.9 million in February 1997 to a monthly total of $28.5 million in June 1997. Revenue, on the other hand, is dependent on the size and composition of the Company's Mortgage Asset portfolio. As a result, during the first six months of 1997, the Company's operating results reflect the substantial costs related to building the mortgage lending and servicing infrastructure and have exceeded the income from the Company's portfolio of Mortgage Assets. Management believes the established infrastructure allows for the addition of Mortgage Assets that will provide a higher return on equity than could otherwise be acquired in the secondary market. Management also believes that, over time, earnings will reflect the value of the infrastructure.

  Through its mortgage lending operation, the Company will continue adding interest-earning assets to its balance sheet. Management projects that, at or near the completion of this Offering, the Company will have reached the maximum level of interest-earning assets for the debt/equity mix allowed under its CAG. Securing additional capital allows the Company to further develop and grow its balance sheet. The Company is seeking to increase its capital base by issuing shares of Common Stock in this Offering. Capital will, in the short term, be used to retire certain borrowings. In the long term, the proceeds from the Offering will be used primarily to originate and acquire additional Mortgage Assets. Upon completion of the Offering, the Company expects to be able to continue adding interest-earning assets to more effectively utilize the Company's human and other resources.

FORGIVABLE NOTES RECEIVABLE FROM FOUNDERS

  The Company's founders, Messrs. Hartman and Anderson, received 216,666 Units upon closing of the Private Placement. Payment for these Units was made by the founders delivering to the Company forgivable promissory notes. Payment of the original principal on these notes will be forgiven if certain incentive performance targets are achieved. One tranche will be forgiven for each fiscal period that the Company generates a total return to investors in the Private Placement of 15 percent. All tranches will be forgiven when the Company has generated a 100 percent return. As of June 30, 1997, the aggregate amount receivable from founders was $3,395,000, of which $145,000 is accrued interest. See Note 7 to the consolidated financial statements. The incentive tests relate to the total return generated to investors in the Private Placement. Total return includes the appreciation of the Company's stock price and dividends paid. In the event the incentive tests are reached during 1997, one or more of the tranches of the forgivable notes could be forgiven, resulting in compensation expense during the 1997 fourth quarter. Management estimates that if one or more of the tranches are forgiven in 1997, the resulting recognition of compensation expense could have a material effect on the Company's results of operations for that period, including resulting in a net loss for the quarter, and possibly for the 1997 fiscal year. See "Management--Executive Compensation."

FINANCIAL CONDITION AS OF JUNE 30, 1997

  During the first half of 1997, the Company added over $200 million in mortgage loans to the balance sheet through the purchase of bulk pools of loans originated by other mortgage lenders. During February 1997, the Company originated its first wholesale production loans. From that time until June 30, 1997 the Company has originated 577 wholesale production loans with an aggregate principal amount of $90 million. Table I summarizes the Company's loan originations and bulk acquisitions by month.

                                    TABLE I
                 WHOLESALE LOAN ORIGINATIONS AND ACQUISITIONS
             SIX MONTHS ENDED JUNE 30, 1997 (DOLLARS IN THOUSANDS)

               WHOLESALE ORIGINATIONS      BULK ACQUISITIONS        TOTAL
               --------------------------  ------------------ ------------------
                 NUMBER      PRINCIPAL      NUMBER  PRINCIPAL  NUMBER  PRINCIPAL
                OF LOANS      AMOUNT       OF LOANS  AMOUNT   OF LOANS  AMOUNT
   January....         --    $         --     851   $ 94,710     851   $ 94,710
   February...          17           2,941    376     41,784     393     44,725
   March......          51           9,747    195     20,938     246     30,685
   April......         132          19,219    427     39,753     559     58,972
   May........         173          29,964    103     10,055     276     40,019
   June.......         204          28,509    --         --      204     28,509
                 ---------   -------------  -----   --------   -----   --------
     Total....         577   $      90,380  1,952   $207,240   2,529   $297,620
                 =========   =============  =====   ========   =====   ========

  Further details regarding mortgage loans outstanding as of June 30, 1997 are given in various sections of "Business" and in Note 3 to the consolidated financial statements.

  As an alternative investment while its wholesale production has been growing, the Company has been an active investor in Mortgage Securities issued by Government-sponsored entities. During the six months ended June 30, 1997, the Company acquired securities with an aggregate cost of $378.5 million and sold securities with an aggregate carrying value, at the time of sale, of $99.8 million. Proceeds from these sales were reinvested in other Mortgage Securities issued by Government-Sponsored entities, deemed by the Company to be preferable under its asset liability management strategy. As of June 30, 1997, mortgage securities totaled $284.3 million. Details of mortgage securities are provided in Note 2 to the consolidated financial statements.

  Wholesale loans and smaller pools of bulk loans originated through the lending operations of the Company have typically been funded through a $50 million mortgage loan warehouse agreement with First Union National Bank. As advances under the line approach the maximum available borrowing under the warehouse line, mortgage loan collateral is transferred to a $300 million master repurchase agreement with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation. During the first half of 1997, funds borrowed under this agreement have been used to acquire some of the largest pools of mortgage loans acquired by the Company. Funds borrowed against the master repurchase agreement are used to pay off amounts borrowed against the warehouse line of credit to free its use for further wholesale production. Management expects to continue using this method for the short-term financing of its mortgage lending operations.

  Acquisitions of agency-issued Mortgage Securities have been financed by using individual assets as collateral for repurchase agreements. These agreements have been executed with a number of reputable securities dealers. Management expects to continue to finance the acquisition of Mortgage Securities using this method.

  Under the terms of all financing arrangements, lending institutions require "over-collateralization" from the Company. The value of the collateral generally must exceed the allowable borrowing by two to five percent. As a result, the Company must have resources available to cover this "haircut." Proceeds from the Private Placement have been used for such purpose. Proceeds from future capital issuances, including this Offering, will also be used in this manner.

  Amounts outstanding under borrowing arrangements aggregated $553.6 million as of June 30, 1997. Details of these borrowings are included in Note 4 to the consolidated financial statements.

  The Company expects to aggregate substantially all of its outstanding mortgage loans to serve as collateral for the issuance of its own collateralized mortgage obligations ("CMO"). Expected proceeds from these issuances will be used to pay off amounts borrowed under its master repurchase agreement and its warehouse line of credit. Management intends to make a regular practice of issuing collateralized debt as part of its normal asset/liability management. The Company expects to benefit from this practice by lowering its overall financing costs.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1997

 Net Interest Income

  Table II presents a summary of the average interest-earning assets, average interest-bearing liabilities, and the related yields and rates thereon for the six months ended June 30, 1997.

  Interest Income. The Company had average interest-earning assets of $229.7 million during the six months ended June 30, 1997. Of these, $63.0 million were mortgage securities, and $166.6 million were mortgage loans. During the period, mortgage securities earned $2.2 million, or a yield of 7.1 percent, while mortgage loans earned $7.1 million, or a yield of 8.5 percent. In total, assets of the Company earned $9.3 million, or a yield of 8.1 percent.

  A substantial portion of the mortgage loans owned by the Company have interest rates that fluctuate with short-term market interest rates. However, many of these mortgage loans have initial coupons lower than market rates ("teaser" rates). As a result, during the first six months of 1997, the assets, collectively, have not adjusted upward to their full potential coupon rate. The effect of this is a temporary lower rate and lower interest yield to the Company. As these assets "season," they should increase to their higher rates and result in higher yields.

  The Company originates and acquires substantially all of its mortgage loans at a premium. Such premiums are amortized as a reduction of interest income over the estimated lives of the assets. If mortgage principal repayment rates accelerate, the Company will recognize more premium amortization, thereby reducing the effective yield on the assets. Decelerating repayment rates will have the opposite effect on asset yields. To mitigate the effect of prepayments, the Company generally strives to originate and acquire mortgage loans that have some form of prepayment penalty. Of all the loans originated during the six months ended June 30, 1997, 82 percent had prepayment penalties for at least the first two years of the loan. Fifty-four percent of the loans acquired through bulk purchases by the Company had prepayment penalties. For loans with prepayment penalties the weighted average prepayment penalty period is 2.7 years for mortgage loans originated by the Company and 3.0 years for those acquired through bulk purchases.

  As noted above, interest income is a function of volume and rates. Management expects the asset portfolio to continue to increase through its wholesale loan origination operation. Management will continue to monitor the markets for Mortgage Securities and whole loan mortgage pools and will acquire Mortgage Assets that are appropriate for its overall asset/liability strategy. Increasing volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income.

  Interest Expense. The cost of borrowed funds for the Company was $6.4 million during the six months ended June 30, 1997. Advances under the master repurchase agreement and the warehouse facility bear interest at rates based on short-term interest rate indexes, such as the Federal Funds rate and LIBOR, plus a spread. During the six months ended June 30, 1997, the Federal Funds rate averaged 5.4 percent and one month LIBOR averaged 5.6 percent. As with interest income, the Company's cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates.

                                   TABLE II
                               INTEREST ANALYSIS
         SIX MONTHS ENDED JUNE 30, 1997 (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 INTEREST ANNUAL
                                                        AVERAGE  INCOME/  YIELD/
                                                        BALANCE  EXPENSE   RATE
     ASSETS
     Mortgage securities............................... $ 63,025  $2,241   7.11%
     Mortgage loans....................................  166,644   7,079   8.50
                                                        --------  ------
       Total interest-earning assets................... $229,669   9,320   8.12
                                                        ========
     LIABILITIES
     Master repurchase agreement....................... $132,937   4,359   6.56
     Warehouse line of credit..........................   13,711     442   6.44
     Other repurchase agreements.......................   56,226   1,637   5.82
                                                        --------  ------
       Total borrowings................................ $202,874   6,438   6.35
                                                        ========  ------
     Net interest income...............................           $2,882
                                                                  ======
     Net interest spread...............................                    1.77%
                                                                           ====
     Net yield.........................................                    2.51%
                                                                           ====

  Net Interest Income and Spread. Net interest income during the first six months of 1997 was $2.9 million, or 2.51 percent of average interest-earning assets. Net interest spread for the Company was 1.77 percent during the six months ended June 30, 1997. Net interest income and the spread are functions of the yield of the Company's assets relative to its costs of funds. During the first half of 1997, the cost of funds was relatively low and stable. The low cost of funds offset, to some degree, the lower yield on the assets due to their teaser rates, as discussed above. In addition, the Company has entered into interest rate agreements to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. The volume of assets and liabilities and how well the Company manages the spread between earnings on assets and the cost of funds will dictate future net interest income.

  Impact of Interest Rate Agreements. During the six months ended June 30, 1997, the Company entered into interest rate agreements designed to mitigate exposure to interest rate risk. See "Business--Portfolio Management." Two of these agreements are interest rate cap agreements, with a combined notional amount of $75 million, which require the Company to pay a monthly fixed premium while allowing the Company to receive a rate that adjusts with LIBOR, when rates rise above a certain agreed-upon rate. The other agreements are simple fixed to floating interest rate swaps with an aggregate notional amount of $191 million. These agreements are used to, in effect, alter the interest rates on funding costs to more closely match the yield on interest-earning assets. During the six months ended June 30, 1997, the Company incurred net interest expense on these agreements of $346,000. Net income earned from or expense incurred on these agreements is accounted for on the accrual method and is recorded as an adjustment to interest expense. Further details regarding these agreements are provided in Note 5 to the consolidated financial statements.

 Gains and Losses on Sales

  The Company classifies its Mortgage Securities as available-for-sale. Management may deem it appropriate to sell securities, from time to time, to reallocate the Company's capital. Since inception, the Company has not sold mortgage loans and, as a general rule the Company does not intend to sell mortgage loans in the future. The strategy of the Company is to hold and service mortgage loans in order to earn the spread over the life of the loans, rather than sell the loans and recognize the gain or loss in the current period.

 Provisions for Credit Losses

  In 1997, the Company started providing regular allowances for credit losses in connection with its initial bulk purchases of loans and wholesale originations. The Company has not experienced any credit losses to date, but management expects that losses will be incurred in the future. The Company regularly evaluates the potential for credit losses for mortgage loans held in its portfolio. Since the Company has limited actual performance history for its loan portfolio, losses have been provided for primarily based on general industry trends and on the judgement of the Company's management.

  The Company believes that loan defaults occur throughout the life of a loan or group of loans. As a result, the Company believes it is appropriate to record provisions for credit losses against income over the estimated life of the loans, rather than immediately upon acquisition of the loan. Currently, the Company provides for credit losses depending on the type and credit grade of loans comprising the portfolio. The amount of the provision as a percent of the loans will vary. During the six months ended June 30, 1997, the Company provided $718,000 for credit losses.

  Table III presents a summary of delinquent loans as of June 30, 1997. The low level of delinquencies is reflective of the short amount of time loans originated or acquired by the Company have been outstanding. Management expects to experience higher rates of delinquency in the future and has established the appropriate staff and policies to monitor delinquencies.

                                   TABLE III
                              LOAN DELINQUENCIES
                              AS OF JUNE 30, 1997

                                                                    PERCENT OF
                                                                      TOTAL
                                                                  MORTGAGE LOANS
     Loans delinquent 60 to 90 days..............................      0.91%
     Loans delinquent greater than 90 days.......................      0.82

 General and Administrative Expenses

  Table IV displays a summary of general and administrative expenses for the six months ended June 30, 1997.

                                   TABLE IV
                      GENERAL AND ADMINISTRATIVE EXPENSES
                 SIX MONTHS ENDED JUNE 30, 1997 (IN THOUSANDS)

     Compensation and benefits.......................................... $1,234
     Professional and outside services..................................    596
     Loan servicing.....................................................    571
     Office administration..............................................    334
     Travel and public relations........................................    248
     Occupancy..........................................................    162
     Other..............................................................    111
                                                                         ------
       Total............................................................ $3,256
                                                                         ======

  During the first six months of 1997, the Company recognized income on average interest-earning assets of $230 million, while realizing expenses on the origination of $90 million in mortgage loans. The Company's general and administrative expenses are typically impacted by current production and the Company's net interest income is the result of the size of the Company's portfolio. As the Company's portfolio grows, management expects the income from the portfolio to exceed general and administrative expenses.

  Compensation and benefits include employee base salaries, benefit costs and incentive bonus awards. The number of employees and the related compensation costs have increased throughout the first six months of 1997 as the Company has continued to hire staff. Certain personnel costs directly related to the origination of mortgage loans are deferred and recognized as a yield adjustment on such mortgage loans, using the interest method.

  Professional and outside services includes the cost of contract labor, as well as fees for legal and accounting services. Management has used contract labor services extensively during the development of its operations during the six months ended June 30, 1997, particularly in the areas of loan underwriting and systems development. As permanent employees are hired, management anticipates using contract labor to a lesser extent during the remainder of 1997. Legal fees during the six months ended June 30, 1997 relate to the execution of numerous agreements with market counterparties and the Company's ongoing compliance with state and local licensing efforts. The Company has also incurred expenses for professional services relating to staff recruitment.

  Loan servicing consists of direct costs associated with the mortgage loan servicing operation, which the Company outsourced until July 15, 1997. Effective July 15, 1997, the Company assumed the servicing for all of its mortgage loans. Management believes that by servicing its own mortgage loans, the Company will be able to more readily monitor and control delinquencies and defaults. Management believes this is particularly important in the subprime sector of the mortgage industry. In addition, management believes cost efficiencies can be gained from servicing the Company's loans in house.

  Office administration includes such items as telephone, office supplies, postage, delivery, maintenance and repairs. Certain of these items have been necessarily high during the start up phase of the Company. Management expects many of these expenses to increase relative to production in future periods.

  Travel and public relations includes costs of account executives in developing customer relationships. In addition, the Company operates from offices in Kansas and California. Management and staff incur travel related costs in managing those operations. This category also includes travel incurred by sales managers in recruiting account executives. Management expects these costs to continue to be incurred.

  Occupancy expense includes the rent on office space for the Company's two main offices in Kansas and California. In addition, office space and equipment is leased for certain members of its sales force.

 Net Loss

  During the six months ended June 30, 1997, the Company recorded a net loss of $879,000, primarily as a result of the significant costs associated with the development of its operations. From the date of the closing of the Private Placement in December 1996 through June 30, 1997, the Company's focus was on the hiring of key employees and the development of policies and procedures. The Company did not generate significant income during 1996. In addition, the results for the six months ended June 30, 1997 reflect the significant cost of developing operations. During the Company's rapid expansion during 1997, the Company's operating expenses have increased more rapidly than its revenues.

 Taxable Income (Loss)

  Income reported for financial reporting purposes as calculated in accordance with generally accepted accounting principles (GAAP) differs from income computed for income tax purposes. This distinction is important as dividends paid to the Company's stockholders are based on taxable income. For tax purposes, the provision for credit losses is not deductible. In addition, income reported for consolidated financial reporting purposes includes the accounts of its taxable affiliates. Such entities are excluded in the preparation of the Company's income tax returns. Table V is a summary of the differences between the net loss reported for GAAP, as reported herein, and taxable income of NFI.

                                    TABLE V
                              TAXABLE INCOME--NFI
                 SIX MONTHS ENDED JUNE 30, 1997 (IN THOUSANDS)

     Net loss.......................................................... $(879)
     Results of NFI Holding Corporation and subsidiary, net of
      intercompany transactions........................................   536
                                                                        -----
     NFI loss..........................................................  (343)
     Provision for credit losses.......................................   718
     Other, net........................................................   (10)
                                                                        -----
     Taxable income--NFI............................................... $ 365
                                                                        =====

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity, as used herein, means the need for, access to and uses of cash. The Company's primary needs for cash include the acquisition and origination of Mortgage Assets, principal repayment and interest on borrowings, operating expenses and dividend payments. The Company has a certain amount of cash on hand to fund operations. The Company requires access to short term warehouse and credit facilities to fund its wholesale loan originations. Also, principal, interest and fees received on Mortgage Assets will serve to support the cash needs of the Company. Major cash requirements are typically satisfied by drawing upon various borrowing arrangements.

  The Company has a $50 million warehouse line of credit to fund current loan funding and operations. The Company also has available a $300 million master repurchase agreement. In addition, the Company has been approved as a borrower from other reputable securities dealers for repurchase agreements to fund the acquisition of Mortgage Assets. On a long term basis, the Company will pool its mortgage loans to serve as collateral for its CMOs. By doing so, the loans will be cleared as collateral for the master repurchase agreement and the warehouse line of credit, freeing those arrangements to fund further loan originations. Although it generally does not intend to do so, all Mortgage Securities are classified as available-for-sale and could be sold in the open market in order to provide additional cash for liquidity needs.

  The Company's business requires substantial cash to support its operating activities and growth plans. Management believes that net proceeds from the Offering, together with existing funds and amounts available under credit facilities, will be sufficient to fund its operations for the next twelve months, if future operations are consistent with management's expectations. If the Company's wholesale loan originations exceed expectations, the timing of liquidity and capital needs would accelerate. In the event the Offering is not consummated, the Company would have to arrange alternative financial, or possibly, sell Mortgage Securities or its wholesale loans.

  Cash used by operating activities during the six months ended June 30, 1997 was $5.9 million, consisting primarily of the net loss adjusted for accrued interest receivable which increased $6.2 million during the period. Cash used by investing activities was $593.1 million, consisting primarily of purchases and originations of mortgage assets, net of sales and repayments. Cash provided by financing activities aggregated $553.4 million, consisting primarily of net borrowings and advances under the lines of credit and the repurchase agreements.

  The Company uses a combination of equity and borrowings to finance the acquisition of its Mortgage Assets. The Board of Directors has established Capital Allocation Guidelines ("CAG") which assist management in assessing the appropriate combination of equity and debt financings. The mix of debt and equity is dependent upon the level of risk associated with individual assets, which determines the amount of over-collateralization required by the lender. See "Business--Portfolio Management--Capital and Leverage Policies."

INFLATION

  Virtually all of the Company's assets and liabilities are financial in nature. As a result, interest rates and other factors drive the company's performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles and the Company's dividends are determined by the Company's net income as calculated for tax purposes. In each case, the Company's activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Note 1 to the consolidated financial statements describes certain recently issued accounting pronouncements. Management believes the implementation of these pronouncements will not have a material impact on the consolidated financial statements.

                                   BUSINESS

  There are two general aspects to the business of the Company: (i) mortgage lending, targeting primarily the subprime market, and (ii) management of a portfolio of Mortgage Assets, both those originated and acquired.

MORTGAGE LENDING OPERATION

 Market Overview

  Over the last three years, the residential mortgage market generated annual volume in excess of $600 billion per year. The majority of these originations (approximately 80 to 90 percent) were classified as "prime" mortgages which generally means they have credit quality and documentation sufficient to qualify for guarantee by GNMA, FNMA or FHLMC. The remaining 10 to 20 percent (approximately $85 to $150 billion) of the originations were classified as "subprime."

  The Company believes there is strong national demand by borrowers for subprime mortgage loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. These are some of the circumstances which create the market for subprime mortgage loans.

  One of the significant differences between the prime and subprime mortgage loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the subprime mortgage loan market's historical performance has been more consistent without regard to interest rates. This is evident by the growth in subprime originations from 1993 through 1995. While the prime market experienced a decline in originations of more than 40 percent due primarily to an increase in interest rates, loan originations in the subprime market continued to grow at an annual rate of 10 to 15 percent over the same three-year period. Many traditional prime mortgage lenders, with excess capacity after the end of the 1993 refinance boom, expanded into subprime mortgage lending. At this time the subprime mortgage loan market represents one of the fastest growing and most profitable segments of the mortgage industry. Historically, the subprime mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the subprime mortgage business, the Company believes the subprime mortgage market is still highly fragmented, with no single competitor having more than a 5 percent market share.

  Based on industry sources, the estimated size of the subprime mortgage loan market in 1997 is approximately $85 to $150 billion in annual originations and the market is highly fragmented. The growth and profitability of the subprime mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and loan volume at traditional financial institutions have together drawn new participants and capital to the subprime mortgage loan market. Management believes the subprime mortgage loan market requires more business judgement from underwriters in evaluating borrowers with previous credit problems. Subprime lending is also generally a lower volume/higher profit margin business rather than the generally higher volume/lower profit margin prime mortgage business to which traditional mortgage bankers have become accustomed. Subprime mortgage lending is also more capital intensive than the prime mortgage market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.

  The Company believes that the subprime mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term due in part to the following reasons: (i) growth in the number of existing homeowners with negative entries on their credit reports due to the number of corporate downsizings which have occurred over the last several years; (ii) growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34; (iii) growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document; (iv) growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and (v) growth in consumer bankruptcy filings which cause borrowers to be classified as subprime.

  Due to the relative growth and potential returns on equity of the subprime mortgage market, the Company believes that more competitors may attempt to enter the market. While this may cause profit margins to narrow, the Company believes that the subprime mortgage market will be able to sustain attractive profit margins due to certain barriers to entry which include (i) the capital intensive nature of the business as issuers of securities backed by subprime mortgage loans are required to retain the credit and prepayment risks; (ii) the higher level of expertise required to underwrite the mortgage loans; (iii) the higher cost to service the mortgage loans due to the additional emphasis required on collections and loss mitigation; and (iv) the highly fragmented nature of business due to the difficulty of sourcing the mortgage loans.

  One of the Company's two principal businesses will be originating, acquiring and servicing primarily subprime mortgage loans, generally secured by first liens on single family residential properties. Subprime mortgage lending involves lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to poor credit history and/or other factors which make it difficult for them to meet prime mortgage loan underwriting criteria. The Company will target as potential customers individuals with relatively significant equity value in their homes, but who
(i) have impaired credit profiles, (ii) are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income, or (iii) are otherwise unable to qualify for traditional prime mortgage loans. Loan proceeds are used by borrowers for a variety of purposes such as to consolidate consumer credit card and other installment debt, to finance home improvements and to pay educational expenses. These borrowers are often seeking to lower their monthly payments by reducing the rate of interest they would otherwise pay or extending their debt amortization period or doing both. Customer service is emphasized by providing prompt responses and flexible terms to broker-initiated customer borrowing requests. Through this approach, the Company expects to originate new loans and purchase closed loans with relatively higher interest rates than are typically charged by lenders for prime mortgage loans while having comparable or lower loan-to-value ratios.

  Subprime mortgage loans generally tend to be "cash out" refinance loans for the purpose of debt consolidation. The majority of the Company's originations have been made for debt consolidation purposes, with the remainder of its originations either rate/term refinances or purchase money loans. Given the borrowers needs, subprime mortgage lending tends to be less interest rate sensitive than the prime mortgage purchase market or rate/term refinance market, since borrowings secured by real estate are generally less expensive than credit card or installment debt. The pricing differential between typical prime non-conforming mortgage loans and subprime mortgage loans is often as much as 300 basis points. With proper management of the credit risk, this additional spread may become additional profit for the owner of these loans. Subprime borrowers are also generally more willing to accept a prepayment penalty since they have fewer options for obtaining financing then the typical prime mortgage loan borrower. To date, 82 percent of the mortgage loans originated by the Company have included a prepayment penalty.

 Marketing and Production Strategy

  General. The Company's competitive strategy is to build efficient channels of production for originating subprime mortgage loans. The Company has generated mortgage product through two distinct production channels: (i) direct origination through a wholesale broker network; and (ii) bulk acquisitions from originators. The Company's long-term strategy is to emphasize production through the wholesale broker network. Management believes that production channels that allow the Company to get closer to the customer and eliminate as many intermediaries as possible will generally be the most efficient over the long-term and that, by developing the direct origination channel through a mortgage broker network, the Company will be able to differentiate itself from other end investors who purchase their production in bulk from other originators. From time to time, the Company may participate in the bulk acquisition market depending on market conditions and the availability of capital.

  The Company believes that subprime mortgage loans provide a relatively attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to prime mortgage loans. With the proper focus on underwriting, appraisal, management and servicing of subprime mortgage loans, the Company believes it can be successful in developing a profitable business in this segment of the market. While many new competitors have recently entered the subprime mortgage loan market, the Company believes that the experience of its management in this industry and the infrastructure which has been established allows it to effectively compete in this segment. Moreover, there are few public companies competing in the subprime market that are operated as REITs, which the Company believes to be the most efficient structure for competing in this segment of the market.

  Mortgage Products. The Company's mortgage lending operation offers a broad menu of products in order to serve its customers. These products are comprised of both fixed rate and adjustable rate mortgages. Since inception, the percentage of fixed rate and adjustable rate loans originated by the Company is 10 percent and 90 percent, respectively. The Company categorizes the loans that it originates into one of five different credit risk classifications. Loan are assigned a credit classification based on several factors consisting of such things as loan to value (LTV) ratios, the credit history of the borrower, debt ratios of the borrower and other characteristics. The Company provides loans up to a maximum LTV ratio of 90 percent based on the credit risk classification and the loan amount. For loans originated since inception the average LTV ratio is 76.6 percent and the average loan amount is $157,000.

  Wholesale Channel. The Company's wholesale origination consists of a network of brokers and correspondents that offer its line of mortgage products. Management believes that its wholesale channel allows the Company to originate loans at a lower cost, including the cost to originate the loan, than it could purchase the loan in the market. For example, assume the price to purchase a loan in bulk is 106 percent of the face amount. If the Company can originate the same loan at 102 percent of face amount and incurs origination costs of two percent of par, the wholesale loan would be two percent less expensive than the loan purchased in bulk.

  The wholesale origination infrastructure consists of a sales force to call on mortgage loan brokers, an underwriting and processing center to underwrite, close and fund mortgage loans and systems to process data. As of June 30, 1997, the Company had a staff of 17 account executives, located in offices nationwide, whose job is to call on brokers. Supporting the sales force is a staff of 30 in Irvine, California. Management believes it can originate loans through the wholesale channel at a price 1.5 to 2.0 percent lower than the cost of acquiring mortgage loans in bulk.

  Management believes it has been, and will continue to be, successful in competing in the wholesale business for several reasons. First, the Company is a vertically integrated wholesale originator and investor. Management believes this approach will provide a competitive advantage over many competitors who either only originate loans or only act as end investors because of the elimination of redundancy in separating the two functions. Second, the Company believes its REIT status gives it a pricing advantage over non-REIT mortgage investors. Third, the Company believes it has assembled a high quality staff with extensive experience and contacts in the subprime mortgage loan market. Management believes that important factors influencing success or failure in the wholesale channel are offering competitive prices, consistent application of underwriting guidelines, and superior service.

  Bulk Acquisitions. The bulk acquisition channel was the first channel developed by the Company as it requires the least infrastructure to operate and it allowed the Company to acquire Mortgage Assets very quickly. Although it generally carries a lower margin than the wholesale channel, from time to time the Company may still acquire mortgage loans through this channel. In bulk acquisitions, pools of mortgage loans ranging in size from $2 million to in excess of $25 million are acquired from large originators of mortgage loans.

  Due diligence is often performed by contract underwriters under the guidance of the Company's Senior Credit Officer. Personnel for this channel are centralized in the mortgage operations headquarters with the only field personnel consisting of the sales force strategically located in select markets. Through this production channel, the Company is able to quickly invest its capital in pools of subprime mortgage loans.

  Retail Channel. The Company has not yet established a retail or direct origination channel to the consumer. This is the typical finance company model with a local office in a strip center and commissioned loan originators. Retail origination is the most expensive and potentially the most profitable origination channel. The overhead cost to originate retail mortgage loans can be as high as four to six percent of the face amount of the loan. However, the gross profit on such a mortgage loan can be as high as 10 percent of the face amount of the mortgage loan and the prepayment risk is mitigated due to the loan being funded at a discount to par. Success in retail origination often times depends on the branch's ability to generate leads, access to an outlet to sell mortgage loan products which are attractive to borrowers, and flexible, common sense underwriting. This segment of the mortgage industry remains highly fragmented and dominated by local brokers. While the Company does not have plans to implement a retail production channel initially, it may test a variety of direct consumer marketing strategies in the future.

  Profitability and Capital Allocation by Production Channel. In general, the Company believes that the closer it gets to the consumer in the mortgage process chain, the more profitable the production channel will be due to the elimination of unnecessary intermediaries. While over the long term the Company believes this to be true, there may be times when market conditions are such that the bulk acquisition channel (the furthest from the customer) is the most profitable. In order to properly manage the allocation of capital, the Company will measure the profitability of each channel on a stand-alone basis. Direct expenses will be tracked by channel and measured against mortgage loans originated via each channel.

  By measuring each channel independently, the Company intends to avoid supporting a channel which has been unprofitable over time. This is an important exercise to go through especially since the Company does not intend to enter transactions which would result in gains on sales. In addition, by knowing the profitability of each channel at any given point in time, as well as on average over a specified time period, the Company can make the proper decisions in deciding where to invest its capital to obtain the best return for stockholders.

 Underwriting and Quality Control Strategy

  Underwriting Guidelines. The Company originates or purchases loans in accordance with its underwriting guidelines (the "Underwriting Guidelines") described herein. These Underwriting Guidelines were developed by the Company's President and Chief Credit Officer utilizing their experience in the industry. The Underwriting Guidelines are intended to evaluate the credit history of the potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan.

  The Company underwrites all mortgage loans it originates or purchases through its wholesale channel. The Company has hired experienced underwriters who work under the supervision of the Chief Credit Officer. The underwriters hired by the Company all have substantial experience in the underwriting of subprime mortgage loans and generally have a minimum of ten years experience. As of June 30, 1997, the Company employed nine underwriters with an average of ten years experience in subprime mortgage lending.

  Underwriters are given approval authority only after their work has been reviewed by the Chief Credit Officer for a period of at least two weeks. Thereafter, the Chief Credit Officer re-evaluates the authority levels of all underwriting personnel on an ongoing basis. All loans in excess of $350,000 currently require the approval of the Chief Credit Officer. In addition, the President approves all loans in excess of $750,000.

  On a case-by-case basis, exceptions to the Underwriting Guidelines are made where compensating factors exist. Compensating factors may consist of factors like length of time in residence, lowering of the borrower's monthly debt service payments, the loan to value ratio on the loan or other criteria that in the judgment of the underwriter warrants an exception.

  Each loan applicant completes an application that includes information with respect to the applicants income, assets, liabilities and employment history. A credit report is also submitted by the broker along with the loan application which provides detailed information concerning the payment history of the borrower on all of their debts. Prior to issuing an approval on the loan, the underwriter runs an independent credit report to verify that the information submitted by the broker is still accurate and up-to-date. An appraisal is also required on all loans and in many cases a review appraisal or second appraisal may be required depending on the value of the property and the underwriters comfort with the original valuation. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to FNMA and FHLMC.

  The Underwriting Guidelines include three levels of applicant documentation requirements, referred to as "Full Documentation", "Limited Documentation", and "Stated Income". Under the Full Documentation program applicants generally are required to submit two written forms of verification of stable income for at least 12 months. Under the Limited Documentation program, one such form of verification of income is required. Under the Stated Income Documentation program, an applicant may be qualified based on monthly income as stated in the loan application.

  The Company's categories and criteria for grading the credit history of potential and the maximum loan to value ratios allowed for each category are shown below.

                     A RISK        A- RISK       B RISK        C RISK         D RISK
                  ------------- ------------- ------------- ------------- ---------------
Mortgage
 History.....     Maximum one   Maximum two   Maximum three Maximum five  Maximum six 30
                  30-day late   30-day lates  30 day lates  30 day lates  day lates,
                  and no 60-day and no 60-day and one 60    and two 60    three 60 day
                  lates within  lates within  day late      day lates     lates and two
                  last 12       last 12       within the    within the    90 day lates
                  months        months        last 12       last 12       within the last
                                              months        months        12 months. Must
                                                                          be current at
                                                                          time of
                                                                          origination

Other
 Credit......     Limited 30    Limited 60    Limited 60    Limited 90    Discretionary--
                  day lates     day lates     day lates     day lates     credit is
                  within the    within the    within the    within the    generally
                  last 12       last 12       last 12       last 12       expected to be
                  months.       months        months        months        late pay
                  Generally
                  paid as
                  agreed

Bankruptcy
 Filings.....     Chapter 13    Chapter 13    Chapter 13    Chapter 13 no Chapter 13 no
                  must be       must be       must be       seasoning     seasoning
                  discharged    discharged    discharged    required on   required on
                  minimum of 1  minimum of 1  minimum of 1  discharge     discharge with
                  year with     year with     year with     with evidence evidence of
                  reestablished reestablished reestablished of            satisfactory
                  credit;       credit;       credit;       satisfactory  discharge;
                  Chapter 7     Chapter 7     Chapter 7     discharge;    Chapter 7
                  must be       must be       must be       Chapter 7     minimum
                  discharged    discharged    discharged    minimum       discharge of 1
                  minimum of 2  minimum of 2  minimum of 2  discharge of  year
                  years with    years with    years with    2 years
                  reestablished reestablished reestablished
                  credit        credit        credit

Debt to
 Service
 Ratio.......          45%           45%           50%           55%            60%

Maximum Loan-
 to-Value
 Ratio:

 Full
  documentation..      90%           90%           85%           75%            65%

 Limited
  documentation..      85%           80%           75%           70%            60%

 Stated
  income......         80%           75%           70%           65%            60%

  Loan Portfolio by Credit Risk Category. The following table sets forth the Company's mortgage loan portfolio by credit grade as of June 30, 1997, all of which are non-conforming.

                                               PRINCIPAL  PERCENT OF   LOAN TO
                                                BALANCE     TOTAL    VALUE RATIO
                                                  (IN
                                               THOUSANDS)
     A........................................  $125,198     43.1%      74.0%
     A-.......................................    75,292     25.9       74.5
     B........................................    54,847     18.9       73.3
     C........................................    23,980      8.3       69.1
     D........................................    10,976      3.8       63.5
                                                --------    -----
       Total..................................  $290,293    100.0%      73.2%
                                                ========    =====

  Geographic Diversification. Close attention is paid to geographic diversification in managing the Company's credit risk. The Company believes one of the best tools for managing credit risk is to diversify the markets in which it originates and purchases mortgage loans. The Company has established a diversification policy to be followed in managing this credit risk which states that no one market can represent a percentage of total mortgage loans owned by the Company higher than twice that market's percentage of the total national market share. While there generally is some geographic concentration in mortgage loans originated through the bulk acquisition channel, over time the Company's mortgage lending operation plans to diversify its credit risk by selecting target markets through the wholesale channel. Presented below is a breakdown of the Company's current geographic diversification for both its wholesale and bulk channels combined as of June 30, 1997.

                                                             PRINCIPAL  PERCENT
                                                               AMOUNT   OF TOTAL
                                                                (IN
                                                             THOUSANDS)
     California.............................................  $103,747    35.7%
     Illinois...............................................    24,401     8.4
     Washington.............................................    20,618     7.1
     Utah...................................................    17,954     6.2
     Texas..................................................    17,592     6.1
     Others.................................................   105,981    36.5
                                                              --------   -----
       Total................................................  $290,293   100.0%
                                                              ========   =====

  Collateral Valuation. Collateral valuation also receives close attention in the Company's underwriting of its mortgage loans. Given that the Company primarily lends to subprime borrowers, it places great emphasis on the ability of collateral to protect against losses in the event of default by borrowers. The Company has established an appraisal policy as part of its underwriting guidelines. This policy includes requiring second and/or review appraisals on certain properties in order to verify the value of the property.

  Quality Control. Quality control reviews are conducted to ensure that all mortgage loans, whether originated or purchased, meet quality standards. The type and extent of the reviews depend on the production channel through which the mortgage loan was obtained and the characteristics of the mortgage loan. The Company reviews a high percentage of mortgage loans with (i) principal balances in excess of $450,000, (ii) higher loan to value ratios (in excess of 75%), (iii) limited documentation, or (iv) made for "cash out" refinance purposes. The Company also performs appraisal reviews and compliance reviews as part of the quality control process to ensure adherence to Company appraisal policies and state and federal regulations.

 Mortgage Loan Servicing Strategy

  Overview. The Company plans to acquire the large majority of mortgage loans it originates and purchases on a servicing released basis and thereby acquire the servicing rights. Through July 14, 1997, Advanta Mortgage Corp. USA was acting as sub-servicer for the mortgage loans originated and acquired by the Company. Effective, July 15, 1997, the Company began servicing its own mortgage loans. The servicing operation is located in the Westwood, Kansas office and is currently staffed with 11 employees. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines.

  The Company's focus as a servicer of subprime mortgage loans is on effective credit risk. The Company intends to employ the proper resources to mitigate losses on the mortgage loans being serviced. The Company also believes it can better manage prepayment risk by servicing its own mortgage loans. Through its servicing function, the Company intends to pre-select borrowers that have an incentive to refinance and re-capture those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender. Although it is not a primary focus, management estimates that the Company will be able to effectively service its loans at a cost less than the cost to outsource this function.

  Procedures. In servicing subprime mortgage loans, the Company uses collection procedures that are generally more stringent than those typically employed by a servicer of prime mortgage loans consistent with applicable laws. Management believes one of the first steps in effectively servicing subprime mortgage loans is to establish contact with the borrower prior to any delinquency problems. To achieve this objective, each borrower is telephoned ten days prior to the first payment due date on the mortgage loan. This initial telephone call serves several purposes: (i) the Company ensures it has the proper telephone number for the borrower, (ii) the borrower will be aware of who is servicing the loan, where payment is to be made, and has a contact to call in the event of any questions, and (iii) the Company is able to stress to the borrower the importance of making payments in a complete and timely manner.

  The first 30 days of a delinquency are, in the Company's view, the crucial period for resolving the delinquency. At a minimum, all borrowers who have not made their mortgage payment by the 10th day of the month in which it is due receive a call from a collector. Borrowers whose payment history exhibits signs that the borrower may be having financial difficulty receive more attention. For example, any borrowers who made their previous months payment after the late charge date (generally the 15th of the month) receive a call from a collector no later than the second business day of the current month if their payment has not yet been received. This allows the Company to be more aggressive with those borrowers who need the most attention and also focuses the efforts of the Company's collection staff on the higher risk borrowers.

  For accounts that have become 60 days or more delinquent, the collection follow-up is increased and a full financial analysis of the borrower is performed, a Notice of Intent to Foreclose is filed, and efforts to establish a work out plan with the borrower are instituted.

  The Company uses reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. As servicer, the Company is available to offer some guidance and make personal contact with delinquent borrowers as often as possible to seek to achieve a solution that will bring the mortgage loan current. However, no relief will be granted unless there is reasonable expectation that the borrower can bring the mortgage loan current within 180 days following the initial default.

  If properly managed from both an underwriting and a servicing standpoint, the Company believes it will be able to keep the level of delinquencies and losses in its mortgage loans in line with industry standards.

PORTFOLIO MANAGEMENT

  The Company builds its Mortgage Asset portfolio from two sources--loans originated in its mortgage lending operation and purchases in the secondary mortgage and securities markets. Initially, the portfolio was comprised of purchased Mortgage Assets. As the Company has developed its infrastructure for subprime mortgage lending, the Company has relied less on purchasing mortgage loans in bulk and more on its wholesale origination function. Ultimately, the Company expects a substantial portion of its portfolio to consist of retained interests in originated loans collateralizing the Company's structured debt instruments.

 Types of Mortgage Assets

  The Mortgage Assets purchased by the Company in the secondary mortgage market are principally single family mortgage loans and Mortgage Securities backed by single family mortgage loans, as well as from time to time multifamily mortgage loans and Mortgage Securities backed by multifamily mortgage loans and commercial mortgage loans and Mortgage Securities backed by commercial mortgage loans. Single family mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on single family (one-to-four unit) residences. Multifamily mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on multifamily (more than four units) residential properties. Commercial mortgage loans are secured by commercial properties. Substantially all of its Mortgage Assets of the Company bear adjustable interest rates or have a fixed-rate coupon that has been paired with an interest rate swap, so that the Company has the proper matching of assets and liabilities.

  The Company has not and generally will not acquire residuals, first loss subordinated bonds rated below BBB, or mortgage securities rated below B. The Company could retain the subordinate class from mortgage loans securitized through its taxable affiliate. The Company may acquire interest-only or principal-only mortgage strips to assist in the hedging of prepayment or other risks. In addition, as discussed above the Company may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of the Company's own Mortgage Assets. In no event will the Company (exclusive of its taxable affiliates) acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under Section 860E of the Code. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders of the Company. See "Federal Income Tax Considerations--Taxation of Tax-- Exempt Entities."

  Single Family Mortgage Loans. In future periods, the Company may acquire or originate conforming mortgage loans--those that comply with the requirements for inclusion in a loan guarantee program sponsored by either FHLMC or FNMA. To date, the Company has acquired or originated nonconforming mortgage loans. The Company also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of mortgage loans guaranteed by GNMA. Under current regulations, the maximum principal balance allowed on conforming mortgage loans ranges from $214,600 ($321,900 for mortgage loans secured by properties located in either Alaska or Hawaii) for one-unit to $412,450 ($618,675 for mortgage loans secured by properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming single family mortgage loans are single family mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the nonconforming mortgage loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the mortgagors. A substantial portion of the Company's nonconforming mortgage loans meet the requirements for sale to national private mortgage conduit programs in the secondary mortgage market which focus upon the subprime mortgage lending market.

  Multifamily Mortgage Loans. The Company has not, to date, acquired or originated multifamily mortgage loans. However, these types of loans may be acquired or originated in future periods. Multifamily mortgage loans generally involve larger principal amounts per loan than single family mortgage loans and require more complex credit and property evaluation analysis. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a multifamily mortgage loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. Multifamily mortgage loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of multifamily Mortgage Securities qualify as "mortgage-related securities" and for the favorable treatment accorded such securities under the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA").

  Mortgage Securities. Mortgage Securities owned by the Company as of and during the period since inception and through June 30, 1997, have consisted of mortgage securities issued by corporations sponsored by the United States government, including FNMA, GNMA and FHLMC. Mortgage Securities owned by the Company as of June 30, 1997 are detailed in Note 2 to the consolidated financial statements.

  Mortgage Assets purchased by the Company in the future may include Mortgage Securities as follows:

    (1) Single Family and Multifamily Privately Issued Certificates. Single family and multifamily Privately Issued Certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions. Single family and multifamily Privately Issued Certificates are generally covered by one or more forms of private (i.e., non-governmental) credit enhancements. Forms of credit enhancements include, but are not limited to, surety bonds, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

    (2) Agency Certificates. At present, all GNMA Certificates are backed by single family mortgage loans. FNMA Certificates and FHLMC Certificates may be backed by pools of single family or multifamily mortgage loans. The interest rate paid on Agency Certificates may be fixed rate or adjustable rate.

    (3) Commercial Mortgage Securities. To the extent the Company will seek to acquire any Mortgage Assets either backed by or secured by commercial property, the Company intends to favor the acquisition of Mortgage Securities backed by commercial mortgage loans rather than direct acquisition of commercial mortgage loans. These Mortgage Securities generally have been structured as Pass-Through Certificates with private (i.e., non-governmental) credit enhancements or as CMOs. Because of the great diversity in characteristics of the commercial mortgage loans that secure or underlie these Mortgage Securities, such securities will also have diverse characteristics. Although many are backed by large pools of commercial mortgage loans with relatively small individual principal balances, these Mortgage Securities may be backed by commercial mortgage loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financings is highly concentrated, single commercial property Mortgage Securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

  Commercial Mortgage Loans. The Company will only acquire commercial mortgage loans when it believes it has the necessary expertise to evaluate and manage them and only if they are consistent with the company's CAG. Commercial mortgage loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial mortgage loans have certain distinct risk characteristics: commercial mortgage loans generally lack standardized terms, which may complicate their structure (although certain of the new conduits are introducing standard form documents for use in their programs); commercial mortgage loans tend to have shorter maturities than single family mortgage loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. To date, the Company has not acquired commercial mortgage loans.

 Asset Acquisition Policies

  The Company acquires only those Mortgage Assets in the secondary mortgage market that it believes it has the necessary expertise to evaluate and manage and which are consistent with the Company's risk management objectives. The Company's strategy is to focus primarily on the acquisition of single family mortgage loans, Single Family mortgage securities, multifamily mortgage loans and multifamily Mortgage Securities. The Company focuses primarily on the acquisition of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. The Company's asset acquisition strategy will change over time as market conditions change and as the Company evolves.

  The Company may also purchase the stock of other mortgage REITs or similar companies when the Company believes that such purchases will yield attractive returns on capital employed. The Company does not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

  The Company generally intends to hold Mortgage Assets to maturity. In addition, the REIT provisions of the Code limit in certain respects the ability of the Company to sell Mortgage Assets. See "Federal Income Tax Considerations." Management may decide to sell assets from time to time, however, for a number of reasons, including, without limitation, to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another to improve yield or to maintain compliance with the 55 percent requirement under the Investment Company Act, and generally to restructure the balance sheet when management deems such action advisable. Management will select any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

 Financing for Mortgage Lending Operations and Mortgage Security Acquisitions

  The Company finances its mortgage loan originations and purchases through interim financing facilities such as bank warehouse credit lines and reverse repurchase agreements. A reverse repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price differential constituting interest on the borrowing.

  The Company's subprime mortgage lending operation is a capital intensive business. Depending on the type of product originated and the production channel, the amount of capital required as a percentage of the balance of mortgage loans originated may range from 6 percent to 12 percent. For illustration purposes only, based on a hypothetical monthly volume of $25 million, this will equate to a capital requirement of $1.5 to $3 million per month, and on a hypothetical volume of $50 million, this requirement doubles to $3 to $6 million per month. The Company's subprime mortgage lending operation is managed through a taxable affiliate, which provides the Company the flexibility to sell its mortgage loan production as whole loans or in the form of pass-through securities in the event it encounters restrictions in accessing the capital markets.

  To mitigate the interest rate risk in its mortgage lending operation, the Company enters into transactions designed to hedge interest rate risk, which may include mandatory and optional forward selling of mortgage loans or Mortgage Assets, interest rate caps, floors and swaps, buying and selling of futures and options on futures, and acquisition of interest-only REMIC regular interests. The nature and quantity of these hedging transactions will be determined by the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases. The Company believes its strategy of issuing long-term structured debt securities will also assist it in managing interest rate risk. See "Business--Portfolio Management--Interest Rate Risk Management."

  Acquisitions of Mortgage Securities are generally financed using repurchase agreements. A summary of amounts outstanding under all borrowing arrangements as of June 30, 1997 is included in Note 4 to the consolidated financial statements.

 Mortgage Loans Held as Collateral for Structured Debt

  The Company intends to securitize the subprime mortgage loans produced by its mortgage lending operation as part of its overall asset/liability strategy. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as Collateralized Mortgage Obligations ("CMOs"). The Company intends to securitize by issuing structured debt. Under this approach, for accounting purposes the mortgage loans so securitized remain on the balance sheet as assets and the debt obligations (i.e., the CMOs) appear as liabilities. A securitization, as executed by the Company, results only in rearranging the Company's borrowings, as proceeds from the structured debt issuance are applied against preexisting borrowings (i.e., advances under the warehouse line of credit or borrowings under repurchase agreements). Issuing structured debt in this matter serves to lock in less expensive, non-recourse long-term financing that better matches the terms of the loans serving as collateral for the debt.

  Proceeds from such securitizations will be available to support new mortgage loan originations. Securitizations are long-term financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages.

  The Company's investment in retained interests under securitizations, as discussed above, reflects the excess of the mortgage loan collateral over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the tax-advantaged REIT structure. Other forms of securitizations may also be employed from time to time under which a "sale" of interests in the mortgage loans occurs and a resulting gain or loss is reflected for accounting purposes at the time of sale. Under this form, only the net retained interest in the securitized mortgage loans remains on the balance sheet. The Company anticipates such sales will generally be made through one or more of its taxable affiliates. See "Interest Rate Risk Management" below. The Company may conduct certain of its securitization activities through one or more taxable affiliates or Qualified REIT Subsidiaries formed for such purpose.

  The Company expects that its retained interests in its securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, the monoline insurers in such securitizations rather than the Company.

  The Company will structure its securitizations so as to avoid the attribution of any excess inclusion income to the Company's stockholders. See "Federal Income Tax Considerations--Taxation of the Company's Stockholders." The Company's management is experienced in the securitization of subprime and other single family residential mortgage loans.

  The Company plans to finance the retained interests in its securitizations through a combination of equity and secured debt financings.

 Credit Risk Management Policies

  Mortgage Loans. With respect to its mortgage loan portfolio, the Company attempts to control and mitigate credit risk through:

  (i) the underwriting of each loan to ensure it meets the guidelines established;

  (ii)  geographic diversification of its loan originations and purchases;

  (iii) the use of early intervention, aggressive collection and loss mitigation techniques in the servicing process;

  (iv) the use of insurance and the securitization process to limit the amount of credit risk that it is exposed to on its retained interests in securitizations; and

  (v)   maintenance of appropriate capital reserve levels.

  A summary of the credit quality and diversification of the Company's loan portfolio as of June 30, 1997 is presented in "Business--Mortgage Lending Operations."

  Secondary Market Acquisitions. With respect to its Mortgage Assets purchased in the secondary market, the Company reviews the credit risk associated with each investment and determines the appropriate allocation of capital to apply to such investment under its CAG. Because the risks presented by single family, multifamily and commercial Mortgage Assets are different, the Company analyzes the risk of loss associated with such Mortgage Assets separately. In addition, the Company attempts to diversify its portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. The Company attempts to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for losses.

  With respect to its purchased Mortgage Assets, the Company is exposed to various levels of credit and special hazard risk, depending on the nature of the underlying Mortgage Assets and the nature and level of credit enhancements supporting such securities. Each of the Mortgage Assets acquired by the Company will have some degree of protection from normal credit losses. Credit loss protection for Privately Issued Certificates is achieved through the subordination of other interests in the pool to the interest held by the Company, through pool insurance or through other means. The degree of credit protection varies substantially among the Privately Issued Certificates held by the Company. While Privately Issued Certificates held by the Company will have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a Privately Issued Certificate experience credit losses, such losses could be greater than the Company's pro rata share of the remaining mortgage pool, but in no event could exceed the Company's investment in such Privately Issued Certificate.

  With respect to purchases of Mortgage Assets in the form of mortgage loans, the Company has developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. The Company will conduct, or cause to be conducted, a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, the Company will select a sample of mortgage loans targeted to be acquired, focusing on those mortgage loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, the Company or its agents will underwrite all multifamily and commercial mortgage loans. During the time it holds mortgage loans, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses (such as those occurring from earthquakes or floods) that are not covered by standard hazard insurance. The Company will not generally obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into Agency Certificates, by such government sponsored entity obligations or guarantees.

 Capital and Leverage Policies

  Capital Allocation Guidelines (CAG). The Company's goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during adverse market conditions. The Company's CAG have been approved by the Board of Directors. The CAG are intended to keep the Company properly leveraged by (i) matching the amount of leverage allowed to the riskiness (return and liquidity) of an asset and (ii) monitoring the credit and prepayment performance of each investment to adjust the required capital. This analysis takes into account the Company's various hedges and other risk programs discussed below. In this way, the use of balance sheet leverage will be controlled. The following table presents the Company's CAG for the following levels of capital for the types of assets it owns.

                           (A)       (B)      (C)       (D)      (E)      (F)      (G)
                                                               (C + D)  (B X E)  (A + F)
                         MINIMUM  ESTIMATED DURATION LIQUIDITY  TOTAL   EQUITY     CAG
ASSET CATEGORY           LENDER     PRICE    SPREAD   SPREAD   SPREAD   CUSHION   EQUITY
--------------           HAIRCUT  DURATION  CUSHION   CUSHION  CUSHION (% OF MV) REQUIRED
Agency-issued:
 Conventional ARMs......   3.00%    3.50%      50       --        50     1.75%      4.75%
 GNMA ARMs..............   3.00     4.50       50       --        50     2.25       5.25
Mortgage loans..........   3.00     3.00      100        50      150     4.50       7.50
Hedging instruments..... 100.00      --       --        --       --       --      100.00

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(a) Indicates the minimum amount of equity a typical lender would require with an asset from the applicable asset category. There is some variation in haircut levels among lenders, from time to time. From the lenders perspective, this is a "cushion" to protect capital in case the borrower is unable to meet a margin call. The size of the haircut depends on the liquidity and price volatility of the asset. Agency securities are very liquid, with price volatility in line with the fixed income markets which means a lender requires a smaller haircuts. On the other extreme, "B" rated securities and securities not registered with the Commission are substantially less liquid, and have more price volatility than Agency securities, which results in a lender requiring a larger haircut. Particular securities that are performing below expectations would also typically require a larger haircut.
(b) Duration is the price-weighted average term to maturity of financial instruments' cash flows.
(c) Estimated cushion need to protect against investors requiring a higher return compared to Treasury securities, assuming constant interest rates.
(d) Estimated cushion required due to a potential imbalance of supply and demand resulting in a wider bid/ask spread.
(e) Sum of duration (c) and liquidity (d) spread cushions.
(f) Product of estimated price duration (b) and total spread cushion. The additional equity, as determined by management, to reasonably protect the Company from lender margin calls. The size of each cushion is based on managements experience with the price volatility and liquidity in the various asset categories. Individual assets that have exposure to substantial credit risk will be measured individually and the leverage adjusted as actual delinquencies, defaults and losses differ with management's expectations.
(g) The sum of the minimum lender haircut (a) and the Company's equity cushion
    (f).

  Implementation of the CAG--Mark to Market. Each quarter, the Company marks its assets to market. This process consists of two steps: (i) valuing the Company's Mortgage Assets acquired in the secondary market and (ii) valuing the Company's non-security investments, such as its mortgage loans. For the purchased Mortgage Assets portfolio, the Company obtains market quotes for its Mortgage Assets from traders that make markets in securities similar to those in the Companys portfolio. Market values for the Company's mortgage loan portfolio is calculated internally using assumptions for losses, prepayments and discount rates.

  The face amount of all financing used for securities and mortgage loans is subtracted from the current market value of the Company's assets (and hedges). This is the current market value of the Company's equity. This number is compared to the required capital as determined by the CAG. If the actual equity of the Company falls below the capital required by the CAG, the Company must prepare a plan to bring the actual capital above the level required by the CAG.

  Each quarter, management presents to the Board of Directors the results of the CAG compared to actual equity. Management may propose changing the capital required for a class of investments or for an individual investment based on its prepayment and credit performance relative to the market and the ability of the Company to predict or hedge the risk of the asset.

  Interest Rate Risk Management

  The Company addresses the interest rate risk to which its mortgage portfolio is subject in part through its securitization strategy, which is designed to provide long-term financing for its mortgage loan production while maintaining a consistent spread in a variety of interest rate environments. In order to address any remaining mismatch of assets and liabilities, the Company follows the hedging section of its investment policy, as approved by the Board. Specifically, the Company's interest rate risk management program will be formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on its mortgage loans and Mortgage Assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate mortgage loans and related borrowings.

  The Company uses interest rate caps and interest rate swaps and may, from time to time, purchase interest-only REMIC regular interests and similar instruments to attempt to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. See "Federal Income Tax Considerations-Qualification as a REIT--Sources of Income." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. The Company may also, to the extent consistent with its compliance with the REIT gross income tests and applicable law, utilize financial futures contracts, options and forward contracts as a hedge against future interest rate changes.

  The Company seeks to build a balance sheet and undertake an interest rate risk management program which is likely, in management's view, to enable the Company to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns.

  Interest rate cap agreement are legal contracts between the Company and a third party firm (the "counter-party"). The counter-party agrees to make payments to the Company in the future should the one or three month LIBOR interest rate rise above the "strike" rate specified in the contract. The Company makes monthly premium payments to the counterparty under the contract. Each contract has a fixed "notional face" amount, on which the interest is computed, and a set term to maturity. Should the reference LIBOR interest rate rise above the contractual strike rate, the Company will earn cap income. Payments on an annualized basis equal the contractual notional face amount times the difference between actual LIBOR and the strike rate.

  Interest rate swap agreements entered into by the Company through June 30, 1997 stipulate that the Company will pay a fixed rate of interest to the counterparty. In return, the counterparty pays the Company a variable rate of interest based on the notional amount. The agreements have fixed notional amounts, on which the interest is computed, and set terms to maturity.

  In all of its interest rate risk management transactions, the Company follows certain procedures designed to limit credit exposure to counterparties, including dealing only with counterparties whose financial strength meets the Company's requirements. See "Risk Factors-Operations Risks and Risks of Failing to Effectively Hedge Against Interest Rate Changes; Risks of Losses Associated with Hedging; Counterparty Risks."

  In its assessment of the interest sensitivity and as an indication of the Company's exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument (or groups of similar instruments) is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. Table X depicts the interest sensitivity of the Company's financial instruments as of June 30, 1997. These amounts contain estimates and assumptions regarding prepayments and future interest rates. Actual economic conditions may produce results significantly different from the results depicted below. However, management believes the interest sensitivity model used is a valuable tool to manage the Company's exposure to interest rate risk.

                           INTEREST RATE SENSITIVITY
                                 JUNE 30, 1997

                                       BASIS POINT INCREASE (DECREASE)
                                             IN INTEREST RATE(A)
                                   -------------------------------------------
                                    (100)    BASE(B)    100      ELASTICITY(E)
                                            (DOLLARS IN THOUSANDS)
Market value of:
 Assets........................... $616,216  $608,410 $597,554       1.53%
 Liabilities......................  572,576   570,004  567,466       0.46%
 Interest rate agreements.........   (2,692)    1,180    5,657       1.57%
                                   --------  -------- --------
Cumulative change in value(B)..... $  1,362       --  $ (3,841)
                                   ========  ======== ========
Percent change from base
 assets(C)........................     0.22%      --     (0.63%)     0.43%
                                   ========  ======== ========       ====
Percent change of capital(D)......     2.94%      --     (8.29%)     5.61%
                                   ========  ======== ========       ====

--------
(A)Value of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down one percent.
(B)Total change in estimated market value, in dollars, from "base." "Base" is the estimated market value at June 30, 1997.
(C)Total change in estimated market value, as a percent, from base.
(D)Total change in estimated market value as a percent of total stockholders' equity at June 30, 1997.
(E)Elasticity is the average percentage change in estimated market value from base over a range of up and down interest rate scenarios.

  The Company's investment policy sets the following general goals:

    (1) Maintain the net interest margin between assets and liabilities, and

    (2) Diminish the effect of changes in general interest rate levels on the market value of the Company's assets.

  The above interest sensitivity analysis displays an estimate of the market value of the Company's assets, liabilities and interest rate agreements as of June 30, 1997. The analysis also shows the estimated changes in the fair value of financial instruments should interest rates increase or decrease one percent (100 basis points). Management uses this information to determine the impact on stockholders' equity of changing interest rates and to monitor the effectiveness of the interest rate risk management techniques discussed above. Although management evaluates the portfolio using interest rate increases and decreases greater than one percent, management focuses on the one percent increase as any further increase in interest rates would require action to adjust the portfolio to adapt to changing rates. The Company's investment policy allows for no more than a ten percent change in the net fair value of assets when interest rates rise or fall by one percent.

  Another measure of interest risk is elasticity, a refinement of duration. Duration is the price-weighted average term to maturity of financial instruments' cash flows. Elasticity is the change, expressed as a percent, in market value of a financial instrument, given a 100 basis point change in interest rates. Financial companies with relatively long duration assets financed by shorter duration liabilities generally experience market value losses when rates increase and market value gains when rates decrease. This pattern is complicated because many mortgages have prepayment options which result in shorter mortgage durations as these prepayment option are exercised in falling rate environment. Management's dynamic hedging strategies allow the Company to match the elasticity of its assets with the elasticity of its liabilities.

 Prepayment Risk Management

  The Company seeks to minimize the effects of faster or slower than anticipated prepayment rates in its Mortgage Assets portfolio by originating mortgage loans with prepayment penalties, utilizing various financial instruments and the production of new mortgage loans as a hedge against prepayment risk, and capturing through its servicing of the mortgage loans a large portion of those loans which are refinanced. Prepayment risk is monitored by management and through periodic review of the impact of a variety of prepayment scenarios on the Company's revenues, net earnings, dividends, cash flow and net balance sheet market value.

  Although the Company believes it has developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate the Company from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate and prepayment risks. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income."

 Taxable Affiliates

  The Company has implemented, and will continue to implement, portions of its business strategy from time to time through one of its taxable affiliates. Other taxable affiliates may be used to implement future business strategies. For a REIT, a taxable affiliate refers to a corporation that is a consolidated subsidiary for purposes of financial reporting under GAAP because the REIT is entitled to up to 99 percent of dividends distributed by such corporation. The voting common stock of such corporation, however, is owned by persons other than the REIT due to the provisions of the Code limiting ownership by REITs of the voting stock of non-REIT qualifying entities. See "Federal Income Tax Considerations--Qualification as a REIT--Nature of Assets." In the Company's case, the voting common stock of Holding, its taxable affiliate holding company, is held by Messrs. Hartman and Anderson. See "Certain Transactions." Such common stock will at all times have at least one percent of the dividends and liquidation rights of Holding. It is contemplated that the Company would hold a class of preferred stock of the taxable affiliate holding company, which preferred stock is entitled to substantially all (up to 99 percent) of the dividends and liquidation proceeds distributable from Holding.

  Taxable affiliates are not Qualified REIT Subsidiaries and would be subject to federal and state income taxes. In order to comply with the nature of asset tests applicable to the Company as a REIT, as of the last day of each calendar quarter, the value of the securities of any such affiliate held by the Company must be limited to less than five percent of the value of the Company's total assets and no more than ten percent of the voting securities of any such affiliate may be owned by the Company. See "Federal Income Tax Considerations--Qualification as a REIT--Nature of Assets." Taxable affiliates have not elected REIT status and distribute any net profit after taxes to the Company and its other stockholders. Any dividend income received by the Company from any such taxable affiliate (combined with all other income generated from the Company's assets, other than Qualified REIT Assets) must not exceed 25 percent of the gross income of the Company. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income." Before the Company forms any additional taxable affiliate corporations, the Company will obtain an opinion of counsel to the effect that the formation and contemplated method of operation of such corporation will not cause the Company to fail to satisfy the nature of assets and sources of income tests applicable to it as a REIT.

 Properties

  The Company's executive and administrative offices are located in Westwood, Kansas, and consist of approximately 7,000 square feet. The lease on the premises expires February 2000. The current annual rent for these offices is approximately $101,000.

  The Company also leases space for its mortgage lending operations in Irvine, California. As of June 30, 1997, these offices consisted of approximately 5,000 square feet. The lease on the premises expires November 2001 and the current annual rent is approximatley $84,000.

 Legal Proceedings

  The Company occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their positions are as follows:

          NAME                                         POSITION
          ----                                         --------
   Scott F. Hartman(1).....  Chairman of the Board, Secretary and Chief Executive Officer
   W. Lance Anderson(1)....  Director, President and Chief Operating Officer
   Mark J. Kohlrus.........  Senior Vice President, Treasurer and Chief Financial Officer
   Edward W.
    Mehrer(2)(3)(4)........  Director
   Gregory T.
    Barmore(2)(4)..........  Director
   Jenne K. Britell(2)(3)..  Director

--------
(1)Founder of the Company.
(2)Independent Director.
(3)Member of the Audit Committee.
(4)Member of the Compensation Committee.

  Information regarding the business background and experience of the Company's directors and officers follows:

 Directors and Executive Officers

  SCOTT F. HARTMAN, age 38, is Chairman of the Board of Directors and Chief Executive Officer. His main responsibilities are to manage the Company's portfolio of investments, interact with the capital markets and oversee the securitization of the Company's mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex Capital, Inc., (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed Real Estate Investment Trust. His responsibilities while at Dynex included managing a $4 billion investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. Mr. Hartman left Dynex in June 1996 to pursue this opportunity. Prior to joining Dynex in February 1995, Mr. Hartman served as a consultant to Dynex for three years during which time he was involved in designing and overseeing the development of the Dynex's analytical and securities structuring system.

  W. LANCE ANDERSON, age 37, is President and Chief Operating Officer of the Company and is a member of the Board of Directors. His main responsibility is to manage the Company's mortgage origination and servicing operations. Mr. Anderson most recently served as Executive Vice President of Dynex. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex's Single Family mortgage operation, Saxon Mortgage. In this role he was responsible for the origination, underwriting, servicing, quality control and pricing functions for Saxon. He served in this capacity for two years prior to which he was Executive Vice President in charge of production for the Single Family operation. Mr. Anderson served from October 1989 at Dynex where he was responsible for the start up of the Single Family operation, building it from a five-person company to become the fourth largest conduit in the country with annual fundings in excess of $5 billion in a matter of two years. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993 and by the end of 1994 had established it as one of the five largest originators of subprime mortgage loans in the country with annual originations in excess of $1 billion.

  MARK J. KOHLRUS, age 38, is Senior Vice President, Treasurer and Chief Financial Officer. In that role, Mr. Kohlrus is responsible for all accounting and finance functions, including external reporting and compliance with REIT regulations. Prior to his joining the Company, Mr. Kohlrus was employed by the public accounting firm of KPMG Peat Marwick LLP (KPMG) in Kansas City, Missouri for nearly 15 years. During his tenure with KPMG, Mr. Kohlrus worked extensively in the firm's Financial Services practice and was involved in several public stock and debt offerings.

  EDWARD W. MEHRER, age 58, is Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel (Marion), formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President, Chief Financial Officer and a Director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat Marwick Mitchell & Co. in Kansas City, Missouri.

  GREGORY T. BARMORE, age 54, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC) headquartered in Raleigh, North Carolina. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial businesses, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Prior to his appointment at ERC, he held a number of financial and general management positions within GE. Mr. Barmore was selected to serve on the Company's Board as an Independent Director without regard to the GE Capital investment and accordingly there are no arrangements with GE Capital or its affiliates regarding his term of office or other aspects of his service on the Board.

  JENNE K. BRITELL, age 55, has been President and General Manager of G.E. Capital Mortgage Services, Inc. (GECMS) since July 1996. Before joining GECMS, she was Executive Vice President and Chief Lending Officer of Dime Savings Bank of New York, FSB, the nation's fifth largest thrift, for three years. Prior to these positions she was Chairman and Chief Executive Officer of HomePower, Inc, an international consulting firm, from March 1990 to April 1993. She also served as President of the Polish American Mortgage Bank, Warsaw, Poland, the first private residential construction and mortgage lending institution based on Western models, in Eastern Europe.

 Other Senior Officers

  JAMES H. ANDERSON, age 34, is Senior Vice President and National Sales Manager. His primary responsibilities include overseeing the Company's overall marketing efforts, including managing the sales force of account executives. Prior to joining NovaStar in November 1996, Mr. Anderson was President of his own marketing consulting business. From August 1992 through September 1996, Mr. Anderson was employed by Saxon, where he served as Vice President of Marketing, in charge of the Western Region of the United States. In addition, Mr. Anderson was in charge of Saxon's national sales force for correspondent lending.

  MANUAL X. PALAZZO, age 47, is Senior Vice President and Chief Credit Officer. His primary responsibility is to manage the Company's underwriting and funding departments. Prior to joining NovaStar in December 1996, Mr. Palazzo was Senior Vice President of Credit and Administration of Long Beach Mortgage Company since October 1995. From May 1994 Mr. Palazzo was with Household Financial as Director of Underwriting. Prior to his tenure at Household Mr. Palazzo spent eight years as manager of the wholesale lending business for Novus Financial. Mr. Palazzo has been involved in the consumer finance industry since 1972.

  CHRISTOPHER S. MILLER, age 32, is Senior Vice President and Servicing Manager. Mr. Miller is a former Vice President of Option One Mortgage Corporation, a subsidiary of Fleet Mortgage Corporation. From July 1995 to March 1997 Mr. Miller's responsibilities included managing the Collections Department, Customer Service Department, Escrow Analysis, Payoff Department, and Reconveyance. Prior to his tenure at Option One Mortgage in 1995, Mr. Miller spent over seven years at Novus Financial Corporation, a subsidiary of Dean Witter Financial Services, where he managed multiple servicing departments. Mr. Miller brings to NovaStar a diverse servicing background with an emphasis on default management.

TERMS OF DIRECTORS AND OFFICERS

  The Company's Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are five directors. Mr. Mehrer is a Class I director, Mr. Anderson and Mr. Barmore are Class II directors and Mr. Hartman and Ms. Britell are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 1997, 1998 and 1999, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The Company intends to maintain the composition of the Board so that there will be no more than six directors, with a majority of Independent Directors at all times after the issuance of the Units, each of whom shall serve on the Audit and/or Compensation Committees. Ms. Britell joined the Board as the GE Capital nominee. Such nominee will serve as a Class III director with a term running until the 1999 annual meeting of stockholders. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders (if elected by the Board of Directors) or for the remainder of the term of the director being replaced (if elected by the stockholders); any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the Preferred Stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of the Company's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

  The Bylaws of the Company provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be Independent Directors. Independent Directors are defined as directors who are not officers or employees of the Company or any affiliate or subsidiary of the Company. GE Capital and its affiliates are expressly deemed not to be affiliates of the Company for this purpose. Vacancies occurring on the Board of Directors among the Independent Directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining Independent Directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

  Audit Committee. The Company has established an Audit Committee composed of two Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of any audits, review other professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  Compensation Committee. The Company has established a Compensation Committee composed of two Independent Directors. The Compensation Committee determines the compensation of the Company's executive officers.

  Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

COMPENSATION OF DIRECTORS

  The Company pays Independent Directors $10,000 per year plus $500 for each meeting attended in person. Independent Directors also receive automatic stock options pursuant to the Company's Stock Option Plan. However, as the GE Capital nominee, Ms. Britell does not receive any compensation (including fees and stock options) for her services on the Board of Directors. See "-- Executive Compensation--Stock Option Plan--Automatic Grants to Non-Employee Directors." None of the directors of the Company has received any separate compensation for service on the Board of Directors or on any committee thereof. In addition, each Independent Director has been granted options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the Common Stock on the day after each annual meeting of stockholders. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

COMPENSATION COMMITTEE INTERLOCKS

  No interlocking relationship exists between the Company's Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

  The objective of senior management in constructing its own compensation packages as well as those of all the managers of the Company is to align the interests of management as closely as possible with those of the stockholders. This is accomplished by basing a large percentage of key managers' compensation on the profitability of the Company (measured by return on stockholders' equity) and the stock price.

                 EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                         -------------------
                                                         SECURITIES
NAME AND POSITION                           OTHER ANNUAL UNDERLYING           ALL OTHER
-----------------        YEAR SALARY  BONUS COMPENSATION OPTIONS(#) DER'S(3) COMPENSATION
Scott F. Hartman(1)..... 1996 $70,000  --       --        144,666     --         --
 Chairman of the Board,
 Secretary and Chief
 Executive Officer
W. Lance Anderson(1).... 1996  70,000  --       --        144,666     --         --
 President and Chief
 Operating Officer
Mark J. Kohlrus(2)...... 1996   4,000  --       --         10,000     --         --
 Senior Vice President,
 Treasurer and Chief
 Financial Officer

--------
(1) Mr. Hartman and Mr. Anderson were reimbursed by the Company for services provided by them that were necessary and prudent in connection with the formation of the Company and its Private Placement in 1996, including payments in lieu of salary and for expenses directly attributable to the formation of the Company. Mr. Hartman and Mr. Anderson are employed by the Company at a base salary of $120,000 per annum which will increase upon the closing of the Offering to $185,000.
(2) Mr. Kohlrus' employment with the Company began on December 16, 1996 at an annual base salary of $96,000 which will increase upon the closing of this Offering to $120,000 per annum. Mr. Kohlrus is eligible to receive an annual bonus of up to 75 percent of his annual salary in 1997.
(3) Options granted to Mr. Hartman and Mr. Anderson which vest on the closing of this Offering were granted without Dividend Equivalent Rights
     ("DERs"). Options granted to Mr. Kohlrus which begin to vest September 1, 1997, were granted with DER's. See "Management--Stock Option Grants."

  Bonus Incentive Compensation Plan. A bonus incentive compensation plan will be established for certain executive and key officers of the Company and its subsidiaries, to be effective commencing with the first full fiscal year after this Offering. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of Common Stock of the Company, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

   ROE(1) IN EXCESS OF BASE RATE(2) BY: BONUS AS PERCENT OF AVERAGE NET WORTH(3) OUTSTANDING
   ------------------------------------ ----------------------------------------------------
   zero or less                         0%
   greater than 0% but less than 6%     10% X (actual ROE - Base Rate)
   Greater than 6%                      (10% X 6%) + 15% X (Actual
                                        ROE - (Base Rate + 6%))

  Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998 and December 31, 1999.
--------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock issued after the Offering and before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan, and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of the Company.
(2) "Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus four percent.
(3) "Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by the Company since formation including exercise of Warrants and stock options and pursuant to the proposed DRP (but excluding any offerings of preferred stock subsequent to the Offering), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

STOCK OPTION GRANTS

  Options to acquire 334,332 shares were granted under the Company's 1996 Stock Option Plan. Of these options, 10,000 have been granted to two non-employee directors and an additional 35,000 were granted to current employees (excluding the founders) and will vest 25 percent on September 1, 1997 and 25 percent on each anniversary of such date thereafter. Options granted to non-employee directors are exercisable at $0.01 per share. The 35,000 options granted to employees are exercisable at $1.06 per share. All such options were granted with related DERs. The remaining options were granted to the founders, exercisable at $15 per share, and shall vest only upon closing this Offering. These options were granted without DERs. The Purchase Terms Agreement in the Company's Private Placement restricted further grants of stock options (or other Awards) prior to this Offering. See "Description of Capital Stock-- Purchase Terms Agreement."

  The following table sets forth information concerning stock options granted during 1996 to each of the Board of Director members and Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                              POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                          VALUE AT
                         ----------------------------------------------------    ASSUMED ANNUAL
                                       PERCENT OF                                   RATES OF
                                      TOTAL OPTIONS                                STOCK PRICE
                                       GRANTED TO                               APPRECIATION FOR
                                        EMPLOYEES   EXERCISE PRICE                 OPTION TERM
    NAME                               DURING THE   OR BASE PRICE  EXPIRATION ---------------------
    ----                 GRANTED(#)       YEAR        ($/SHARE)       DATE      5% ($)    10% ($)
Scott F. Hartman........  144,666(1)      43.27         $15.00       12/6/06  $3,534,685 $5,628,395
W. Lance Anderson.......  144,666(1)      43.27          15.00       12/6/06   3,534,685  5,628,395
Gregory T. Barmore......    5,000(2)       1.50           0.01       9/27/06          81        130
Edward W. Mehrer........    5,000(2)       1.50           0.01       9/27/06          81        130
Mark J. Kohlrus.........   10,000(2)       2.99           1.06      12/10/06      40,722     64,844
                          -------         -----
Total shares granted
 under SOP to Directors
 and Executive
 Officers...............  309,332         92.53
                          =======         =====

--------
(1) Options granted vest upon closing of this Offering.
(2) 25 percent of the options granted will vest on September 1, 1997 and 25 percent on each anniversary of such date thereafter.

  The following table sets forth certain information with respect to the value of the options as of December 31, 1996 held by the named directors and executive officers.

                         FISCAL YEAR END OPTION VALUE

                           NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED         IN-THE-MONEY
                               OPTIONS AS OF             OPTIONS AS OF
                             DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                         ------------------------- -------------------------
                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    NAME
Scott F. Hartman........     --         144,666        --             --
W. Lance Anderson.......     --         144,666        --             --
Gregory T. Barmore......     --           5,000        --         $12,450
Edward W. Mehrer........     --           5,000        --          12,450
Mark J. Kohlrus.........     --          10,000        --          14,400

--------
(1) The amounts set forth represents the difference between the estimated fair market value of $2.50 per share as of December 31, 1996 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

  Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each received 108,333 Units which were acquired at the price of $15 per Unit. Payment for such Units was made by delivering to the Company promissory notes, bearing interest at eight percent per annum compounded annually and secured by the Units being acquired. Interest accrues during the first year and is added to principal due under the note. Thereafter, interest is payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period (as defined below).

  The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven by the Company, if the following incentive performance tests are achieved:

  . During the first five fiscal periods after issuance of the notes:

   --One tranche will be forgiven for each fiscal period as to which the Company generates a total return to investors in Units equal to or greater than 15 percent.

   --At the end of each of the five fiscal periods, all remaining tranches will be forgiven if the Company has generated a total cumulative return to investors in Units (from date of initial issuance of the notes) equal to or greater than 100 percent.

  . For purposes of calculating the returns to such investors:

   --The term "fiscal period" will refer to each of five periods, the first period commenced with the closing of the Offering of Units on December 9, 1996, and ends on December 31, 1997, and each succeeding fiscal period extending for twelve months and ending on each December 31.

  . The term "return" for each fiscal period will mean the sum of (on a per Unit basis) (a) all cash dividends paid during (or declared with respect
    to) such fiscal period per share of Preferred Stock (or per share of Common Stock following conversion of the Preferred Stock upon completion of a the Offering), (b) any increase or decrease in the price per share of Preferred Stock (or resulting Common Stock) during such fiscal period, measured by using the price per Unit to investors in this Offering as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the Common Stock is traded in 1997), and (c) any increase or decrease in the price per Warrant during such fiscal period, determined in the same manner as in
    (b). For purposes of the fiscal period 15 percent return test, the total return for a given period will be equal to the sum of (a), (b), and (c) during the period, and for purposes of the cumulative 100 percent return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investors investment in the Units (on a per Unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per Warrant prices.

  . If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by the Company to Messrs. Hartman and Anderson in the amount of (i) personal tax liability resulting from the forgiveness of debt, and (ii) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of Units that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those Units (or the underlying securities) or the termination of the officers employment with the Company.

  Employment Agreements. The Company has entered into employment agreements with the Founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001 and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary set forth in the compensation table above and for participation by the subject officer in the Bonus Incentive Compensation Plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "Change in Control" of the Company as those terms are defined in the agreement, an amount, 50 percent payable immediately and 50 percent payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with the Company for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 Stock Option Plan shall immediately vest.
Section 280G of the Code may limit the deductibility of the payments to such loan officer by the Company for federal income tax purposes. "Change of Control" for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 25 percent of the combined voting power of the Company's capital stock, subject to certain limitations. Absent a "Change in Control," if the Company terminates the officers employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officers combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with the Company for a period of one year following the resignation.

 Stock Option Plan

  General. The Company's 1996 Executive and Non-Employee Director Stock Option Plan (the "1996 Stock Option Plan") provides for the grant of qualified incentive stock options ("ISOs") which meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards ("Awards") and dividend equivalent rights ("DERs").

  Purpose. The 1996 Stock Option Plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel and to afford additional incentive to others to increase their efforts in providing significant services to the Company.

  Administration. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which shall at all times be composed solely of non-employee directors as required by Rule 16b-3 under the Exchange Act. Members of the Committee are eligible to receive only NQSOs pursuant to automatic grants of stock options discussed below.

  Options and Awards. Options granted under the 1996 Stock Option Plan will become exercisable in accordance with the terms of grant made by the Committee. Awards will be subject to the terms and restrictions of the Awards made by the Committee. Option and Award recipients shall enter into a written stock option agreement with the Company. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted when and in what increments shares covered by the option or Award may be purchased or will vest and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100 percent of the then fair market value of the Common Stock (110 percent in the case of a grantee who holds more than ten percent of the outstanding Common Stock) and a maximum term of ten years (five years in the case of a grantee who holds more than ten percent of the outstanding Common Stock). Fair market value means as of any given date, with respect to any option or Award granted, at the discretion of the Board of Directors or the Committee, (i) the closing sale price of the Common Stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the Common Stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the Common Stock is not publicly traded (e.g., prior to this Offering), the fair market value of the Common Stock as otherwise determined by the Board of Directors or the Committee in the good faith exercise of its discretion.

  Eligible Persons. Officers and directors and employees of the Company and other persons expected to provide significant services to the Company are eligible to participate in the 1996 Stock Option Plan. ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers, key employees, agents and consultants of the Company or any of its subsidiaries.

  Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers and other employees of entities unrelated to the Company. No options or Awards may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25 percent of the outstanding shares of equity stock of the Company.

  Shares Subject to the Plan. The 1996 Stock Option Plan authorizes the grant of options to purchase, and Awards of, an aggregate of up to ten percent of the Company's total outstanding shares at any time, provided that no more than 320,000 shares of Common Stock shall be cumulatively available for grant as Incentive Stock Options. If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of Common Stock subject to outstanding options, Awards and DERs and the total number of shares for which options, Awards or DERs may be granted under the Plan.

  Term of the Plan. Unless previously terminated by the Board of Directors, the 1996 Stock Option Plan will terminate on September 1, 2006, and no options or Awards may be granted under the 1996 Stock Option Plan thereafter, but existing options or Awards remain in effect until the options are exercised or the options or Awards are terminated by their terms.

  Term of Options. Each option must terminate no more than ten years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own an excess of 10 percent of the combined voting power of the Company's outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

  DERs. The Plan provides for granting of DERs in tandem with any options granted under the Plan. Such DERs accrue for the account of the optionee shares of Common Stock upon the payment of dividends on outstanding shares of Common Stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding Common Stock. Holders of DERs may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding Common Stock. Shares of Common Stock accrued for the account of the optionee are eligible to receive dividends and distributions. DERs may also be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

  Option Exercise. The exercise price of any option granted under the 1996 Stock Option Plan is payable in full in cash, or its equivalent as determined by the Committee. The Company may make loans available to options holders to exercise options evidenced by a promissory note executed by the option holder and secured by a pledge of Common Stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

  Automatic Grants to Non-Employee Directors. Each non-employee director of the Company is automatically granted NQSOs to purchase 5,000 shares of Common Stock with DERs upon becoming a director of the Company, and is also automatically granted NQSOs to purchase 2,500 shares of Common Stock (with
DERs) the day after each annual meeting of stockholders upon re-election to or continuation on the Board. Such automatic grants of stock options vest 25 percent on the anniversary date in the year following the date of the grant and 25 percent on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the Common Stock on the date of grant, and is required to be paid in cash.

  Amendment and Termination of Stock Option Plan. The Board of Directors may, without affecting any outstanding options or Awards, from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the 1996 Stock Option Plan, modify the class of participants eligible to receive options or Awards granted under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK BY LARGE SECURITYHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997, after giving effect to the conversion of the Preferred Stock into Common Stock and as adjusted to reflect the sale of Common Stock being offered hereby, by each person other than members of management known to the Company to beneficially own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                   OF COMMON STOCK         OF COMMON STOCK
                                 BEFORE OFFERING(1)       AFTER OFFERING(2)
                                ----------------------- -----------------------
NAME AND ADDRESS OF BENEFICIAL
OWNER                             SHARES      PERCENT     SHARES      PERCENT
------------------------------  ------------ ---------- ------------ ----------
Wellington Management
Company(3)....................     1,333,400     31.62%    1,333,400     18.48%
75 State Street
Boston, MA 02109
Lindner Dividend Fund(4)......     1,333,334     31.62     1,333,334     18.48
7711 Carondolet Avenue, Suite
700
St. Louis, MO 63104
General Electric Capital
Corporation(5)................     1,333,332     31.62     1,333,332     18.48
260 Long Ridge Road
Stamford, CT 06927
First Financial Fund,
Inc.(6).......................       933,400     23.24       933,400     13.30
c/o Wellington Management
Company
75 State Street
Boston, MA 02109
Wallace R. Weitz &
Company(7)....................       666,666     17.17       666,666      9.69
1125 South 103rd Street
Suite 600
Omaha, NE 68124-6008
Weitz Series Fund, Inc.(8)....       410,000     10.92       410,000      6.07
c/o Wallace R. Weitz & Company
1125 South 103rd Street,
Suite 600
Omaha, NE 68124-6008
Bay Pond Partners, L.P.(9)....       400,000     10.67       400,000      5.93
c/o Wellington Management
Company
75 State Street
Boston, MA 02109
First Fidelity, Inc.(10)......       373,334      9.99       373,334      5.54
c/o First Union National Bank
One First Union Center
301 South College Street
Charlotte, NC 28288

--------
 (1) Assuming conversion of all of the Securityholders' Preferred Stock into Common Stock and the exercise of the listed Securityholder's Warrants.
 (2) Assuming no exercise of Underwriter's over-allotment option, no exercise of Warrants (except by the Securityholder named, separately) and no purchases by any of the listed Securityholders in this Offering.

 (3) Consists of 466,700 shares of Common Stock currently outstanding, and 466,700 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by First Financial Fund, Inc., for whom Wellington Management Company ("Wellington") acts as investment advisor and over which Wellington has shared investment power; 200,000 shares of Common Stock currently outstanding, and 200,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Bay Pond Partners, L.P., for whom Wellington acts as investment advisor and over which Wellington has shared voting and investment power.
 (4) Includes 666,667 shares of Common Stock issuable upon the exercise of Warrants.
 (5) Includes 666,666 shares of Common Stock issuable upon the exercise of Warrants.
 (6) Includes 466,700 shares of Common Stock issuable upon the exercise of Warrants. Wellington acts as investment advisor and shares investment power with First Financial Fund, Inc. See footnote 3.
 (7) Consists of 205,000 shares of Common Stock currently outstanding, and 205,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Series Fund, Inc. (see footnote
     10); 65,000 shares of Common Stock currently outstanding, and 65,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners, Inc,; and 63,333 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners III Limited Partnership.
 (8) Includes 185,000 shares of Common Stock beneficially owned by Weitz Series Fund, Inc. --Value Portfolio and 20,000 shares of Common Stock beneficially owned by Weitz Series Fund, Inc.--Hickory Portfolio and the related 205,000 shares of Common Stock issuable upon the exercise of Warrants. Wallace R. Weitz & Company has sole voting and investment power with respect to these shares.
 (9) Includes 200,000 shares of Common Stock issuable upon the exercise of Warrants. Wellington also acts as investment advisor and shares investment power with Bay Pond Partners, L.P. See footnote 3.
(10) Includes 186,667 shares of Common Stock issuable upon the exercise of Warrants. Wallace R. Weitz, as President of Weitz Series Fund, Inc. and Weitz Partners, Inc. and as general partner of Weitz Parters III Limited Partnership, may be deemed to beneficially own such shares of Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997, after giving effect to the conversion of the Preferred Stock into Common Stock and as adjusted to reflect the sale of Common Stock being offered hereby, by (i) each director and nominee for director, (ii) the Company's Named Executive Officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                             BENEFICIAL OWNERSHIP OF  BENEFICIAL OWNERSHIP OF
                                  COMMON STOCK             COMMON  STOCK
NAME AND ADDRESS OF            BEFORE OFFERING (1)      AFTER OFFERING (2)
BENEFICIAL OWNER             ---------------------------------------------------
-------------------            NUMBER       PERCENT     NUMBER        PERCENT
Scott F. Hartman (3)........      401,332       10.91       401,332        6.01
W. Lance Anderson (3).......      411,732       11.18       411,732        6.16
Edward W. Mehrer (4)........       29,000          *         29,000          *
Gregory T. Barmore (5)......        5,000          *          5,000          *
Jenne K. Britell............          --          --            --          --
Mark J. Kohlrus (6).........       13,000          *         13,000          *
All Directors and Executive
 Officers as a Group
 (6 persons) ...............      860,064         --        860,064         --

--------
  *Less than one percent.
(1)Assuming conversion of all of the Securityholders' Preferred Stock into Common Stock and the exercise of the listed Securityholder's Warrants and currently exercisable options.
(2)Assuming no exercise of Underwriter's over-allotment option, no exercise of Warrants (except by Securityholder named, separately), no purchases by any of the listed Securityholders in this table and that all shares eligible to be sold hereunder are sold.
(3)Messrs. Hartman and Anderson acquired (i) Units with promissory notes (see "Management--Executive Compensation"), (ii) Common Stock as Founders (see "Capitalization"), (iii) Units as purchasers in the Private Placement, and
   (iv) Stock Options (see "Management--Executive Compensation").
(4)Consists of 12,000 Units purchased in the Private Placement, including 2,000 owned by his wife, and 5,000 shares of Common Stock issuable upon the exercise of options.
(5)Includes 5,000 shares of Common Stock issuable upon the exercise of options.
(6)Includes 1,500 Units purchased in the Private Placement and 10,000 shares of Common Stock issuable upon the exercise of options.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

  In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage Inc. ("NMI") for the purpose of engaging in the subprime lending business. During the remainder of 1996, NMI obtained required licenses and permits, developed guidelines for the origination of mortgage loans through its wholesale lending channel and, following the Company's Private Placement, began to hire critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

  Following the close of the Private Placement of Units in December 1996, NovaStar Financial, Inc. (in its non-consolidated, parent only capacity, "NFI") moved to implement the portion of its business strategy to be conducted through taxable subsidiaries. In February 1997, NFI Holding Corporation ("Holding") was formed to serve as a holding company for such taxable subsidiaries. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding voting Common Stock of Holding for a total price of $20,000 and NFI acquired all of the outstanding preferred stock of Holding for a total price of $1,980,000. The Common Stock is entitled to 1 percent of the dividend distributions of Holding and the preferred stock is entitled to 99 percent of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which NFI is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in Holding.

  In March 1997, Holding acquired all of the outstanding common stock of NMI from Messrs. Hartman and Anderson for a total price of $250,000, the amount of cash previously invested by them in NMI. NMI thereby became a wholly-owned subsidiary of Holding. Through Holding, NFI thus owns a beneficial interest in 99 percent of the future dividend distributions attributable to NMI.

  During the three months ended June 30, 1997, NFI entered into a loan purchase agreement with NMI pursuant to which NFI agrees to buy from time to time and NMI agrees to sell to NFI mortgage loans originated or acquired by NMI. The loan purchase agreement is non-exclusive as to both parties and provides for an arm's-length, fair market value transfer of mortgage loans, generally on a servicing-released basis. NFI and NMI also entered into a flow subservicing agreement under which NMI agrees to service mortgage loans for NFI initially for a fixed dollar fee per loan based on the fee in comparable, arm's-length subservicing arrangements. The subservicing agreement became effective with the commencement of NMI's servicing operation in July 1997. NFI and NMI further entered into an Administrative Services Outsourcing Agreement dated as of June 30, 1997 pursuant to which NMI will provide NFI on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting and loan funding.

INDEBTEDNESS OF MANAGEMENT

  Messrs. Hartman and Anderson are indebted to NFI pursuant to forgivable promissory notes as described under "Management--Executive Compensation--Units Acquired with Forgivable Debt."

CERTAIN BUSINESS RELATIONSHIPS

  In connection with a commitment from General Electric Capital Corporation ("GE Capital") to purchase Units in the Company's Private Placement of Units in 1996, the Company agreed that so long as GE Capital owns at least ten percent of the outstanding Common Stock, assuming full conversion of the Preferred Stock and full exercise of all Warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20 percent of its initial investment in the Company. The current director serving pursuant to these provisions is Jenne K. Britell, who was elected to serve as an Independent Director with a term running until the 1999 annual meeting of stockholders.

  The Company also agreed, unless GE Capital waives its compliance, (i) to give GE Capital's insurance affiliate FGIC three years' right of first offer to issue credit enhancements on the Company's securitizations, (ii) to permit GE Capital's mortgage company affiliate GE Capital Mortgage Corporation to sell subprime mortgage loans, conforming to underwriting guidelines, to the Company on an arm's-length basis, and (iii) to pay, subject to closing of the Private Placement, GE Capital's reasonable legal and consulting fees up to $40,000 incurred in the Private Placement.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective purchaser of units. This discussion is based on current law. The following discussion is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investors' particular circumstances or to certain types of investors (including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under federal income tax laws.

  EACH PROSPECTIVE PURCHASER OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP AND SALE AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to the Company as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of the Company. However, it is impractical to set forth in this Prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the Common Stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation" (at the corporate level and then again at the stockholder level when the income is distributed) that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on Taxable Income that is not currently distributed to its stockholders. See "Federal Income Tax Considerations--Taxation of the Company."

  The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

OPINION OF SPECIAL TAX COUNSEL

  Jeffers, Wilson, Shaff & Falk, LLP ("Special Tax Counsel"), special tax and ERISA counsel to the Company, has advised the Company in connection with the formation of the Company, the Private Placement, this Offering and the Company's election to be taxed as a REIT. Based on existing law and certain representations made to Special Tax Counsel by the Company, Special Tax Counsel is of the opinion that the Company (exclusive of any taxable affiliates) operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through June 30, 1997, the date of the Company's unaudited balance sheet and income statement made available to Counsel, and the organization and contemplated method of operation of the Company are such as to enable it to continue to so qualify throughout the balance of 1997 and in subsequent years. However, whether the Company will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by Special Tax Counsel. Moreover, certain aspects of the Company's method of operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, Special Tax Counsel is unable to opine whether the Company will in fact qualify as a REIT under the Code in all events. In the opinion of Special Tax Counsel, the section of the Prospectus entitled "Federal Income Tax Considerations" identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Special Tax Counsel's opinions are based on various assumptions and on the factual representations of the Company concerning its business and assets. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Termination or Revocation of REIT Status" below.

  The opinions of Special Tax Counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the Company or its stockholders. Special Tax Counsel's opinions also are based in part on the opinion of special Maryland counsel, Piper & Marbury, L.L.P., Baltimore, Maryland, that the Company is duly organized and existing under Maryland law.

  In the event the Company does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent the Company would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced. See "Termination or Revocation of REIT Status" below.

QUALIFICATION AS A REIT

  To qualify for tax treatment as a REIT under the Code, the Company must meet certain tests which are described immediately below.

  Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, the Company's shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year (or a proportionate part of a short tax year). Since the closing of its Private Placement, the Company has had more than 100 shareholders of record. The Company must also use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50 percent in value of the shares of any class of the stock of the Company may be owned directly or indirectly by five or fewer individuals. In determining whether the Company's shares are held by five or fewer individuals, the attribution rules of Section 544 of the Code apply. For a description of these attribution rules, see "Description of Capital Stock." The Company's Charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50 percent by value of any class of the Company's stock being held by five or fewer individuals (directly or constructively) at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. The Company has satisfied and intends to continue satisfying both the 100 stockholder and 50 percent/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT. See "Description of Capital Stock." The Company uses the calendar year as its taxable year for income tax purposes.

  Nature of Assets. On the last day of each calendar quarter at least 75 percent of the value of the Company's assets must consist of Qualified REIT Assets, government securities, cash and cash items (the "75 percent of assets test"). The Company expects that substantially all of its assets, other than the preferred stock of the Company's taxable affiliate, will be "Qualified REIT Assets." Qualified REIT Assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. The Company has complied with the 75 percent of assets test for each quarter since inception of its REIT election.

  On the last day of each calendar quarter, of the investments in securities not included in the 75 percent of assets test, the value of any one issuer's securities may not exceed 5 percent by value of the Company's total assets and the Company may not own more than ten percent of any one issuer's outstanding voting securities. Pursuant to its compliance guidelines, the Company intends to monitor closely (on not less than a quarterly basis) the purchase and holding of the Company's assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter the Company intends to limit and diversify its ownership of securities of any taxable affiliate of the Company, hedging contracts and other mortgage securities that do not constitute Qualified REIT Assets to less than 25 percent, in the aggregate, by value of its portfolio, to less than 5 percent by value as to any single issuer, including the stock of any taxable affiliate of the Company, and to less than 10 percent of the voting stock of any single issuer (collectively the "25 percent of assets limits"). If such limits are ever exceeded, the Company intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of June 30, 1997, the Company complied with the tests described in this paragraph.

  When purchasing mortgage-related securities, the Company may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities (and the income therefrom) constitute Qualified REIT Assets (and income) for purposes of the 75 percent of assets test (and the source of income tests discussed below). If the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  Sources of Income. The Company must meet three separate income-based tests each year in order to qualify as a REIT.

  1. The 75 percent Test. At least 75 percent of the Company's gross income (the "75 percent of income test") for the taxable year must be derived from the following sources among others: (i) interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property; (ii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's business ("dealer property"); (iii) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property ("foreclosure property"); (iv) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees); (v) rents from real property; and (vi) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Company received during the one-year period beginning on the day such proceeds were received ("qualified temporary investment income"). The investments that the Company intends to make (as described under "Business-- Portfolio of Mortgage Assets") will give rise primarily to mortgage interest qualifying under the 75 percent of income test. As of June 30, 1997, the Company complied with the 75 percent income test on an annualized basis.

  2. The 95 percent Test. In addition to deriving 75 percent of its gross income from the sources listed above, at least an additional 20 percent of the Company's gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property (the "95 percent of income test"). Income attributable to assets other than Qualified REIT Assets, such as income from or gain on the disposition of Qualified Hedges, that the Company holds, dividends on stock (including any dividends from a taxable affiliate), interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not Qualified REIT Assets will constitute qualified income for purposes of the 95 percent of income test only, and will not be qualified income for purposes of the 75 percent of income test. Income from mortgage servicing, loan guarantee fees (or other contracts under which the Company would earn fees for performing services) and hedging (other than from Qualified REIT Assets) will not qualify for either the 95 percent or 75 percent of income tests. The Company intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95 percent of income test. Moreover, in order to help ensure compliance with the 95 percent of income test and the 75 percent of income test, the Company intends to limit substantially all of the assets that it acquires (other than the shares of the preferred stock of any taxable affiliate and Qualified Hedges) to Qualified REIT Assets. The policy of the Company to maintain REIT status may limit the type of assets, including hedging contracts, that the Company otherwise might acquire. As of June 30, 1997, the Company complied with the 95 percent income test on an annualized basis.

  For purposes of determining whether the Company complies with the 75 percent of income test and the 95 percent of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100 percent tax. See "--Taxation of the Company."

  3. The 30 percent Limit. The Company must also derive less than 30 percent of its gross income from the sale or other disposition of (i) Qualified REIT Assets held for less than four years, other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events, (ii) stock or securities held for less than one year (including Qualified Hedges) and (iii) property in a prohibited transaction (together the "30 percent of income limit"). As a result of the Company's having to closely monitor such gains, the Company may have to hold mortgage loans and Mortgage Assets for four or more years and securities (other than securities that are Qualified REIT Assets) and hedges for one year or more at times when the Company might otherwise have opted for the disposition of such assets for short term gains, in order to ensure that it maintains compliance with the 30 percent of income limit.

  The Company intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75 percent of income test, the 95 percent of income test and the 30 percent of income limit. See "--Taxation of the Company" for a discussion of the potential tax cost of the Company's selling certain Mortgage Assets on a regular basis. In order to help insure its compliance with the REIT requirements of the Code, the Company has adopted guidelines the effect of which will be to limit the Company's ability to earn certain types of income, including income from hedging, other than hedging income from Qualified REIT Assets and from Qualified Hedges. See "Business-- Portfolio of Mortgage Assets--Interest Rate Risk Management."

  If the Company fails to satisfy one or both of the 75 percent or 95 percent of income tests for any year, it may face either (a) assuming such failure was for reasonable cause and not willful neglect, a 100 percent tax on the greater of the amounts of income by which it failed to comply with the 75 percent test of income or the 95 percent of income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that the Company will always be able to maintain compliance with the gross income tests for REIT qualification despite the Company's periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95 percent or the 75 percent of income tests will be available in any particular circumstance. There are no comparable relief provisions which could mitigate the consequences of a failure to satisfy the 30 percent of income limit.

  Distributions. The Company must distribute to its stockholders on a pro rata basis each year an amount equal to (i) 95 percent of its Taxable Income before deduction of dividends paid and excluding net capital gain, plus (ii) 95 percent of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income" (the "95 percent distribution test"). See "Dividend Policy and Distributions." The Company intends to make distributions to its stockholders in amounts sufficient to meet this 95 percent distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the Company's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to 4 percent of the excess of such required distributions over the amounts actually distributed will be imposed on the Company for each calendar year to the extent that dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) are less than the sum of
(i) 85 percent of the Company's "ordinary income," (ii) 95 percent of the Company's capital gain net income, and (iii) income not distributed in earlier years.

  If the Company fails to meet the 95 percent distribution test as a result of an adjustment to the Company's tax returns by the Service, the Company by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. The Company would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file timely tax return.

TAXATION OF THE COMPANY

  In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. The Company will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year. See "Dividend Policy and Distributions."

  In addition, the Company will also be subject to a tax of 100 percent of net income from any prohibited transaction and will be subject to a 100 percent tax on the greater of the amount by which it fails either the 75 percent or 95 percent of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. The Company may be subject to the alternative minimum tax on certain items of tax preference.

  If the Company acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, the Company may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35 percent. Income from foreclosure property will not be subject to the 100 percent tax on prohibited transactions and will not be included in income subject to the 30 percent of income limit. The Company will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. The Company expects to so elect.

  The Company will securitize mortgage loans and sell such mortgage loans through one or more taxable affiliates. However, if the Company itself were to sell such Mortgage Assets on a regular basis, there is a substantial risk that they would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100 percent as income from prohibited transactions. Such taxable affiliate will not be subject to this 100 percent tax on income from prohibited transactions, which is only applicable to REITs.

  The Company will also be subject to the nondeductible 4 percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. See "--Qualification as a REIT-Distributions." The Company intends to declare its fourth regular annual dividend during the final quarter of the year and to make such dividend distribution no later than thirty-one
(31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on the Company would reduce the amount of cash available for distribution to the Company's stockholders.

  As a publicly held corporation, the Company will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year (the "Million Dollar Limit"). The Million Dollar Limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria: (i) the agreement must have been approved by the corporation's stockholders, (ii) the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation and (iii) under the agreement compensation payable to the employee must be based on objective performance criteria and the meeting of this criteria is certified by the compensation committee. Based on certain representations of the Company, Counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the Million Dollar Limit.

TAXATION OF TAXABLE AFFILIATES

  The Company has caused, and will continue to cause, the creation and sale of Mortgage Assets or conduct certain hedging activities through one or more taxable affiliates. To date, the Company has caused the formation of NFI Holding Corporation, Inc. (Holding) and NovaStar Mortgage, Inc. (NMI), the wholly owned subsidiary of Holding. The Company owns all of the preferred stock issued by Holding, which is entitled to 99 percent of the dividends to be distributed by Holding. Scott Harman and Lance Anderson each own 50 percent of the common stock of Holding. The common stock of Holding is entitled to one percent of the dividends and liquidating distributions to be distributed by Holding. The common stock is the sole class of voting stock of Holding, although the Company would be entitled to vote on any matter that could adversely affect the rights of its preferred stock. The assets of Holding consist of the issued capital stock of NMI and a nominal amount of cash.

  In order to ensure that the Company will not violate the prohibition on ownership of more than 10 percent of the voting stock of a single issuer and the prohibition on investing more than 5 percent of the value of its assets in the stock or securities of a single issuer, the Company will primarily own only shares of nonvoting preferred stock of the taxable affiliate and will not own any of the taxable affiliates' common stock. The Company will monitor the value of its investment in the taxable affiliate on a quarterly basis to limit the risk of violating any of the tests that comprise the 25 percent of assets limits. In addition, the dividends that the taxable affiliate pays to the Company will not qualify as income from Qualified REIT Assets for purposes of the 75 percent of income test, and in all events would have to be limited, along with the Company's other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from Qualified REIT Assets to less than 25 percent of the Company's gross revenues in each year. See "Qualification as a REIT--Nature of Assets" and "--Sources of Income." The taxable affiliate will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net after-tax earnings to its stockholders, including the Company, as dividend distributions. If the taxable affiliate creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of the taxable affiliate. The taxable affiliate would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.

TAXATION OF THE COMPANY'S STOCKHOLDERS

  General. For any taxable year in which the Company is treated as a REIT for federal income purposes, amounts distributed by the Company to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by the Company as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

  Distributions of the Company will not be eligible for the dividends received deduction for corporations. Stockholders may not deduct any net operating losses or capital losses of the Company.

  Any loss on the sale or exchange of shares of the stock of the Company held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

  If the Company makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of the Company's shares.

  The Company (exclusive of its taxable affiliates) does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as UBTI. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders of the Company. Potential investors, and in particular Tax Exempt Entities, are urged to consult with their tax advisors concerning this issue.

  The Company intends to finance the acquisition of Mortgage Assets by entering into reverse repurchase agreements, which are essentially loans secured by the Company's Mortgage Assets. The Company expects to enter into master repurchase agreements with secured lenders known as "counterparties." Typically, such master repurchase agreements have cross-collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the Service were to successfully take the position that the cross-collateralization provisions of the master repurchase agreements result in the Company having issued debt instruments (the reverse repurchase agreements) with differing maturity dates secured by a pool of mortgage loans, a portion of the Company's income could be characterized as "excess inclusion income." Special Tax Counsel has advised the Company that it is more likely than not that the cross-collateralization provisions of the master repurchase agreements will not cause the Company to realize excess inclusion income. Nevertheless, in the absence of any definitive authority on this issue, Special Tax Counsel cannot give complete assurance.

  The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid by the Company on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

TAXATION OF TAX-EXEMPT ENTITIES

  In general, a Tax-Exempt Entity that is a stockholder of the Company is not subject to tax on distributions. The Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute UBTI and thus should be nontaxable to such a Tax-Exempt Entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth under the heading "Taxation of the Company's Stockholders," Special Tax Counsel is of the opinion that indebtedness incurred by the Company in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends of the Company paid to a stockholder that is a Tax-Exempt Entity to be UBTI, provided that the Tax-Exempt Entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10 percent of the Company's stock, a portion of the dividends on such stock could be treated as UBTI.

  For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such entities should review Code
Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

FOREIGN INVESTORS

  The preceding discussion does not address the federal income tax consequences to foreign investors (non-resident aliens and foreign corporations as defined in the Code) of an investment in the Company. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of the Company's stock. Foreign investors in the Company should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of the Company's stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment.

RECORDKEEPING REQUIREMENT

  A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if the Company has over 200 but fewer than 2,000 stockholders of record, from persons holding 1 percent or more of the Company's outstanding shares of stock and if the Company has 200 or fewer stockholders of record, from persons holding 1/2 percent or more of the stock) regarding their ownership of shares. The Company must maintain, as part of the Company's records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. The Company intends to maintain the records and demand statements as required by these regulations.

TERMINATION OR REVOCATION OF REIT STATUS

  The Company's election to be treated as a REIT will be terminated automatically if the Company fails to meet the requirements described above. In that event, the Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless all of the following relief provisions apply: (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that failure to meet requirements was due to reasonable cause and not willful neglect. The Company may also voluntarily revoke its election, although it has no intention of doing so, in which event the Company will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders of the Company with respect to any year in which the Company fails to qualify as a REIT would not be deductible by the Company nor would they be required to be made. Failure to qualify as a REIT would result in the Company's reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company could face significant adverse tax consequences.

BACKUP WITHHOLDING

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things, (i) fails to furnish the Company with a properly certified taxpayer identification number, (ii) furnishes the Company with an incorrect taxpayer identification number, (iii) fails properly to report interest or dividends from any source, or (iv) under certain circumstances fails to provide the Company or the stockholder's securities broker with a certified statements, under penalty of perjury, that he or she is not subject to backup withholding.

  The backup withholding rate is 31 percent of "reportable payments", which include the Company's dividends. Stockholders should consult their tax advisors as to the procedure for insuring that Company distributions to them will not be subject to backup withholding.

  The Company will report to its stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

STATE AND LOCAL TAXES

  State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in the Company's stock.

ERISA INVESTORS

  A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, a "Plan"), should consider (i) whether the ownership of the Company's stock is in accordance with the documents and instruments governing the Plan, (ii) whether the ownership of the Company's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA,
(iii) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary with respect to plan assets, and (iv) the need to value the assets of the Plan annually.

  As to the "plan assets" issue noted in clause (iii) above, based on certain representations of the Company, Special Tax Counsel is of the opinion that the Company's Common Stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the Common Stock, and not the underlying assets of the Company, will be considered the assets of a Plan investing in the Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the closing of this Offering, the authorized capital stock of the Company will consist of 46,450,000 shares of Common Stock, of which 6,766,665 shares of Common Stock will be outstanding, and 3,550,000 shares of the Company's unclassified capital stock, none of which will be outstanding.

HISTORICAL CAPITAL STRUCTURE

  The authorized capital stock of the Company consists of 50,000,000 shares of Capital Stock, $0.01 par value ("Capital Stock"). All such shares of Capital Stock were initially classified as Common Stock. The Company's Charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized Capital Stock into other classes or series of Capital Stock, including classes or series of preferred stock. On December 6, 1996, the Company supplemented its Charter to divide and classify 3,550,000 shares of the Capital Stock of the Company into a series of preferred stock designated as the Company's Class A Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock has the rights and privileges and is subject to the conditions set forth in the Articles Supplementary establishing the terms of the Preferred Stock. On December 9, 1996, the Company issued (i) 3,333,333 shares of Preferred Stock as part of the Units, each Unit consisted of one share of Preferred Stock and one Warrant, in the Company's Private Placement of Units; and (ii) 216,666 shares of Preferred Stock as part of the Units acquired by the founders with forgivable debt. Effective on the closing of this Offering, such shares of outstanding Preferred Stock will automatically convert to Common Stock. Shares of the Preferred Stock received by the Company upon the conversion will be restored to the status of authorized but unissued shares of Capital Stock, without designation as to class, and the Company intends to so reclassify all remaining authorized shares of Preferred Stock.

  The following summary of the respective rights of the Common Stock and the Preferred Stock is qualified in its entirety by reference to the Company's Charter and Articles Supplementary, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Voting. Each holder of Common Stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of Capital Stock of the Company. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares of Capital Stock have the power to elect all directors to be elected each year.

  Annual meetings of the stockholders of the Company will be held, and special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20 percent of the outstanding shares of Capital Stock entitled to be voted at the meeting. The Charter of the Company may be amended in accordance with Maryland law, subject to certain limitations set forth in the Charter.

  Dividends; Liquidation; Other Rights. So long as the Class A Convertible Preferred Stock remains outstanding, the holders of Common Stock shall not be entitled to dividends or distributions. Following conversion of all outstanding shares of Preferred Stock upon the closing of this Offering, the holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will share ratably in all assets of the Company remaining after the payment of liabilities and after payment of the liquidation preference of any shares or series of preferred stock that may be issued and outstanding. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

PREFERRED STOCK

  Additional preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Additional series of preferred stock would be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of additional series of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. Additional series of preferred stock, if issued, would have a preference on dividend payments (as does the Preferred Stock) which would affect the ability of the Company to make dividend distributions to the holders of Common Stock.

REGISTRATION RIGHTS

  Purchasers of Units in the Company's Private Placement are entitled to certain rights with respect to registration under the Securities Act. Pursuant to a Registration Rights Agreement between the Company and the Placement Agent, the Company has agreed to (i) file with the Commission, within six months after the closing of this Offering, and use its best efforts to cause to become effective as soon as practicable thereafter, a shelf registration statement (the "Shelf Registration Statement") with respect to the shares of Common Stock into which the shares of Preferred Stock have been converted, the Warrants and the shares of Common Stock issuable pursuant to the exercise of the Warrants and (ii) use its best efforts to have such shares of Common Stock and the Warrants approved for quotation on the Nasdaq National Market or listed on a stock exchange upon effectiveness of the Shelf Registration Statement. The Company will be required to keep the Shelf Registration Statement effective until the sooner of three years or such time as, in the written opinion of counsel to the Company, such registration is not required for the unrestricted resale of shares of Common Stock or Warrants entitled to registration rights under the Registration Rights Agreement. In addition, with respect to each investor who purchased 5 percent or more of the Units sold in the Private Placement (a "5 percent purchaser"), the Company has agreed to include with each registration statement it files relating to a new issuance of Common Stock during the term of the Registration Rights Agreement shares of Common Stock of such 5 percent purchaser resulting from the conversion of the Preferred Stock or the exercise of Warrants, subject to certain conditions. Such conditions provide, among other things, that the managing underwriter in any offering being so registered may determine that all of such shares of Common Stock proposed to be included in the offering cannot be sold, in which case the number of such shares included will be reduced pro rata among such 5 percent purchasers proposing to participate according to the number of such shares proposed to be sold, provided, however, that with respect to the Company's first two public offerings of Common Stock, such purchasers will be entitled to participate pro rata in any amount that can be sold in excess of $50 million per offering. In addition, following the end of the effectiveness of the Shelf Registration Statement, each 5 percent purchaser shall have two demand registration rights, unless, in the written opinion of counsel to the Company (which opinion is reasonably acceptable to such purchaser), such registration is not necessary for such 5 percent purchaser to sell its shares in the manner contemplated in compliance with applicable securities laws. If requested by any participating 5 percent purchaser, the Company's management will conduct road shows to assist such 5 percent purchaser in selling its shares under either the Shelf Registration Statement or the demand registrations.

PRIVATE PLACEMENT PURCHASE TERMS AGREEMENT

  Pursuant to a Purchase Terms Agreement between the Company and the placement agent in the Company's Private Placement, the Company agreed to a number of provisions for the benefit of the purchasers of Units. The Purchase Terms Agreement included, among other covenants, the following: (i) financial reporting and information requirements prior to this Offering; (ii) approval by a majority of Independent Directors of material increases in management compensation; (iii) restrictions on affiliated transactions (excluding transactions with GE Capital and its affiliates); (iv) prohibitions on entering unrealted lines of business (including, but not limited to, investments in commercial and multifamily mortgage and mortgage-backed securities or other REITs); (v) maintenance of Key Man life insurance on Messrs. Hartman and Anderson for five years; (vi) maintenance of the Company's status as a REIT; (vii) changes in the capital allocation guidelines and hedge policies; (viii) undertaking to carry out a liquidation of the Company upon the vote of a majority of the stockholders recommending such action; and (ix) prohibition on grants of stock options (or other Awards) under the Company's 1996 Stock Option Plan prior to this Offering other than those stock options described in "Management--Executive Compensation."

  Following this Offering or, in the case of clauses (iv) and (v) above, one year following this Offering, the provisions of clauses (ii) through (vii) above may be modified or waived by a majority of Independent Directors. During such one-year period, clause (iv) and (v) may be waived by a unanimous vote of the Board of Directors. Clauses (viii) and (ix) will terminate upon the closing of this offering.

REPURCHASE OF SHARES AND RESTRICTION ON TRANSFER

  Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50 percent in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "50 percent/5 stockholder test") and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

  In order that the Company may meet these requirements at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

  For purposes of the 50 percent/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of Capital Stock in violation of the ownership limitations set forth in the Charter, many types of entities may own directly more than the 9.8 percent limit because such entities shares are attributed to its individual stockholders. For example, it is contemplated that GE Capital and perhaps other corporate investors will own in excess of 9.8 percent of the Capital Stock outstanding immediately after the Offering. On the other hand, a person will be treated as owning not only shares of Capital Stock actually or beneficially owned, but also any shares of Capital Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Capital Stock owned by a person who individually owns less than 9.8 percent of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Charter. Ownership of shares of the Company's Capital Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. The Company has greater than 100 shareholders of record.

  Under the constructive ownership provisions of Section 544 of the Code, a holder of a Warrant will be treated as owning the number of shares of Capital Stock into which such Warrant may be converted.

  The Charter further provides that if any transfer of shares of Capital Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Capital Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Capital Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee shall not acquire any rights in such shares. Shares held by the Trustee shall be issued and outstanding shares of Capital Stock. The intended transferee shall not benefit economically from ownership of any shares held in the Trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by the Company that shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares to the Trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Board of Directors of the Company may, in their discretion, waive these requirements on owning shares in excess of the ownership limitations.

  Within 20 days of receiving notice from the Company that shares of Capital Stock have been transferred to the Trust, the Trustee shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the Charitable Beneficiary. In addition, shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee.

  The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of the Company's stock, the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System of, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

  Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this Offering or subsequent purchasers.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8 percent of the outstanding shares of Capital Stock.

INDEMNIFICATION

  The Company's Charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland General Corporation Law (the "Maryland GCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

BUSINESS ACQUISITIONS STATUTES

  Under the Maryland GCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80 percent of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors of the Company has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of Units in the Offering (or an affiliate thereof) or to any other future business combination with the Company. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of Units.

CONTROL SHARE ACQUISITIONS

  The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. The Company has adopted a provision in its Bylaws that exempts the Company's shares of Capital Stock from application of the control share acquisition statute. No assurance can be given, however, that such Bylaw provision may not be removed at any time by amendment of the Bylaws.

TRANSFER AGENT AND REGISTRAR

  The Company expects to appoint an outside transfer agent and registrar with respect to the Common Stock and the Warrants.

                            DESCRIPTION OF WARRANTS

  The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of December 9, 1996 between the Company and the warrant agent (the "Warrant Agent"). The Company is initially acting as Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement including the definitions therein of certain terms used below. A copy of the Warrant Agreement is filed with the Commission along with the Registration Statement of which this Prospectus is a part.

  The Warrants were originally issued as part of the Units, each Unit consisting of one share of Preferred Stock and one Warrant. The Warrants were represented by the Preferred Stock, which have an endorsement representing beneficial ownership of the related Warrants on deposit with the Warrant Agent as custodian for the registered holders of the Warrant. Prior to conversion, transfer of a share of Preferred Stock to which the related Warrant has not been exercised constituted transfer of a holder's beneficial interest in the related Warrant. Upon closing of this Offering, each share of Preferred Stock will automatically convert into one share of Common Stock and the registered holder of the Preferred Stock will receive a stock certificate representing the Common Stock, a certificate from the Warrant Agent evidencing a separately transferable Warrant (the "Warrant Certificate"). Certain Warrants issued to the placement agent are evidenced by Warrant Certificates issued at that time. The Warrants and the Warrant Shares have not been registered under the Securities Act and are subject to certain transfer restrictions. Holders of the Warrants have certain registration rights with respect to the Common Stock issued upon conversion of the Warrant Shares. The Warrants are exercisable beginning on the earlier of the date of effectiveness of a Shelf Registration Statement (see "Description of Capital Stock--Registration Rights") or six months following the closing of the Offering and will remain exercisable until the third anniversary of the exercise date at an exercise price of $15.00 per share of Common Stock and will be subject to anti-dilution protection.

  Each Warrant, when exercised, will entitle the holder thereof to receive one share of Common Stock at an exercise price of $15.00 per share (the "Exercise Price.") The exercise price per Warrant was established at the time of the Company's initial Private Placement of Units, prior to its commencement of operations, and was fixed by management at the per Unit offering price.

  The Warrants may be exercised by surrendering to the Warrant Agent the definitive Warrant Certificates evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (a) in the form of cash or by certified or official bank check payable to the order of the Company or (b) by surrendering additional Warrants or shares of Common Stock for cancellation to the extent the Company may lawfully accept shares of Common Stock, with the value of such shares of Common Stock for such purpose to equal the average trading price of the Common Stock during the ten trading days preceding the date surrendered and the value of the Warrants to equal the difference between the value of a share of Common Stock and the Exercise Price. Upon surrender of the Warrant Certificate and payment of the Exercise Price and any other applicable amounts, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

  No fractional shares of Common Stock will be issued upon exercise of the Warrants. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants not yet exercised are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

  The Exercise Price of the Warrants will be appropriately adjusted if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) issues by reclassification of its Common Stock any shares of its capital stock, or (v) issues shares of Capital Stock at a price below the greater of (a) $15 or (b) fair market value, provided that this clause (v) shall not apply to this Offering.

  In case of certain consolidations or mergers of the Company, or the liquidation of the Company or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto (for shares of Preferred Stock if prior to the conversion of the Preferred Stock and shares of Common Stock if after the conversion), less the Exercise Price.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), represented by Stifel, Nicolaus & Company, Incorporated and Montgomery Securities (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the respective number of shares of Common Stock set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares if any are purchased.

                                                                NUMBER OF SHARES
   UNDERWRITER                                                  TO BE PURCHASED
   -----------                                                  ----------------
   Stifel, Nicolaus & Company, Incorporated....................
   Montgomery Securities.......................................
                                                                   ---------
           Total...............................................    3,000,000
                                                                   =========

  The Underwriters, through the Representatives, have advised the Company that they propose to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $   per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $   per share to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed by the representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted the Underwriters an option exercisable for 30 days after the date hereof to purchase up to 450,000 additional shares to cover over-allotments, if any, at the initial public offering price less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares to be purchased by it shown in the foregoing table bears to the shares initially offered hereby. The Underwriters may purchase such shares only to cover over-allotments in connection with this Offering.

  Prior to this Offering, there has been no public market for the Common Stock. Consequently, the public offering price will be determined by negotiation between the Company and the Representatives and may not bear any relation to the book value or assets of the Company or any other recognized criteria of value. Among the factors considered in such negotiations were the nature of the Company's business, its prospects and management, and the general conditions of the securities markets at the time of the offering. There can be no assurance, however, that the prices at which the shares will sell to the public market after the public offering will not be lower than the price at which they are sold by the Underwriters.

  The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments which the Underwriters may be required to make in respect thereof. The Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

  The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of five percent of the number of shares of Common Stock offered hereby.

  The Company and the officers and directors of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any security convertible into Common Stock, except for options granted pursuant to the Company's stock option plan.

  Certain of the Underwriters have in the past performed, and may continue to perform, investment banking, broker-dealer and financial advisory services for the Company and have received customary compensation therefor.

  Out of the 3,000,000 shares to be sold by the Company pursuant to this Offering (not including the Underwriters' over-allotment option), the Underwriters have accepted the Company's request to sell up to 5 percent of such shares at the price to public set forth on the cover page of this Prospectus to employees and other persons designated by the Company.

  Current Stifel, Nicolaus & Company, Incorporated personnel purchased 83,450 Units in the Company's Private Placement of Units and, accordingly, hold that number of shares of Preferred Stock (approximately two percent of the Preferred Stock outstanding) and of Warrants. In addition, Stifel, Nicolaus & Company Incorporated received Warrants to purchase 100,000 shares of Common Stock at a price of $15.00 per share in connection with the Private Placement.

  Application will be made to have the Common Stock approved for quotation on the Nasdaq National Market.

  The Company has been advised by the Representatives that each of the Representatives presently intends to make a market in the Common Stock offered hereby; however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time. Until the Representatives' participations in the distribution of the Common Stock is complete, any such passive market making activities will be conducted in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. There can be no assurance that an active public market for the Common Stock will develop and continue after this Offering.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Units, Warrants and Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If the Representatives over-allot, i.e., if they sell more shares of Common Stock than is set forth on the cover page of this Prospectus and thereby create a short position in the Common Stock in connection with this Offering, then the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of the Offering. In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. These transactions may be effected on the Nasdaq National Market or otherwise. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California. Certain legal matters will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California. Attorneys at such firm own 5,333 shares of Preferred Stock and Warrants in the Company. Tobin & Tobin, a professional corporation, Jeffers, Wilson, Shaff & Falk, LLP and O'Melveny & Myers LLP will rely as to all matters of Maryland law upon the opinion of special Maryland counsel to the Company, Piper & Marbury, L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements of NovaStar Financial, Inc. and subsidiary as of June 30, 1997 and December 31, 1996 and for the six-months ended June 30, 1997 and for the period from September 13, 1996 (inception) to December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-11 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Upon completion of the Offering the Company will subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's Web Site (http://www.sec.gov). The Common Stock of the Company is expected to be approved for quotation on the Nasdaq National Market. Holders of the Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                   GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "Agency" means FNMA, FHLMC or GNMA.

  "Agency Certificates" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

  "ARM" or "Adjustable Rate Mortgage" means a mortgage loan (including any mortgage loan underlying a Mortgage Security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "Capital Stock" means the shares of capital stock issuable by the Company under its Charter, and includes Common Stock and Preferred Stock.

  "CMO" or "Collateralized Mortgage Obligations" means adjustable or short-term fixed-rate debt obligations (bonds) that are collateralized by mortgage loans or Pass-Through Certificates and issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means NovaStar Financial, Inc., a Maryland corporation, and includes any subsidiaries thereof except when the context otherwise requires.

  "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single family (one to four units) residences.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means the Federal Home Loan Mortgage Corporation.

  "founders" means Scott F. Hartman and W. Lance Anderson.

  "FNMA" means the Federal National Mortgage Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means the Government National Mortgage Association.

  "Independent Directors" means a director of the Company who is not an officer or employee of the Company or any affiliate (excluding GE Capital and its affiliates) or subsidiary of the Company.

  "ISOs" means qualified incentive stock options granted under the Stock Option Plan which meet the requirements of Section 422 of the Code.

  "LTV" means loan-to-value ratio which is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Mortgage Assets" means (i) mortgage loans, and (ii) Mortgage Securities, and (iii) other Qualified REIT Assets.

  "Mortgage Securities" means (i) Pass-Through Certificates and (ii) CMOs.

  "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective undivided interests in the pool.

  "Private Placement" means the Company's private placement of Units which closed December 9, 1996. Each Unit consists of one share of Convertible Preferred Stock and one Warrant to purchase one share of Common Stock.

  "Qualified Hedge" means a hedging contract that has each of the following attributes: (a) the hedging contract must be a swap or cap agreement, as contemplated by Section 1.446-3 of the Treasury Regulations; (b) the swap or cap agreement must be a bona fide interest rate swap or cap agreement entered into by the Company to hedge any variable rate indebtedness of the Company incurred or to be incurred to acquire or carry real estate assets; (c) the Company will not treat as a Qualified Hedge any hedging instrument acquired to hedge an asset of the Company; and (d) the Company will only treat as a Qualified Hedge a hedging instrument acquired to hedge a variable rate indebtedness secured by a variable rate asset that itself is subject to periodic or lifetime interest rate caps, or a variable rate indebtedness that is subject to a different interest rate index from that of the Company's asset securing such variable rate indebtedness.

  "Qualified REIT Assets" means Pass-Through Certificates, mortgage loans, Agency Certificates and other assets of the type described in Code Section 856(c)(6)(B).

  "Real Estate Asset" means interests in real property, interests in mortgages on real property, and regular or residual interests in REMICs.

  "REIT" means Real Estate Investment Trust as defined under Section 856 of the Code.

  "REMIC" means Real Estate Mortgage Investment Conduit as defined under
Section 860D of the Code.

  "Reverse Repurchase Agreement" means a secured borrowing device evidenced by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "Securities Act" means the Securities Act of 1933, as amended.

  "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

  "Special Tax Counsel" means the law firm of Jeffers, Wilson, Shaff & Falk,
LLP.

  "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from Federal income taxation.

  "taxable income" means for any year the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

  "UBTI" means "unrelated trade or business income" as defined in Section 512 of the Code.

  "Underwriters" shall have the meaning under the heading "Underwriting."

  "VA" means the United States Department of Veterans Affairs.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Financial Statements:
  Balance Sheets........................................................... F-3
  Statements of Operations................................................. F-4
  Statements of Stockholders' Equity....................................... F-5
  Statements of Cash Flows................................................. F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
NovaStar Financial, Inc.:

  We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiary as of June 30, 1997 and December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NovaStar Financial, Inc. and subsidiary as of June 30, 1997 and December 31, 1996 and the consolidated results of their operations and their cash flows for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Kansas City, Missouri
July 25, 1997

                            NOVASTAR FINANCIAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JUNE 30,  DECEMBER 31,
                                                           1997        1996
ASSETS
  Cash and cash equivalents............................. $    874    $46,434
  Mortgage securities available-for-sale................  284,348     13,239
  Mortgage loans........................................  303,732        --
  Accrued interest receivable...........................    6,244         14
  Other assets..........................................    6,543        109
                                                         --------    -------
      Total assets...................................... $601,741    $59,796
                                                         ========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Borrowings.......................................... $553,640    $   --
    Amounts due to brokers and dealers for unsettled
     mortgage securities purchases......................      --      13,255
    Accounts payable and accrued expenses...............    1,764        176
                                                         --------    -------
      Total liabilities.................................  555,404     13,431
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000 shares
     authorized:
     Convertible preferred stock, 3,549,999 issued and
      outstanding.......................................       36         36
     Common stock, 216,666 shares issued and
      outstanding.......................................        2          2
    Additional paid-in capital..........................   49,862     49,910
    Accumulated deficit.................................   (1,535)      (302)
    Net unrealized gain (loss) on available-for-sale
     securities.........................................    1,367        (16)
    Forgivable notes receivable from founders...........   (3,395)    (3,265)
                                                         --------    -------
      Total stockholders' equity........................   46,337     46,365
                                                         --------    -------
      Total liabilities and stockholders' equity........ $601,741    $59,796
                                                         ========    =======


                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                           FOR THE PERIOD FROM
                                              FOR THE SIX  SEPTEMBER 13, 1996
                                             MONTHS ENDED    (INCEPTION) TO
                                             JUNE 30, 1997  DECEMBER 31, 1996
Interest income:
  Mortgage securities.......................    $2,241            $ 155
  Mortgage loans............................     7,079              --
                                                ------            -----
Total interest income.......................     9,320              155
Interest expense............................     6,438              --
                                                ------            -----
Net interest income.........................     2,882              155
Provision for credit losses.................       718              --
                                                ------            -----
Net interest income after provision for
 credit losses..............................     2,164              155
Other income................................       213              --
General and administrative expenses:
  Compensation and benefits.................     1,234              199
  Professional and outside services.........       596              --
  Loan servicing............................       571              200
  Office administration.....................       334              --
  Travel and public relations...............       248              --
  Occupancy.................................       162               27
  Other.....................................       111               31
                                                ------            -----
  Total general and administrative
   expenses.................................     3,256              457
                                                ------            -----
Net loss....................................    $ (879)           $(302)
                                                ======            =====


                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       FORGIVABLE
                                                                      NET UNREALIZED     NOTES
                          CONVERTIBLE        ADDITIONAL               GAIN (LOSS) ON   RECEIVABLE     TOTAL
                           PREFERRED  COMMON  PAID-IN   ACCUMULATED AVAILABLE-FOR-SALE    FROM    STOCKHOLDERS'
                             STOCK    STOCK   CAPITAL     DEFICIT       SECURITIES      FOUNDERS     EQUITY
Balance, September 13,
 1996...................     $ --     $ --    $   --      $   --          $  --         $   --       $   --
Issuance of 216,666
 shares of common stock
 for cash...............       --         2       --          --             --             --             2
Net proceeds from
 private placement of
 3,333,333 units........        34      --     46,662         --             --             --        46,696
Units (216,666) acquired
 with forgivable debt...         2      --      3,248         --             --          (3,250)         --
Net loss................       --       --        --         (302)           --             --          (302)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............       --       --        --          --             (16)           --           (16)
Interest on forgivable
 notes receivable from
 founders...............       --       --        --          --             --             (15)         (15)
                             -----    -----   -------     -------         ------        -------      -------
Balance, December 31,
 1996...................        36        2    49,910        (302)           (16)        (3,265)      46,365
Private placement
 issuance costs.........       --       --        (48)        --             --             --           (48)
Net loss................       --       --        --         (879)           --             --          (879)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............       --       --        --          --           1,383            --         1,383
Dividends on convertible
 preferred stock ($0.10
 per share).............       --       --        --         (354)           --             --          (354)
Interest on forgivable
 notes receivable from
 founders...............       --       --        --          --             --            (130)        (130)
                             -----    -----   -------     -------         ------        -------      -------
Balance, June 30, 1997..     $  36    $   2   $49,862     $(1,535)        $1,367        $(3,395)     $46,337
                             =====    =====   =======     =======         ======        =======      =======


                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            FOR THE PERIOD FROM
                                               FOR THE SIX  SEPTEMBER 13, 1996
                                              MONTHS ENDED    (INCEPTION) TO
                                              JUNE 30, 1997  DECEMBER 31, 1996
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss.....................................   $    (879)        $  (302)
Adjustments to reconcile net loss to cash
 used in operating activities:
  Amortization of premiums...................         700             --
  Interest on forgivable notes receivable
   from founders.............................        (130)            (15)
  Provision for credit losses................         718             --
  Gains on sales of mortgage securities......         (42)            --
  Change in:
    Accrued interest receivable..............      (6,230)            (14)
    Other assets.............................        (826)           (109)
    Other liabilities........................         832             176
                                                ---------         -------
      Net cash used in operating activities..      (5,857)           (264)
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchases of available-for-sale securities..    (378,526)            --
 Settlement of amounts due to brokers........     (12,676)            --
 Proceeds from sales of available-for-sale
  securities.................................      99,794             --
 Proceeds from paydowns on and maturities of
  available-for-sale securities..............       3,211             --
 Mortgage loans acquired.....................    (219,995)            --
 Mortgage loans originated, net of
  repayments.................................     (84,926)            --
                                                ---------         -------
      Net cash used in investing activities..    (593,118)            --
CASH FLOW FROM FINANCING ACTIVITIES:
 Proceeds from private placement, net of
  offering costs.............................         (48)         46,696
 Proceeds from issuance of common stock......         --                2
 Net borrowings under repurchase agreements..     540,040             --
 Net advances under warehouse line of
  credit.....................................      13,600             --
 Dividends paid on convertible preferred
  stock......................................        (177)            --
                                                ---------         -------
      Net cash provided by financing
       activities............................     553,415          46,698
                                                ---------         -------
Net increase (decrease) in cash and cash
 equivalents.................................     (45,560)         46,434
Cash and cash equivalents, beginning of
 period......................................      46,434             --
                                                ---------         -------
Cash and cash equivalents, end of period.....   $     874         $46,434
                                                =========         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest......................   $   5,631         $   --
                                                =========         =======
 Issuance of units acquired with forgivable
  debt.......................................   $     --          $ 3,250
                                                =========         =======
 Dividends payable...........................   $     177         $   --
                                                =========         =======

                See notes to consolidated financial statements.

                           NOVASTAR FINANCIAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  NovaStar Financial, Inc. (NovaStar, or, collectively with its consolidated affiliates, the Company) is a Maryland corporation formed on September 13, 1996. The Company completed a private placement offering of units, consisting of convertible preferred stock and warrants in December 1996 (see Note 7). The Company originates and acquires subprime mortgage loans, acquires mortgage securities and manages the resulting portfolio of mortgage assets.

 Financial Statement Presentation

  The Company's consolidated financial statements include the accounts of NovaStar, NFI Holding Corporation (Holding) and NovaStar Mortgage, Inc. (NMI). NovaStar owns 100 percent of the nonvoting preferred stock of Holding, for which it receives 99 percent of the dividends paid by Holding. The common stock of Holding is owned by the founders of NovaStar. Holding owns 100 percent of the outstanding stock of NMI. NMI serves as the Company's principal source of subprime mortgage loans. NovaStar manages the assets and liabilities of the Company.

  The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1996, cash equivalents include $35 million in commercial paper.

 Mortgage Securities

  Although the Company generally intends to hold its mortgage securities to maturity, it may on occasion deem it necessary to sell securities. Accordingly, the Company classifies all of its mortgage securities as available-for-sale and, therefore, reports them at their estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Premiums are amortized as a yield adjustment over the estimated lives of the securities using the interest method. Gains or losses on sales of securities are recognized using the specific identification method.

 Mortgage Loans

  Mortgage loans include loans originated through the Company's wholesale production operation and those acquired in bulk pools from other originators and securities dealers. Loans are generally purchased at a premium over the outstanding principal balance. Mortgage loans are stated at amortized cost. For originated loans, cost includes deferred fees received and direct costs incurred, which, along with premiums paid, are amortized as a yield adjustment over the estimated lives of the loans using the interest method.

  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. Accrual of interest on non-performing loans is suspended when, in

                           NOVASTAR FINANCIAL, INC.

the opinion of management, the collection of interest or the related principal is less than probable. Any interest received on non-accrual loans is credited to principal.

 Credit Risk

  NovaStar maintains an allowance for credit losses at a level it deems appropriate for both known losses and unidentified potential losses in its mortgage loan portfolio. The allowance for credit losses is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current and projected economic conditions, the makeup of the portfolio based on credit grade, delinquency status and other factors deemed to warrant consideration. The allowance is maintained through ongoing provisions charged to operating income, reduced by net charge-offs.

 Interest Rate Agreements

  The Company has entered into interest rate swap and cap agreements designed to, in effect, alter the interest rates on its funding costs to more closely match the yield on interest-earning assets. Net income earned from or expense incurred on these agreements is accounted for on the accrual method and is recorded as an adjustment to interest expense.

 Income Taxes

  NovaStar intends to operate and qualify as a real estate investment trust
(REIT) under the requirements of the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of the stock of NovaStar and certain restrictions on the nature of assets and sources of income. In addition, a REIT must distribute at least 95 percent of its annual taxable income to its stockholders. If in any tax year NovaStar does not qualify as a REIT, it will be taxed as a corporation and distributions to stockholders will not be deductible in computing taxable income. If the Company fails to qualify as a REIT in any tax year, it will not be permitted to qualify for the succeeding four years. For tax purposes, the REITs deduction for credit losses is limited to actual net charge-offs.

  Holding and NMI are not operated as REITs, will file Federal and state income tax returns separately and will record income taxes using the asset and liability method.

 New Accounting Pronouncements

  SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending and similar transactions, which transfers will be effective for transactions occurring after December 31, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. Management believes adoption of SFAS No. 125, as amended by SFAS No. 127, will not have a material effect on the financial position or results of operations, nor will adoption require any significant additional capital resources.

                           NOVASTAR FINANCIAL, INC.

  SFAS No. 128, "Earnings Per Share" is effective for the fiscal year ending December 31, 1997, with earlier adoption prohibited. SFAS No. 128 supersedes APB Opinion No. 15 (APB No. 15) and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS No. 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and the International Accounting Standards Committee (IASC). It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15. Retroactive application will be required.

NOTE 2. MORTGAGE SECURITIES

  Mortgage securities, all classified as available-for-sale, consist of the following as of June 30, 1997 (dollars in thousands):

                                     WEIGHTED            UNREALIZED
                                     AVERAGE  AMORTIZED ------------- CARRYING
                                       RATE     COST    GAINS  LOSSES  VALUE
   Mortgage securities issued by:
     Federal National Mortgage
      Association...................   8.02%  $270,821  $1,355  $20   $272,156
     Government National Mortgage
      Association...................   7.88      8,334      29   --      8,363
     Federal Home Loan Mortgage
      Corporation...................   8.44      3,826       8    5      3,829
                                              --------  ------  ---   --------
                                              $282,981  $1,392  $25   $284,348
                                              ========  ======  ===   ========

  As of December 31, 1996, mortgage securities consisted of obligations of the Federal National Mortgage Association with a weighted average rate of 7.77 percent. These securities had gross unrealized losses of $16,233.

  The contractual maturities of mortgage securities were approximately 25.7 years as of June 30, 1997. The expected maturities of mortgage securities may differ from contractual maturities since borrowers have the right to prepay the obligations.

  Proceeds from the sales of two mortgage securities during the six months ended June 30, 1997 were $99.8 million. Gross gains of $42,112 were realized on these sales.

  All mortgage securities are pledged as collateral under various borrowing arrangements as described in Note 4.

NOTE 3. MORTGAGE LOANS

  Mortgage loans, all of which are secured by residential properties, consist of the following as of June 30, 1997 (in thousands):

   Outstanding principal.............................................. $290,293
   Unamortized premium................................................   14,157
                                                                       --------
   Amortized cost.....................................................  304,450
   Reserve for credit losses..........................................     (718)
                                                                       --------
                                                                       $303,732
                                                                       ========

                           NOVASTAR FINANCIAL, INC.

  Mortgage loans serve as collateral for various borrowing arrangements as discussed in Note 4.

  Collateral for approximately 36 percent of mortgage loans outstanding as of June 30, 1997 was located in California. The Company has no other significant concentration of credit risk. The Company expects the portfolio to become more diversified as a national sales force is fully developed. As of June 30, 1997, the Company's mortgage loans consisted primarily of single family mortgage residential loans, with interest rates ranging from 7.5 to 18.0 percent, none of which individually exceeded one percent of the outstanding aggregate balance of mortgage loans.

NOTE 4. BORROWINGS

  NovaStar has financed its mortgage assets through various arrangements, including a warehouse line of credit and repurchase agreements with brokerage firms. Mortgage loan originations have been financed in the short-term through a $50 million warehouse facility with First Union National Bank. In addition, the Company has a $300 million repurchase agreement with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation as another source of short-term financing. Borrowings under the warehouse facility generally bear interest at a spread over the Federal Funds rate. The warehouse facility matures in February 1998 and includes financial and non-financial covenants. Borrowings under the master repurchase agreement bear interest at various rates priced in connection with respective purchases of mortgage assets. The master repurchase agreement matures in January 1998 and also includes customary covenants. As of June 30, 1997, the Company was in compliance with all covenants under both agreements.

  Repurchase agreements used to finance mortgage securities bear interest at prevailing market rates and mature in 30 days to one year.

  The following table presents a summary of the Company's borrowings (dollars in thousands):

                                     AS OF JUNE 30, 1997
                                  --------------------------
                                           WEIGHTED            AVERAGE DAILY
                                  WEIGHTED DAYS TO           BALANCE DURING THE
                                  AVERAGE  RESET OR           SIX MONTHS ENDED
                                    RATE   MATURITY BALANCE    JUNE 30, 1997
Repurchase agreements secured by
 mortgage securities............    6.00%     85    $275,790      $ 56,226
Master repurchase agreement
 secured by mortgage loans......    6.44      30     264,250       132,937
Warehouse line of credit secured
 by mortgage loans..............    8.12       1      13,600        13,711
                                                    --------
  Total borrowings..............                    $553,640
                                                    ========

  No amounts were outstanding under borrowing arrangements as of December 31, 1996.

NOTE 5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  INTEREST RATE SWAP AND CAP AGREEMENTS NovaStar engages in various transactions which result in off-balance sheet risk. Interest rate swap and cap agreements are used in conjunction with on balance sheet liabilities to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. These instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the financial statements.

  Credit Risk NovaStar is exposed to credit risk on derivatives, limited to the cost of replacing contracts should the counterparty fail. The contract or notional value is not at risk in derivative contracts. NovaStar seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and through legal scrutiny of agreements. Prior to engaging in negotiated derivative transactions with

                           NOVASTAR FINANCIAL, INC.

any counterparty, NovaStar has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under such an agreement, on each payment exchange date all gains and losses of a counterparty are netted into a single amount, limiting exposure to the counterparty to any net positive value.

  Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The synthetic products created through these transactions are "matched" transactions for NovaStar. In these transactions, NovaStar generally does not take a market position, which could either positively or negatively affect its market risk exposure. The combination of off-balance sheet instruments with on-balance sheet liabilities leaves NovaStar in a market risk position that is designed to be a better position than if the derivative had not be used in interest rate risk management. Derivatives instruments used in matched transactions as described above are classified as derivatives held for purposes other than trading. No derivatives were held for trading purposes during the periods ended December 31, 1996 and June 30, 1997.

  Other Risk Considerations NovaStar is cognizant of the risks involved with financial derivatives. The Company's policies and procedures seek to mitigate risk associated with the use of financial derivatives in ways appropriate to its business activities, considering its risk profile as a limited end-user.

  The Company did not enter into any interest rate agreements during the period ended December 31, 1996. Derivatives held for purposes other than trading consisted of the following as of June 30, 1997 (dollars in thousands):

                                                         WEIGHTED AVERAGE
                                   UNREALIZED  WEIGHTED   INTEREST RATE     ACCRUED INTEREST
                         NOTIONAL ------------ DAYS TO  ------------------ ------------------
                          VALUE   GAINS LOSSES MATURITY RECEIVABLE PAYABLE RECEIVABLE PAYABLE
Interest rate swap
 agreements--
  Fixed rate pay........ $191,000  $17   $282    681       5.80%    6.33%    $2,180   $2,206

  As of June 30, 1997, the Company had also entered into interest rate cap agreements with a notional amount of $75 million. Under the terms of these agreements, the Company receives a variable rate of interest when three-month LIBOR rises above a contractual rate for which it pays a monthly premium. The agreements have a weighted cap rate of 6.30 percent and have weighted average maturity of 542 days. The Company had no amounts receivable under these agreements as of June 30, 1997.

NOTE 6. STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the Plan) provides for the grant of qualified incentive stock options (ISOs), stock options not so qualified (NQSOs), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights (DERs). ISOs may be granted to the officers and key employees of the Company. NQSOs and awards may be granted to the directors, officers, key employees, agents and consultants of the Company or any subsidiaries. Unless previously terminated by the Board of Directors, the Plan will terminate on September 1, 2006.

  In September 1996, options to acquire 10,000 shares of common stock were granted to non-officer directors for $.01 per share, an amount believed to be the fair value of such shares at that time. In December 1996, options to acquire 289,332 shares of common stock were granted to the founders (see note
7) for $15 per share, an amount believed to be greater than the fair value of such shares at that time. Also in December 1996, options to acquire 35,000 shares of common stock were granted to certain officers for $1.06 per share. In accordance with the provisions of APB Opinion No. 25, the Company will recognize compensation expense for the difference between such exercise price and the estimated fair value of the underlying shares, aggregating approximately

                           NOVASTAR FINANCIAL, INC.

$50,000 over their vesting period. Such options, along with the options granted to non-officer directors, vest over 4 years, have ten year terms and were granted with DERs. Compensation recognized during the six months ended June 30, 1997 aggregated $18,000. The options granted to the founders vest only after a qualified initial public offering (IPO) of common stock at a price of at least $15 per share, and were granted without DERs.

  No additional options were granted after December 1996; as of June 30, 1997, no options have been exercised or are eligible to be exercised.

   If the Company had recorded expense based on the fair value of the stock options at the grant date under SFAS No. 123, the Company's net loss would not have been materially different than as presented herein. The weighted average minimum fair value of stock options granted during 1996 was estimated to be $0.18 per share on the date of the grant. This value was determined using the Black-Scholes option pricing model assuming an expected life of five years, an annual risk-free interest rate of 7.0 percent and no annual expected dividend yield, as holders of common stock receive no dividend as long as preferred stock is outstanding.

  Pro forma net losses reflect only options granted and vested in fiscal 1996. Therefore, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net loss amount described above because compensation expense is reflected over the options' vesting period.

NOTE 7. STOCKHOLDERS' EQUITY

  The Company was initially capitalized by its founders in September 1996. In December 1996, the Company successfully completed its private placement offering of 3,549,999 units. Each unit consists of one share of convertible preferred stock and one warrant which entitles the holder thereof to purchase one share of common stock for $15.00 per share. The underwriter received 100,000 warrants in addition to underwriting discounts. The preferred stock automatically converts to one share of common stock upon the closing of a qualified IPO of at least $20 million and a price per share of at least $15.00. Alternatively, the preferred stock may convert at a lesser amount of proceeds or a lower price, if approved by two-thirds of the preferred shareholders, or at any time after December 1999 at the option of the holder. As long as the preferred stock is outstanding, holders thereof will receive 100 percent of dividends paid. The warrants become exercisable within six months following the closing of a qualified IPO and will remain exercisable until the third anniversary at an exercise price of $15.00 per share. The Company raised $47 million in the offering, net of $3 million of offering expenses.

  In addition, 216,666 units were issued in equal amounts to the two founders at a price of $15.00 per unit upon the closing of the private placement offering. Payment for such units was made by the founders delivering to the Company forgivable promissory notes, bearing interest at eight percent per annum and secured by the units acquired. Interest accrues during the first year and is added to principal due under the note. Thereafter, interest is payable quarterly, upon forgiveness or at maturity of the notes on December 31, 2001. The principal amount of the notes will be divided into three equal tranches. Payment of principal on each tranche will be forgiven if certain incentive performance tests are achieved. These notes have been reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheets. The forgiveness of the notes will result in compensation expense during the periods of forgiveness.

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made using amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

                           NOVASTAR FINANCIAL, INC.

  The estimated fair values of the Company's financial instruments as of June 30, 1997 are as follows (dollars in thousands):

                                                     CARRYING VALUE FAIR VALUE
   Financial assets:
     Mortgage securities............................    $284,348     $284,348
     Mortgage loans.................................     303,732      308,945
   Financial liabilities:
     Warehouse lines of credit......................      13,600       13,600
     Repurchase agreements..........................     540,040      541,038
   Off-balance sheet items--interest rate
    agreements......................................         --         1,180

  Market quotations are received for estimating the fair value of mortgage securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage loans, at prevailing market rates. The fair value of cash and cash equivalents and accrued interest receivable and payable approximates its carrying value.

  As of December 31, 1996, fair values of financial instruments approximated carrying values.

NOTE 9. COMMITMENTS AND CONTINGENCIES

  The Company leases facilities and equipment under operating leases. Rent expense and future obligations under these leases are not material to the consolidated financial statements.

  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 10. INCOME TAXES

  NovaStar has elected to be taxed as a REIT and accordingly will deduct, for income tax purposes, dividends paid on its common and preferred stock. Because NovaStar intends to pay dividends in amounts approximating its taxable income for the year ended December 31, 1997, no provision for income tax on the earnings of NovaStar have been provided in the accompanying consolidated financial statements. NMI and Holding are subject to Federal and state income taxes. However, during the periods ended December 31, 1996 and June 30, 1997, those entities experienced net operating losses. Because of uncertainties about these entities' ability to achieve profitable operations, no tax benefit has been recorded in the accompanying consolidated financial statements.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
The Company..............................................................  25
Use of Proceeds..........................................................  25
Dividend Policy and Distributions........................................  25
Dividend Reinvestment Plan...............................................  26
Dilution.................................................................  27
Capitalization...........................................................  28
Selected Consolidated Financial and Other Data...........................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  38
Management...............................................................  54
Principal Securityholders................................................  63
Certain Transactions.....................................................  65
Federal Income Tax Considerations........................................  67
Description of Capital Stock.............................................  76
Description of Warrants..................................................  81
Underwriting.............................................................  83
Legal Matters............................................................  85
Experts..................................................................  85
Available Information....................................................  85
Glossary.................................................................  86
Consolidated Financial Statements........................................ F-1

                                ---------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

 UNTIL (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                            NOVASTAR FINANCIAL, INC.

                                  COMMON STOCK

                                ---------------

                                   Prospectus
                                       , 1997

                                ---------------

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                             MONTGOMERY SECURITIES

--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

     SEC Registration.................................................. $18,818
     NASD Filing Fee...................................................  6,710
     Nasdaq National Market Listing Fee................................    *
     Legal Fees and Expenses...........................................    *
     Accounting Fees and Expenses......................................    *
     Printing Fees.....................................................    *
     Transfer Agent and Registrar Fees.................................    *
                                                                        -------
       Total........................................................... $   *
                                                                        =======

--------
* To be provided by amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

  None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

  In September and December 1996 the Registrant sold 216,666 shares of Common Stock to the two founders of the Registrant for $2,167 cash. Such shares were sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption provided by Section 4(2) thereof.

  In December 1996 the Registrant sold an aggregate of 3,333,333 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant, to approximately 180 "accredited investors" (as such term is defined under Rule 501(a) promulgated under the Act) for $49,999,995 cash and an additional 216,666 Units to the two founders of the Registrant for $3,249,999 in forgivable notes. Stifel, Nicolaus & Company, Incorporated acted as placement agent (the "Placement Agent") in connection with such issuance and received commissions and reimbursement of expenses totaling approximately $3,000,000 along with 100,000 Stock Purchase Warrants. Such shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) thereof and on Regulation D promulgated thereunder.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

  The law also provides for comparable indemnification for corporate officers and agents.

  The Registrant's Articles of Incorporation provide that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Underwriting Agreement, the Purchase Terms Agreement, Registration Rights Agreement and Founders Registration Rights Agreement, included as Exhibits 1.1, 10.1, 10.2 and 10.4, respectively, to the Registration Statement, provide for indemnification of the Registrant, its directors and certain of its officers against certain liabilities, including liabilities under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Consolidated Financial Statements (each included in the Prospectus):

    Balance Sheets
    Statements of Operations
    Statements of Stockholders' Equity
    Statements of Cash Flows
    Notes to Consolidated Financial Statements

  (b) Exhibits:

      1.1* Form of Underwriting Agreement
      3.1  Articles of Amendment and Restatement of the Registrant
      3.2  Articles Supplementary of the Registrant
      3.3  Bylaws of the Registrant
      4.1* Specimen Common Stock Certificate
      5.1* Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
      5.2* Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)

      8.1* Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
     10.1  Purchase Terms Agreement, dated December 6, 1996, between the
            Registrant and the Placement Agent.
     10.2  Registration Rights Agreement, dated December 9, 1996, between the
            Registrant and the Placement Agent.
     10.3  Warrant Agreement, dated December 9, 1996, between the Registrant and the Holders of the Warrants Acting Through the Registrant as
            the Initial Warrant Agent.
     10.4  Founders Registration Rights Agreement, dated December 9, 1996, between the Registrant and the original holders of Common Stock of the Registrant.
     10.5  Commitment Letter dated October 3, 1996 from General Electric
            Capital Group accepted by the Registrant.
     10.6  Master Repurchase Agreement dated as of January 31, 1997 among
            Merrill Lynch Mortgage Capital Inc., Merrill Lynch Credit
            Corporation and the Registrant.
     10.7  Mortgage Loan Warehousing Agreement dated as of February 20, 1997 between First Union National Bank of North Carolina and the
            Registrant.
     10.8  Employment Agreement, dated September 30, 1996, between the
            Registrant and Scott F. Hartman.
     10.9  Employment Agreement, dated September 30, 1996, between the
            Registrant and W. Lance Anderson.
     10.10 Promissory Note by Scott F. Hartman to the Registrant, dated
            December 9, 1996.
     10.11 Promissory Note by W. Lance Anderson to the Registrant, dated
            December 9, 1996.
     10.12 Stock Pledge Agreement between Scott F. Hartman and the
            Registrant, dated December 9, 1996.
     10.13 Stock Pledge Agreement between W. Lance Anderson and the
            Registrant, dated December 9, 1996.
     10.14 1996 Executive and Non-Employee Director Stock Option Plan, as
            last amended December 6, 1996.
     10.15 Administrative Services Outsourcing Agreement, dated June 30,
            1997, between the Registrant and NovaStar Mortgage, Inc.
     10.16 Mortgage Loan Sale and Purchase Agreement, dated as of June 30,
            1997, between the Registrant and NovaStar Mortgage, Inc.
     10.17 Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
     21.1  Subsidiaries of the Registrant (set forth in "The Company" in the
            Prospectus)
     23.1* Consent of Tobin & Tobin, a professional corporation (included in
            Exhibit 5.1)
     23.2* Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
     23.3* Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in Exhibit
            8.1)
     23.4  Consent of KPMG Peat Marwick LLP.

     24.1 Power of Attorney (set forth on signature page)
     27.1 Financial Data Schedule

--------
* To be filed by amendment.

ITEM 39. UNDERTAKINGS.

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTWOOD, STATE OF KANSAS, ON JULY 28, 1997.

                                          NovaStar Financial, Inc.


                                          By:     /s/ Scott F. Hartman
                                              ---------------------------------
                                                     Scott F. Hartman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott F. Hartman, W. Lance Anderson, Mark J. Kohlrus and Rodney E. Schwatken, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


           SIGNATURE                        POSITION                   DATE
           ---------                        --------                   ----
     /s/ Scott F. Hartman        Chairman of the Board,              July 28,
-------------------------------   Secretary, Chief Executive           1997
       Scott F. Hartman           Officer and Director
                                  (Principal Executive Officer)

     /s/ W. Lance Anderson       President, Chief Operating          July 28,
-------------------------------   Officer and Director                 1997
       W. Lance Anderson

      /s/ Mark J. Kohlrus        Senior Vice President,              July 28,
-------------------------------   Treasurer, Chief Financial           1997
        Mark J. Kohlrus           Officer (Principal Financial
                                  Officer)


           SIGNATURE                        POSITION                   DATE
           ---------                        --------                   ----
    /s/ Rodney E. Schwatken      Vice President, Controller,         July 28,
-------------------------------   Assistant Treasurer,                 1997
      Rodney E. Schwatken         (Principal Accounting
                                  Officer)

     /s/ Edward W. Mehrer        Director                            July 28,
-------------------------------                                        1997
       Edward W. Mehrer

    /s/ Gregory T. Barmore       Director                            July 28,
-------------------------------                                        1997
      Gregory T. Barmore

     /s/ Jenne K. Britell        Director                            July 29,
-------------------------------                                        1997
       Jenne K. Britell


                                 EXHIBIT INDEX

 EXHIBIT                                                                 PAGE
   NO.                      DESCRIPTION OF DOCUMENT                     NUMBER
 -------                    -----------------------                     ------
   1.1*  Form of Underwriting Agreement
   3.1   Articles of Amendment and Restatement of the Registrant
   3.2   Articles Supplementary of the Registrant
   3.3   Bylaws of the Registrant
   4.1*  Specimen Common Stock Certificate
   5.1*  Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
   5.2*  Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)
   8.1*  Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
  10.1   Purchase Terms Agreement, dated December 6, 1996, between
          the Registrant and the Placement Agent.
  10.2   Registration Rights Agreement, dated December 9, 1996,
          between the Registrant and the Placement Agent.
  10.3   Warrant Agreement, dated December 9, 1996, between the
          Registrant and the Holders of the Warrants Acting Through
          the Registrant as the Initial Warrant Agent.
  10.4   Founders Registration Rights Agreement, dated December 9,
          1996, between the Registrant and the original holders of
          Common Stock of the Registrant.
  10.5   Commitment Letter dated October 3, 1996 from General
          Electric Capital Group accepted by the Registrant.
  10.6   Master Repurchase Agreement dated as of January 31, 1997
          among Merrill Lynch Mortgage Capital Inc., Merrill Lynch
          Credit Corporation and the Registrant.
  10.7   Mortgage Loan Warehousing Agreement dated as of February 20,
          1997 between First Union National Bank of North Carolina
          and the Registrant.
  10.8   Employment Agreement, dated September 30, 1996, between the
          Registrant and Scott F. Hartman.
  10.9   Employment Agreement, dated September 30, 1996, between the
          Registrant and W. Lance Anderson.
  10.10  Promissory Note by Scott F. Hartman to the Registrant, dated
          December 9, 1996.
  10.11  Promissory Note by W. Lance Anderson to the Registrant,
          dated December 9, 1996.
  10.12  Stock Pledge Agreement between Scott F. Hartman and the
          Registrant, dated December 9, 1996.
  10.13  Stock Pledge Agreement between W. Lance Anderson and the
          Registrant, dated December 9, 1996.
  10.14  1996 Executive and Non-Employee Director Stock Option Plan,
          as last amended December 6, 1996.

 EXHIBIT                                                                 PAGE
   NO.                      DESCRIPTION OF DOCUMENT                     NUMBER
 -------                    -----------------------                     ------
  10.15  Administrative Services Outsourcing Agreement, dated June
          30, 1997 between the Registrant and NovaStar Mortgage, Inc.
  10.16  Mortgage Loan Sale and Purchase Agreement, dated as of June
          30, 1997 between the Registrant and NovaStar Mortgage, Inc.
  10.17  Flow Loan Subservicing Agreement, dated as of June 30, 1997 between the Registrant and NovaStar Mortgage, Inc.
  21.1   Subsidiaries of the Registrant (set forth in "The Company"
          in the Prospectus)
  23.1*  Consent of Tobin & Tobin, a professional corporation
          (included in Exhibit 5.1)
  23.2*  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
  23.3*  Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in
          Exhibit 8.1)
  23.4   Consent of KPMG Peat Marwick LLP.
  24.1   Power of Attorney (set forth on signature page)
  27.1   Financial Data Schedule

--------
* To be filed by amendment.